Exhibit 10.2
COMPOSITE VERSION reflects all amendments through May 29, 2009
29 May 2009
CS EUROPE FINANCE LIMITED and CS UK FINANCE LIMITED,
as the Borrowers and Guarantors
CAPITALSOURCE FUNDING III LLC and CSE QRS FUNDING I LLC
as Additional Guarantors
EACH OF THE CONDUIT LENDERS AND INSTITUTIONAL LENDERS
FROM TIME TO TIME PARTY HERETO AS LENDERS,
as the Lenders
EACH OF THE LENDER AGENTS
FROM TIME TO TIME PARTY HERETO AS LENDER AGENTS,
as the Lender Agents
EACH OF THE SWINGLINE LENDER AGENTS
FROM TIME TO TIME PARTY HERETO AS SWINGLINE LENDER AGENTS
as the Swingline Lender Agents
EACH OF THE CONDUIT LENDERS AND INSTITUTIONAL LENDERS
FROM TIME TO TIME PARTY HERETO AS SWINGLINE LENDERS,
as the Swingline Lenders
CAPITALSOURCE FINANCE LLC
as the Servicer
WACHOVIA BANK, N.A.
as the Administrative Agent and the Security Trustee
and
WACHOVIA SECURITIES INTERNATIONAL LTD.,
as Lead Arranger and Sole Bookrunner
AMENDED
€100,675,000 MULTICURRENCY FACILITY
AGREEMENT

TABLE OF CONTENTS

1. DEFINITIONS AND INTERPRETATION	2

2. THE FACILITY	43

3. PURPOSE	43

4. PROCEDURE FOR EXTENSION OF FACILITY	44

5. LOAN TRANSFERS	44

6. REPAYMENT, PRE-PAYMENT AND CANCELLATION	48

7. INTEREST	50

8. PAYMENT MECHANICS	52

9. COLLECTIONS AND ALLOCATIONS	55

10. PAYMENTS, COMPUTATIONS, ETC.	56

11. FEES	57

12. TAX GROSS UP AND INDEMNITIES	58

13. INCREASED COSTS	62

14. OTHER INDEMNITIES	64

15. INDEMNIFICATION AND EXPENSES	64

16. REPRESENTATIONS AND WARRANTIES	67

17. INFORMATION UNDERTAKINGS	76

18. GENERAL UNDERTAKINGS	78

19. PERMITTED TRANSFER AND SYNDICATION	82

20. EVENTS OF DEFAULT	84

21. CHANGES TO THE LENDERS	87

22. CHANGES TO THE BORROWERS	91

23. ROLE OF THE ADMINISTRATIVE AGENT AND THE SECURITY TRUSTEE	91

24. CONDUCT OF BUSINESS BY THE SECURED PARTIES	98

- i -

25. PAYMENT MECHANICS	98

26. BORROWER CROSS-GUARANTEE AND INDEMNITY	102

27. ADDITIONAL GUARANTEE	105

28. SET-OFF	108

29. NOTICES	109

30. CALCULATIONS AND CERTIFICATES	114

31. PARTIAL INVALIDITY	114

32. REMEDIES AND WAIVERS	114

33. AMENDMENTS AND WAIVERS	114

34. COUNTERPARTS	123

35. GOVERNING LAW	124

36. ENFORCEMENT	124

37. SERVICE OF PROCESS	124

- iv -

THIS AMENDED FACILITY AGREEMENT (this “Agreement”) is dated 29 May 2009 and made among:
(1)	CS EUROPE FINANCE LIMITED (“CSEF”), a wholly-owned subsidiary of CapitalSource Europe Limited. incorporated in England and Wales under registered number 6340019 and CS UK FINANCE LIMITED (“CSUF”), a wholly-owned subsidiary of CapitalSource UK Limited incorporated in England and Wales under registered number 6340034, each as a borrower and guarantor (each, a “Borrower” and together the “Borrowers” and each a “Guarantor” and together the “Guarantors”);

(2)	CAPITALSOURCE FUNDING III LLC, a special purpose bankruptcy remote wholly owned subsidiary of CapitalSource Finance LLC and CSE QRS FUNDING I LLC, a special purpose bankruptcy remote wholly owned subsidiary of CSE Mortgage LLC, (each an “Additional Guarantor”, and together, the “Additional Guarantors”);

(3)	EACH OF THE CONDUIT LENDERS FROM TIME TO TIME PARTY HERETO AND LISTED IN ANNEX B FROM TIME TO TIME AS A CONDUIT LENDER, (each a “Conduit Lender” and together the “Conduit Lenders”);

(4)	EACH OF THE INSTITUTIONAL LENDERS FROM TIME TO TIME PARTY HERETO AND LISTED IN ANNEX B FROM TIME TO TIME AS AN INSTITUTIONAL LENDER, (each an “Institutional Lender” and together the “Institutional Lenders”);

(5)	EACH OF THE LENDER AGENTS FROM TIME TO TIME PARTY HERETO AND LISTED IN ANNEX B FROM TIME TO TIME AS A LENDER AGENT, (each a “Lender Agent” and together the “Lender Agents”);

(6)	EACH OF THE CONDUIT LENDERS AND INSTITUTIONAL LENDERS LISTED IN ANNEX B FROM TIME TO TIME AS A SWINGLINE LENDER, (each, a “Swingline Lender”, together the “Swingline Lenders” and, together with the Conduit Lenders and the Institutional Lenders, the “Lenders”);

(7)	EACH OF THE SWINGLINE LENDER AGENTS FROM TIME TO TIME PARTY HERETO AND LISTED IN ANNEX B FROM TIME TO TIME AS A SWINGLINE LENDER AGENT, (each a “Swingline Lender Agent” and together the “Swingline Lender Agents”);

(8)	CAPITALSOURCE FINANCE LLC, as the servicer (the “Servicer”);

(9)	WACHOVIA BANK, N.A., as the administrative agent, (the “Administrative Agent”) and as the security trustee (the “Security Trustee”); and

(10)	WACHOVIA SECURITIES INTERNATIONAL LTD., as lead arranger (the “Lead Arranger”) and sole bookrunner (the “Sole Bookrunner”).
WHEREAS,

(A)	The parties hereto entered into a €250,000,000 multicurrency facility agreement dated 3 October 2007, as amended on 24 September 2008 and as amended on 10 February 2009 (the “Facility Agreement”) whereby the Lenders have made available to the Borrowers a multicurrency loan facility in order to finance the purchase and origination of certain Eligible Loans (as defined in the Facility Agreement), subject to the terms specified therein;

(B)	The parties hereto have agreed to make certain amendments to the Facility Agreement by a deed of amendment dated 29 May 2009 (the “Deed of Amendment”)’

(C)	The Amendment Agreement shall amend and restate the Facility Agreement as set out herein;

(D)	The Borrowers intend to re-finance the Facility through a non-managed collateralised debt obligation and transfer assets to companies which at the time of such transfer will be asset-holding or note-issuing companies for the purposes of Regulations 5 or 6 of The Taxation of Securitisation Companies Regulations 2006;

(E)	Each of the Borrowers intends to retain a profit of not less than €5,000 per annum;

(F)	Each of the Borrowers intends that it will satisfy the payments condition provided in Regulation 11 of The Taxation of Securitisation Companies Regulations 2006. Each of the Borrowers therefore enters into this Agreement with the intention that if it receives any amounts (“R”) during an accounting period (as defined in section 12 of the Income and Corporation Taxes Act 1988), it will pay out to parties, during that accounting period or within 18 months after the end of that accounting period, the total amount of R minus: (i) any amount retained as profit; (ii) any amount reasonably required to provide for losses or expenses arising from its business; and (iii) any amount reasonably required to maintain or enhance its creditworthiness; and

(G)	Each of the Borrowers also intends to ensure that any amounts that: (i) are no longer reasonably required to provide against losses or expenses arising from its business; (ii) are no longer reasonably required to maintain such Borrower’s creditworthiness; or (iii) are required to be used to meet such losses or expenses, will be added to R for purposes of the preceding paragraph for the accounting period in which such amounts are determined to no longer be required or are used.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Bank” means Bank of America, N.A. or any replacement Account Bank appointed pursuant to the terms of the Servicing Agreement.

“Accreted Interest” shall mean the accrued interest on a PIK Loan that is added to the principal amount of such PIK Loan instead of being paid as it accrues.

“Accrual Period” means, with respect to (i) the first Payment Date, the period from and including the date of the Initial Advance, to and including the last day of the calendar month immediately preceding the first Payment Date and (ii) any subsequent Payment Date, the period from and including the first calendar day of the calendar month in which the immediately preceding Payment Date occurred, to and including the last day of the calendar month immediately preceding such subsequent Payment Date.

“Additional Cost Rate” has the meaning given to it in ANNEX C (Mandatory Cost Formulae).

“Additional Guarantee” means the guarantee granted by the Additional Guarantors in Clause 27.

“Adjusted Balance” on any date of determination shall be calculated as follows:
(i)	for any Defaulted Loan, the Outstanding Loan Balance of such Loan multiplied by the lesser of (a) the Recovery Rate or (b) 100% minus the percentage equivalent of specific reserves taken by the Servicer for such Loan per the Credit and Collection Policy, provided that if a Loan is and continues to be a Defaulted Loan for a period of one year, the Adjusted Balance will be reduced to zero; and

(ii)	for any Loan rated 5 or 6 (but not a Defaulted Loan), the Outstanding Loan Balance of such Loan multiplied by 100% minus the percentage equivalent of specific reserves taken by the Servicer for such loan per the Credit and Collection Policy.
“Administrative Agent’s Accounts” means the accounts set out on ANNEX E attached hereto.

“Advance” means any outstanding advance of funds by the Lenders to the Borrowers under the terms of this Agreement.

“Advance Cut-Off” means 11:00 a.m. (London time) on the day falling two Business Days after the Funding Date in respect of an Advance.

“Advances Outstanding” means on any day, the aggregate principal amount outstanding of Advances made under the Facility by the Lenders on such day, after giving effect to all repayments of Advances on such day; provided that the Advances Outstanding may be reduced by:
(a)	Principal Collections; and

(b)	Repayments,
provided further that the principal amount of any Advance in an Alternative Currency shall in each case other than for the purpose of calculating the Cost of Funds, be computed using the Euro Equivalent of such Advance on such day.

“Affected Party” means the Administrative Agent, each Lender Agent, each Lender, all assignees and participants of the Lenders including any Conduit Assignee,

any successor to Wachovia Bank, N.A. as Administrative Agent and any sub-agent of the Administrative Agent.

“Affiliate” with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting shares, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing; provided that in the case of the Servicer or any Subsidiary, “Affiliate” shall not include any Obligor or any Person in which a Borrower has a Portfolio Investment.

“Aggregate Outstanding Loan Balance” means, as of any date of determination, the sum of the Outstanding Loan Balances of all Eligible Loans included as part of the Collateral on such date (x) minus the Outstanding Loan Balances of all Defaulted Loans included as part of the Collateral on such date, (y) minus the Outstanding Loan Balances of all Loans rated 5 or 6 (except those which have been designated as Defaulted Loans) and (z) plus the aggregate Adjusted Balances of Defaulted Loans and the aggregate Adjusted Balances of Loans rated 5 or 6; provided that there shall be no double counting of Loans as between items x, y and z.

“Aggregate Combined Facility Unpaids” has the meaning given to the term “Aggregate Unpaids” in the Combined Facility.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all unpaid Advances Outstanding, Cost of Funds, Breakage Costs and all other amounts owed by the relevant Borrower to the Lenders, the Lender Agents, the Swingline Lender Agents, the Administrative Agent, the Servicer, the Successor Servicer, the Account Bank and the Security Trustee hereunder or under the other Transaction Documents (including, without limitation, all Indemnified Amounts, other amounts payable under Clause 14 and amounts required to be paid under Clause 12 to any Indemnified Party) or by a Borrower or any other Person under any fee letter delivered in connection with the transactions contemplated by this Agreement, in each case whether due or accrued.

“Alternative Currency” means, at any time, any of Dollars, Pounds Sterling, and, with the agreement of each Lender, any other Currency other than Euro, so long as, in respect of any Currency that is to be considered an Alternative Currency, at such time:
(a)	such Currency is dealt with in the London interbank deposit market;

(b)	such Currency is freely transferable and convertible into Euro in the London foreign exchange market; and

(c)	no central bank or other governmental authorisation in the country of issue of such Currency is required to permit use of such Currency by any Lender for making an Advance hereunder or to permit the relevant Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorisation has been obtained and is in full force and effect.

“Alternative Currency Account” means any of the accounts established by the Account Bank from time to time for the purpose of receiving amounts denominated in an Alternative Currency other than Dollars and Pounds Sterling.

“Alternative Currency Equivalent” means, with respect to any amount stated in Euro, the amount of the applicable Alternative Currency that would be required to purchase such amount stated in Euro on any date of calculation, based on the spot selling rate determined by the Administrative Agent, in its sole discretion, for delivery 2 Business Days later.

“Amendment Date” means 29 May 2009.

“Amortisation Period” means the period beginning on the Amendment Date and ending on the Collection Date.

“Applicable Law” means for any Person or property of such Person, all applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority and applicable judgments, decrees, injunctions, writs, orders, or line action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Approved Country” means each Group I Country, Group II Country or Group III Country.

“Approved Currency” means Norwegian Krone, Swedish Krona or such other Currency approved in writing by the Administrative Agent in its sole discretion, so long as, in respect of any Currency that is to be considered an Approved Currency, at such time:
(a)	such Currency is dealt with in the London interbank deposit market;

(b)	such Currency is freely transferable and convertible into Euro in the London foreign exchange market; and

(c)	no central bank or other governmental authorisation in the country of issue of such Currency is required to permit use of such Currency by any Lender for making an Advance hereunder or to permit the relevant Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorisation has been obtained and is in full force and effect.
“Available Funds” means with respect to any Payment Date, (a) all amounts held in or credited to the Collection Accounts (including, without limitation, any Collections on any of the Collateral) as of the later of (i) the immediately preceding Determination Date or (ii) the date of the calculations set out in the most recent Borrower Notice and (b) all amounts held in or credited to the Reserve Fund as of the immediately preceding Determination Date.

“Base Currency” means Euro.

“Base Rate” means in relation to Advances in (i) Dollars, an interest rate per annum equal to WBNA’s LIBOR market index rate (“LMIR”) as determined by the Administrative Agent in its sole discretion or, if a LIBOR Disruption Event has occurred and is continuing, the higher of the Federal Funds Rate in effect on such day plus 0.50% per annum and the Prime Rate in effect on such day, (ii) Pounds Sterling, the base rate as set by the Monetary Policy Committee of the Bank of England plus 0.50% per annum and (iii) Euro, the main refinancing rate as set by the European Central Bank plus 0.50% per annum.

“Basel II Framework” means the framework for measuring the capital adequacy of banks in the form set out in the paper entitled “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” issued by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement.

“Borrower Cross-Guarantee” means the guarantee of each Borrower in respect of the payment obligations of each other Borrower pursuant to Clause 26;

“Borrower Cut-Off Date” means, with respect to each Loan, the date such Loan is originated or otherwise acquired by the relevant Borrower, on and after which Collections on such Loan become included as part of the Collateral.

“Borrower Notice” means a written notice, in the form of Exhibit A-1 or Exhibit A-2, as applicable, to be used for each repayment of each Advance or termination or reduction of the Facility Amount or prepayments of Advances.

“Breakage Costs” means any amount or amounts as shall compensate a party for any loss, cost or expense incurred by such party (as reasonably determined by the applicable Lender Agent on behalf of such Lender) as a result of (i) a prepayment by a Borrower of Advances Outstanding (including Advances Outstanding in an Alternative Currency) or Interest prior to the end of the then applicable Interest Period, (ii)(a) solely in the case of a Conduit Lender, the excess, if any, of the CP Rate over the Interest Rate, as applicable, and, (b) solely in the case of a Borrower, the excess, if any, of the Interest Rate over the CP Rate or (iii) solely in the case of an Institutional Lender, the excess, if any, of the applicable EURIBOR Rate or LIBOR Rate over the applicable Base Rate for the number of days that the relevant Advance is outstanding. All Breakage Costs shall be due and payable upon the next Payment Date following notification to the Administrative Agent, subject to and in accordance with Clause 7.4.1. The determination by (x) in the case of Breakage Costs payable to a Lender, the applicable Lender Agent of the amount of any such loss or expense shall be set out in a written notice to the Borrower and (y) in the case of Breakage Costs payable to a Borrower by a Conduit Lender as contemplated by clause (ii)(b) above, the applicable Lender Agent of the amount of any such loss or expense shall be set out in a written notice to such Borrower, which, in each case, shall be conclusive absent manifest error. Breakage Costs shall be paid in the currency in which such costs are incurred by the relevant Lender.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York City and in relation to any date for payment or purchase of: (i) a Currency other than Euro, the Principal Financial Centre of the country of that Currency; or (ii) Euro, any TARGET Day that is also a day on which dealings in deposits are conducted by and between banks in the London Interbank market.

“Capital Expenditures” means, with respect to any Person and for any period, the sum of capital expenditures and payments under Capitalised Leases of such Person for such period determined and consolidated in accordance with GAAP.

“Capitalised Leases” means, with respect to any Person, leases of (or other agreements conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as capital leases on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

“CapitalSource Europe Limited.” means CapitalSource Europe Limited., a company incorporated in England and Wales with registered number 5433665.

“Change-in-Control” means the date on which (a) the Servicer ceases to be CapitalSource Finance LLC or an Affiliate thereof, (b) CapitalSource Inc. ceases to hold, either directly or indirectly, more than 50% (or such greater percentage that may be necessary to maintain a controlling interest) of the share capital in CapitalSource Finance LLC, CapitalSource Europe Limited., and CapitalSource UK Limited and 100% of the share capital in each of the Borrowers, (c) CapitalSource Europe Limited. ceases to hold 100% of the share capital in CSEF or (d) CapitalSource UK Limited ceases to hold 100% of the share capital in CSUF.

“Charged Account Control Deed” means the charged account control deed dated 3 October 2007 entered into by each Borrower with the Account Bank and the Security Trustee.

“Closing Date” means 3 October 2007.

“Collateral” means all right, title and interest, whether now owned or hereafter acquired or arising, and wherever located, of the Borrowers, in and to property owned, directly or indirectly, by the Borrowers, including, without limitation, the property described in paragraphs (i) through (x) below and all accounts, cash and currency, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to any of the following:
(i)	the Loans, and all monies due or to become due in payment of such Loans on and after the related Borrower Cut-Off Date, including but not limited to all Collections and all obligations owed to the Borrowers in connection with such Loans;

(ii)	any Related Property securing or purporting to secure the Loans (to the extent the relevant Borrower has been Granted Security thereon) including the related Security Granted by the Obligor under such Loans and all proceeds from any sale or other disposition of such Related Property;

(iii)	all Security and property subject thereto from time to time purporting to secure payment of any Loan, together with all security registration filings required under the laws of the relevant jurisdiction relating thereto;

(iv)	all claims, suits, causes of action, and any other right of the Borrowers, whether known or unknown, against the related Obligors, if any, or any of their respective Affiliates, agents, representatives, contractors, advisors, or any other Person that in any way is based upon, arises out of or is related to any of the foregoing, including, to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, professional negligence claims, and claims under any law governing the purchase and sale of, or indentures for, securities), suits, causes of action, and any other right of the Borrowers against any lawyer, accountant, financial advisor, or other Person arising under or in connection with the related Loan Documents;

(v)	all cash, securities, or other property, and all setoffs and recoupments, received or effected by or for the account of the Borrowers under such Loans (whether for principal, interest, fees, reimbursement obligations, or otherwise) after the related Borrower Cut-Off Date, including all distributions obtained by or through redemption, consummation of a plan of reorganisation, restructuring, liquidation, or otherwise of any related Obligor or the related Loan Documents, and all cash, securities, interest, dividends, and other property that may be exchanged for, or distributed or collected with respect to, any of the foregoing;

(vi)	all Insurance Policies;

(vii)	the Loan Documents with respect to the Loans;

(viii)	all warrants, preferential rights to subscribe, convertibles or other instruments received as consideration for entering into the Loans;

(ix)	each Collection Account and the Reserve Fund, together with all funds held in or credited to such accounts, and all certificates and instruments, if any, from time to time representing or evidencing each of the foregoing or such funds;

(x)	the proceeds of each of the foregoing; and

(xi)	all other property of the Borrowers,
but excluding

(a) any of the foregoing which has been the subject of a Permitted Transfer; and

(b) any Retained Interest or any of items (i) to (xii) above to the extent they relate exclusively to a Retained Interest or a portion of a loan representing a Retained Interest.

“Collateral Custodian” means Wells Fargo Bank, National Association, or any other Person approved by the Administrative Agent to act as collateral custodian pursuant to the terms of the Custody Agreement in respect of any US Loans acquired or held by the Borrowers.

“Collection Account” means each of the Dollar Collection Account, the Euro Collection Account and the Pounds Sterling Collection Account.

“Collection Date” means the date following the Termination Date on which the Obligations have been reduced to zero and irrevocably paid in full other than contingent indemnification obligations.

“Collection Excluded Amounts” means any amount received by a Borrower on or with respect to any Collateral, which amount is attributable to (a) the payment of any tax, fee or other charge imposed by any Governmental Authority on such Loan, (b) any amount representing a reimbursement of insurance premiums and (c) any amount with respect to the Loan or other Collateral which has been the subject of a Permitted Transfer (if the relevant Borrower has decided that such Loan is no longer to be included in the Collateral), to the extent such amount is attributable to a time after the effective date of the Permitted Transfer.

“Collection Period” means with respect to the first Payment Date, the period from and including the Closing Date to and including the Determination Date preceding the first Payment Date; and thereafter, the period from but excluding the Determination Date preceding the previous Payment Date to and including the Determination Date preceding the current Payment Date.

“Collections” means:
(a)	all cash collections or other cash proceeds received by the Borrowers (or any Affiliate of a Borrower) or the Servicer (or any Affiliate of the Servicer) on behalf of the Borrowers, from any source in payment of any amounts owed in respect of a Loan (including, without limitation, any Remaining Loan), including, without limitation, Interest Collections, Principal Collections, Insurance Proceeds, interest earnings in the Collection Accounts, all Recoveries and any other funds received by or on behalf of the Borrowers with respect to any Collateral; and

(b)	all funds received from the Combined Facility, in accordance with such facility’s priority of payments, or under the Additional Guarantee, but shall exclude any Collection Excluded Amounts.

“Combined Facility” means the $ 106,518,000 Sale and Servicing Agreement to be entered into between CapitalSource Funding III LLC, CSE QRS Funding I LLC, Wachovia Capital Markets LLC and others dated 29 May 2009, as the same may be amended from time to time.

“Combined Facility Guarantee” means the guarantee of the Combined Facility granted by CSEF and CSUF in Article XIV of the Combined Facility to guarantee the payment of the “Aggregate Combined Facility Unpaids”.

“Combined Facility Secured Party” has the meaning given to “Secured Party” in the Combined Facility.

“Committed Conduit Lender” means each of the Conduit Lenders identified as such in ANNEX B from time to time and any other Person to which such Committed Conduit Lender may assign all or a portion of its Commitment and its rights and obligations under this Agreement that is committed to fund Advances hereunder.

“Commitment” means with respect to each Lender Group, the commitment (without duplication) of each Institutional Lender or each Committed Conduit Lender in such Lender Group to make Advances, in accordance herewith in an amount not to exceed (a) prior to the Termination Date, the amount set out opposite such Lender’s name in ANNEX B hereto and (b) on and after the Termination Date, the outstanding Advances of such Lender.

“Commitment Fee” means a Commitment Fee, payable in arrears on each Payment Date in Euro in respect of each Accrual Period, equal to the sum of the products for each day during the applicable Accrual Period of (i) one divided by 360, (ii) the applicable Commitment Fee Rate and (iii) the amount of each Lender’s Commitment on such day minus the Advances outstanding funded by each such Lender on such day, except that in the case of the First Payment Date, the Accrual Period for purposes of the Commitment Fee shall be deemed to begin on (and include) the Closing Date and end on (and include) the last day of the calendar month immediately preceding the First Payment Date. For the avoidance of doubt, no Commitment Fee shall accrue on or after the Amendment Date.

“Commitment Fee Rate” means the rate set out in the Fee Letter.

“Concentration Limits” means, on any day prior to the Amendment Date, each of the following (each limit stated as a percentage shall be calculated on the basis of a percentage of the Aggregate Outstanding Loan Balance unless otherwise indicated), without double counting:
(a)	the sum of the Outstanding Loan Balances of Eligible Loans which have been included as part of the Collateral for 24 months or more shall not exceed 70%.

(b)	the sum of the Outstanding Loan Balances of all Eligible Loans to a single Obligor (including affiliates thereof) shall not exceed the greater of 8% and €18,000,000; provided that the Outstanding Loan Balances of all Eligible Loans to the single largest Obligor (including affiliates thereof) shall not exceed the greater of 8% and €30,000,000 and the Outstanding Loan Balances of all Eligible Loans to the second largest Obligor (including affiliates thereof) shall not exceed the greater of 8% and €21,000,000.

(c)	the sum of the Outstanding Loan Balances of all Eligible Loans divided by the number of Obligors (including affiliates thereof) shall not exceed the greater of 2.5% and €11,500,000.

(d)	the sum of the Outstanding Loan Balances of all Eligible Loans to Obligors which are in the same Industry (as defined by Moody’s Industry Classifications) for each of the three largest industry concentrations shall not exceed the greater of 15% and €37,500,000 and the greater of 15% and €27,500,000 for each other Industry.

(e)	the sum of the Outstanding Loan Balances of Eligible Loans that are denominated in Dollars shall not in the aggregate exceed the greater of 40% or €70,000,000;

(f)	the sum of the Outstanding Loan Balances of all Eligible Loans denominated in an Approved Currency shall not in the aggregate exceed the greater of 10% or €15,000,000;

(g)	the sum of the Outstanding Loan Balances of Eligible Loans that have a risk rating of 4, 5 or 6 according to the Servicer’s Credit and Collection Policy shall not exceed 20%, 10% and 0%, respectively;

(h)	the sum of the Outstanding Loan Balances of Eligible Loans denominated in Pounds Sterling shall not in aggregate exceed the greater of 50% and €100,000,000;

(i)	the sum of the Outstanding Loan Balances of Eligible Loans that are unsecured loans shall not exceed zero; and

(j)	The sum of the Outstanding Loan Balances of Eligible Loans that are Sub-Participation Loans and Regulatory Sub-Participation Loans in the aggregate shall not exceed the greater of the aggregate percentage and Euro limits outlined in the following table:

Granting Institution Rating		Aggregate € Limit
Moody’s/S&P	Aggregate % Limit	(millions)
Aa3/AA- and higher	20%	€32.5
A2/A to but excluding Aa3/AA-	10%	€16
Regulatory Sub-Participation Loans granted by CSEL	10%	€10
Note:	The limits outlined in the table above are cumulative (i.e. the limit of Aa3/AA- and higher will include both Sub-Participation Loans granted by A2/A to but excluding Aa3/AA- rated institutions and Regulatory Sub-Participation Loans) provided that the Borrower shall only acquire such Regulatory Sub-Participation Loans if there are tax or regulatory reasons which prevent direct acquisition of such Eligible Loan.

“Conduit Assignee” means any special purpose entity that finances its activities directly or indirectly through the issuance of asset backed commercial paper and is administered by a Lender Agent or any Affiliate thereof and is designated by a Lender Agent from time to time to accept an assignment from a Conduit Lender of all or a portion of such Conduit Lender’s Advances.

“Conduit Lender” means any Committed Conduit Lender (subject to Clause 33.19) and any other special purpose entity that finances its activities directly or indirectly through asset backed commercial paper as may from time to time become a Lender hereunder by executing and delivering a Transfer Certificate to the Administrative Agent and the Borrowers as contemplated by Clause 21.1 and identified as a Conduit Lender in ANNEX B from time to time; provided that each Conduit Lender shall be a party to a Liquidity Purchase Agreement.

“Contractual Obligation” means, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

“Cost of Funds” shall mean, in respect of each Accrual Period, the aggregate of the Usage Fee and the applicable Interest Rate(s) and based upon Advances Outstanding.

“Country Grouping” means either a Group I Country, Group II Country or Group III Country being the country group to which a Loan is attributed by the Servicer acting reasonably and in good faith based first on where a majority of the Obligor’s revenues are generated, secondly on where the Obligor’s primary operations are conducted and third on where the Obligor’s head office is located. For the avoidance of doubt, each Loan shall be attributed to only one Country Group.

“CP Rate” means, for any Interest Period, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by a Conduit Lender from time to time as interest on or otherwise (by means of interest rate hedges or otherwise taking into consideration any incremental carrying costs associated with short-term promissory notes issued by such Conduit Lender maturing on dates other than those certain dates on which such Conduit Lender is to receive funds) in respect of the commercial paper issued by such Conduit Lender that are allocated, in whole or in part, by the applicable Lender Agent (on behalf of such Conduit Lender) to fund or maintain the Advances Outstanding during such period, as determined by the applicable Lender Agent (on behalf of such Conduit Lender) and reported to the relevant Borrower and the Servicer, which rates shall reflect and give effect to (i) the commissions of placement agents and dealers in respect of such promissory notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by the applicable Lender Agent (on behalf of such Conduit Lender) and (ii) other borrowings by such Conduit Lender, including, without limitation, borrowings to fund Dollar, GBP or Euro amounts that are not easily accommodated in the commercial paper market; provided that if any component of such rate is a discount rate, in calculating the CP Rate, the applicable Lender Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“Credit and Collection Policy” means the credit and collection policy of the Servicer in effect on the Closing Date and attached hereto as Exhibit C, furnished to the Administrative Agent by the Servicer as the same may be amended, modified or supplemented from time to time in accordance with this Agreement and the Servicing Agreement.

“CSEF” means CS Europe Finance Limited, a company incorporated in England and Wales with registered number 6340019.

“CSUF” means CS UK Finance Limited, a company incorporated in England and Wales with registered number 6340034.

“Currency” means Euro, Dollars, Pounds Sterling or any other currency selected with the unanimous consent of all of the Lenders.

“Currency-Specific Borrowing Base” means on any date of determination, in respect of any Currency, an amount equal to (i) the sum of the aggregate Outstanding Loan Balance of all Eligible Loans denominated in such Currency minus (ii) any Defaulted Loans denominated in such Currency and minus (iii) the sum of the aggregate Outstanding Loan Balances of all Loans denominated in that currency rated 5 or 6 and plus (iv) the aggregate Adjusted Balances of all Defaulted Loans and Loans rated 5 or 6 which are denominated in that currency provided that there shall be no double counting of Loans as between items (ii) (iii) or (iv).

“Currency-Specific Maximum Availability” means at any time, in respect of any Currency, an amount equal to the sum of (i) the Currency-Specific Borrowing Base for such Currency and (ii) the amount of Principal Collections on deposit in the Collection Accounts received in reduction of the Outstanding Loan Balance of any Loan denominated in such Currency.

“Custody Agreement” means any custody agreement entered into between a Borrower or the Borrowers, the Security Trustee and Wells Fargo Bank, National Association or such other Person as approved for such purpose by the Administrative Agent providing for custodial arrangements in respect, inter alia, of any US Loans acquired or held by the Borrowers.

“Debentures” means the debentures, dated on or about the Closing Date and in a form satisfactory to the Administrative Agent, granted by the Borrowers in favour of the Security Trustee.

“Deed of Subordination” means the deed of subordination, dated the date hereof, between, inter alia, the Borrowers, the Lenders, CSEL, the Security Trustee and the Administrative Agent as the same may be amended or supplemented from time to time.

“Default” shall mean any event or circumstance specified in Clause 20.1, other than under Clause 20.1.16 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Transaction Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulted Loan” means any Loan: (i) that (a) in the case of Loans with interest payable no less frequently than quarterly, is 90 days or more past due on any principal or interest payment, (b) in the case of Loans with interest payable less frequently than quarterly, is 5 or more days past due on any principal or interest payment, (ii) has been modified, waived or varied due to an inability (or potential inability) of the Obligor to pay principal or interest, (iii) is on non-accrual status, (iv) is due from an Obligor that is not paying interest or principal payments on a current basis when due, (v) for which the related Obligor has become subject to an Insolvency Proceeding or (vi) in respect of which the Servicer has determined that the related Obligor is Insolvent or that such Loan is not collectible in full, provided that a Loan will cease to be a Defaulted Loan under (i) above if the Obligor pays all arrears in full and remains current on its scheduled interest and principal payments under such Loan for a period of at least 90 days.

“Delayed Draw Term Loan” means a Loan that is fully committed on the initial funding date of such Loan and is required to be fully funded in one or more instalments on draw dates to occur within one year of the initial funding of such Loan but which, once all such instalments have been made, has the characteristics of a Term Loan.

“Derivatives” means any exchange-traded or over-the-counter (a) forward, future, option, swap, cap, collar, floor, foreign exchange contract, any combination thereof, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (b) any similar transaction, contract, instrument, undertaking or security, or (c) any transaction, contract, instrument, undertaking or security containing any of the foregoing.

“Determination Date” means the last day of each calendar month.

“Discharged Rights and Obligations” has the meaning given in Clause 21.4.3(a).

“Discretionary Sale” has the meaning given in Clause 5.2.1.

“Discretionary Sale Date” means the Business Day identified by the Borrower to the Administrative Agent in a Discretionary Sale Notice as the proposed date of a Discretionary Sale.

“Discretionary Sale Notice” has the meaning given in Clause 5.2.1(a).

“Distribution” has the meaning given in Clause 18.1.1(h).

“Dollar Collection Account” means the account specified in Schedule 7 of the Servicing Agreement maintained in the name of the Borrowers for the purpose of receiving Collections in Dollars at the Account Bank or any replacement account designated as the “Dollar Collection Account” which the Borrowers (or the Servicer on behalf of the Borrowers) may open with the Account Bank in accordance with clause 5.3 of the Servicing Agreement.

“Dollars” or “$” means the lawful currency of the United States of America.

“Eligible Loan” means any Loan included on the Loan List that satisfies each of the following requirements on the Amendment Date:
(i)	the Loan is a Senior Secured Loan or Subordinated Loan;

(ii)	(a) the relevant Borrower has good legal and beneficial title to, and is the sole owner of, such Loan, (b) the relevant Borrower has Granted to the Security Trustee a valid and effective security interest in the Loan and Related Property in accordance with the terms of the Security Document or other instrument purporting to create such security interest, subject to any filing, registration or notarisation (including registration of a debenture necessary to perfect such security interests in circumstances where perfection is required pursuant to the Transaction Documents and to make such security interest enforceable and effective), for the benefit of the Secured Parties and (c) all original loan documents required to be delivered to the Collateral Custodian or CSEL (or applicable affiliate thereof), with respect to such Loan, have been or will be delivered within a reasonable and customary timeframe from the applicable funding date;

(iii)	the Loan, together with the related Loan Documents or other instruments evidencing the relevant Borrower’s rights in relation to or interest in the Loan, (a) is in full force and effect and subject to relevant priority of payments provisions or intercreditor arrangements in the Loan Documents relating to the relevant Loan, constitutes the legal, valid and binding obligation of the Obligor of such Loan to pay the stated amount of the Loan and interest thereon, and the related Loan Documents are enforceable against such Obligor in accordance with their respective terms and (b) has not had asserted with respect to it any right of rescission, setoff, counterclaim, defence or other material dispute;

(iv)	all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority or any other person required to be obtained, effected or given in connection with the making of such Loan and taking security in any related collateral (“Approvals”) have been obtained, effected or given and are in full force and effect or if any Approval is not obtained, such approval is obtained within 60 days of the date on which such Loan is advanced to the related Obligor, provided that such an Approval is limited to approvals required for the purpose of the target group in an acquisition financing to perfect any up-stream security package and further provided that, any Loan made as a share acquisition facility that does not yet fully comply with criterion (iv) above solely due to pending “whitewash procedures” or similar procedures will not be deemed ineligible for this reason alone, provided that (a) such Loan is granted a valid and effective security interest in 100% of the ownership interest of the related Obligor, (b) no other person has any senior or pari passu security interest over the assets that are expected to secure the Loan upon the completion of the “whitewash procedures” unless the Loan is not a senior secured loan and the sole person(s) with any senior or pari passu interest(s) is/are the senior creditor(s) ranking prior to the Loan as contemplated in the Loan Documents and (c) if the “whitewash procedures” are not completed within 60 days of the initial funding of such Loan, such Loan will be classified as a Subordinated Loan until the “whitewash procedures” have been completed;

(v)	the Loan was originated, documented, closed or purchased in accordance with the terms of the Credit and Collection Policy and arose in the ordinary course of the Borrower’s business from the extension of credit to the Obligor thereof;

(vi)	such Loan was originated or purchased pursuant to the business plan of CSEL and its Affiliates in Europe;

(vii)	as of the date such Loan is first included in the Collateral, (a) such Loan is not more than 10 days delinquent in payment of principal or interest, (b) such Loan has not been more than 30 days delinquent in payment of either principal or interest in the trailing 36-month period (unless otherwise approved by the Administrative Agent), and (c) on the date such Loan was originated or acquired by the relevant Borrower, no other loan and/or extension of credit to the related Obligor was more than 30 days delinquent in payment of either principal or interest in the trailing 36 month period;

(viii)	such Loan was purchased at a price of not less than 85% of its par value;

(ix)	from and after the date on which the relevant Borrower purchased or originated such Loan, the Loan is not a Materially Modified Loan and such Loan is not a loan (including, without limitation, a new loan that replaced a prior loan by the relevant Borrower or any of its Affiliates to the Obligor that was a Defaulted Loan) or extension of credit by such Borrower to the Obligor for the purpose of (a) reducing or delaying payments due on such Loan, (b) preventing such Loan or any other loan to such Obligor from becoming past due or (c) causing a Defaulted Loan to cease to be so classified; provided that the foregoing provisions of this paragraph (ix) shall not include any loan and/or extension of credit provided solely for refinancing purposes at such Loan’s original scheduled maturity date;

(x)	the proceeds of such Loan will not be used to finance activities of the type engaged in by businesses classified as residential building construction, non-residential building construction or utility system construction;

(xi)	any applicable taxes in connection with the transfer of such Loan have been paid or will be paid when due and the Obligor has been given any assurances (including with respect to the payment of transfer taxes and compliance with securities laws) required by the Loan Documents in connection with the transfer of the Loan;

(xii)	payments of interest on such Loan are not subject to withholding or similar tax imposed by any governmental authority unless (a) such withholding or similar tax can be sheltered in full under an applicable “double tax treaty” in respect of which the Obligor and the relevant Borrower have complied with all necessary formalities for such shelter to be applicable or (b) subject to completion of the necessary formalities and to customary provisions such as tax credit or tax mitigation provisions the Obligor is required to make “gross-up” payments on an after-tax basis for the full amount of such tax;

(xiii)	the Loan is denominated and payable only in Euro or in an Alternative Currency and the related Loan Documents do not permit such Loan to be repaid in any Currency other than the Currency in which such Loan was made, provided that certain Loans may be denominated in an Approved Currency subject to currency hedging acceptable to the Administrative Agent (in each case determined in its sole discretion) for each such Loan individually;

(xiv)	such Loan provides for (x) periodic payments of a portion of accrued and unpaid interest in cash on a current basis, no less frequently than semi-

annually of not less than (a) 4% if the Loan is a fixed rate loan or (b) 1.25% if the Loan is a Senior Secured Loan with a floating interest rate, or (c) 2% if the Loan is a floating rate loan other than a Senior Secured Loan and (y) a fixed amount of principal payable in cash no later than its stated maturity, and does not allow for the deferral of due interest and principal (ie is not a ‘PIK toggle’ loan);

(xv)	the Loan, together with the Loan Documents related thereto, was originated in accordance with, and does not contravene in a material respect any Applicable Laws (including, without limitation, laws, rules and regulations relating to usury, predatory lending, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Loan Documents related thereto is in violation in any material respect of any such Applicable Laws (which, for the avoidance of doubt, shall in this paragraph (xv) mean Applicable Laws in effect on the Borrower Cut-Off Date with respect to such Loan);

(xvi)	the Loan, together with the related Loan Documents, is capable of being assigned or transferred by way of security to the Security Trustee (or its successor, provided that such successor is a bank) or another bank or financial institution nominated by the Security Trustee, subject only to customary requirements for the consent of the relevant Obligor and/or security agent or trustee;

(xvii)	the Loan and the relevant Borrower’s interest in all related Collateral and Related Property are free of any Security, except for Permitted Security;

(xviii)	any Related Property with respect to such Loan is insured by the Obligor in accordance with the Credit and Collection Policy;

(xix)	the Loan Documents with respect to such Loan are complete in accordance with the Credit and Collection Policy and are in the English language (or, to the extent that Loan Documents are not in English, the relevant Borrower shall provide a copy of the relevant investment committee meeting minutes, papers or memoranda produced at such investment committee meeting in English and an English translation of the relevant financial covenants contained in the Loan Documents) and all such Loan Documents have been or will be delivered to the Servicer (or applicable affiliate thereof) or the Security Trustee within a reasonable and customary timeframe from the applicable Funding Date, but in no event more than 15 Business Days after such Funding Date;

(xx)	the Obligor with respect to such Loan is an Eligible Obligor;

(xxi)	the Loan does not represent payment obligations relating to “put” rights;

(xxii)	the Loan does not by its terms permit the payment obligation of the Obligor thereunder to be converted into or exchanged for equity capital of such Obligor;

(xxiii)	the Obligor of such Loan has waived to the fullest extent permitted by law all rights of set-off and/or counterclaim against the relevant Borrower and all assignees thereof;

(xxiv)	all information on the Loan List delivered to the Administrative Agent with respect to such Loan is true and correct;

(xxv)	the Obligor of such Loan has executed all appropriate documentation required by the Borrower, as required by, and in accordance with, the Credit and Collection Policy and the Servicing Standard;

(xxvi)	as of the date on which such Loan becomes part of the Collateral, the Weighted Average Spread Test is satisfied; provided that if immediately prior to such date, the Weighted Average Spread Test was not satisfied, such test is maintained or improved after giving effect to the inclusion of such Loan in the Collateral (for the avoidance of doubt, the requirement to satisfy the Weighted Average Spread test applies at the date of inclusion of a Loan as part of the Collateral but is not a continuing obligation); and

(xxvii)	if the Loan is a Revolving Loan or a Delayed-Draw Term Loan, it is subject to the Retained Interest provision of this Agreement.
“Eligible Loan Type” shall refer to the classification of Loans into categories in accordance with the definitions of Senior Secured Loans or Subordinated Loans, as applicable.

“Eligible Obligor” means on any day, any Obligor that satisfies each of the following requirements at all times:
(i)	such Obligor is not a natural person and is a legal operating entity or holding company, duly incorporated or organised and validly existing under the laws of its jurisdiction of incorporation or organisation;

(ii)	such Obligor is not (and has not been for at least three years immediately preceding the relevant date of determination) the subject of any Insolvency Proceeding, unless otherwise approved by the Administrative Agent in its sole discretion;

(iii)	such Obligor is not a Governmental Authority;

(iv)	such Obligor (a) is not a casino in the business of gaming or gambling, including accepting, recording or registering bets for money or other items of value (b) is not an internet-based startup and (c) is not in the nuclear waste, biotechnology, natural resource exploration and/or production industries unless approved in writing by the Administrative Agent;

(v)	such Obligor is in compliance with all material terms and conditions of its Loan Documents;

(vi)	such Obligor is organised and incorporated and all or substantially all of the related collateral securing the Loans of such Obligor is located in, an

Approved Country, unless otherwise approved in writing by the Administrative Agent in its sole discretion;

(vii)	such Obligor is not organised in, and does not have a principal office in, any jurisdiction in which the origination or acquisition of such Loan by the relevant Borrower would result in a conflict with or breach or violation of any provision of any Loan Document or the laws of such jurisdiction;

and

(viii)	such Obligor has an Eligible Risk Rating.
“Eligible Risk Rating” means, with respect to a designated Obligor, as of the date a Loan to such Obligor is originated or acquired by the relevant Borrower, a risk rating of 1, 2 or 3 as determined in accordance with the Credit and Collection Policy or such analogous rating under any successor risk rating system as the Administrative Agent has approved and notified to the Borrowers, such notice to be in the form provided as Exhibit B.

“Equity Security” means any equity security or other obligation or security that does not entitle the holder thereof to receive periodic payments of interest and one or more instalments of principal excluding PIK Securities.

“EU Insolvency Regulation” means Council Regulation (EC) No. 1346/2000 of 20 May 2000.

“EURIBOR Rate” means for any Interest Period for any Advance in Euro, an interest rate per annum equal to:
(i)	the rate appearing on the Screen as EURIBOR Rate for deposits in Euro as of 11:00 a.m. Brussels time two TARGET Days before the applicable Funding Date (with respect to the initial Interest Period for such Advance) and two TARGET Days before the first day of the applicable Interest Period (with respect to all subsequent Interest Periods for such Advance);

(ii)	if no such rate appears on the Screen at such time and day, then the EURIBOR Rate for Euro shall be equal to the arithmetic mean (calculated by the Administrative Agent) of the offered quotations of four Reference Banks in the Relevant Interbank Market for deposits in Euro as of 11:00 a.m. Brussels time two TARGET Days before the applicable Funding Date (with respect to the initial Interest Period for such Advance) and two TARGET Days before the first day of the applicable Interest Period (with respect to all subsequent Interest Periods for such Advance); provided that if, on any such date, at least two of the Reference Banks provide such quotations, EURIBOR shall equal the arithmetic mean of such quotations; or

(iii)	with respect to any Interest Period having a designated maturity of less than one month, EURIBOR will be determined through the use of straight-line interpolation by reference to two rates calculated in accordance with paragraphs (i) or (ii) above, one of which will be determined as if the maturity of the deposits in such Currency referred to therein were the period of time for which rates are available next shorter than such Interest Period and the other of which will be determined as if the maturity were the period of time for which rates are available next longer than such Interest Period.
“EURIBOR Rate Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the rate appearing on the Screen as EURIBOR Rate for deposits in Euro is not available and none or only one of the Reference Banks supplies a rate to the Administrative Agent to determine the EURIBOR Rate for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Administrative Agent receives notifications from any Institutional Lender representing, in aggregate, more than 50% of the aggregate Commitment of the Lenders then in effect, that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR.
“Euro” or “€” means the lawful currency of the Participating Member States.

“Euro Collection Account” means, in relation to each Borrower, the account specified in Schedule 7 of the Servicing Agreement maintained in the name of such Borrower for the purpose of receiving Collections in Euro at the Account Bank or any replacement account designated as the “Euro Collection Account” which such Borrower (or the Servicer on behalf of such Borrower) may open with the Account Bank in accordance with clause 5.3 of the Servicing Agreement.

“Euro Equivalent” means on any day, with respect to the amount of any Alternative Currency, the amount of Euro that would be required to purchase such amount of Alternative Currency on such day, based on the spot selling rate the Administrative Agent for delivery two Business Days after such date.

“Eurocurrency Disruption Event” means with respect to any Currency, the occurrence of any of the following: (a) any Institutional Lender shall have notified the Administrative Agent of a determination by such Institutional Lender or any of their respective assignees or participants, as applicable, that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain such Currency in the London interbank market to fund any Advance or (b) the Administrative Agent is unable, for any reason, to determine the Interest Rate for such Currency.

“Event of Default” means any event or circumstance specified as such in Clause 20.

“Facility” means the multicurrency loan facility made available to the Borrowers by the Lenders pursuant to this Agreement.

“Facility Amount” means on and after the Amendment Date, the lower of €100,675,000 and the then Advances Outstanding.

“Federal Funds Rate” means, with respect to any Lender, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rate as quoted by the applicable Lender Agent (in the case of any Conduit Lender or Institutional Lender) and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of each Lender Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9.00 a.m. (London time).

“Fee Letter” means, in respect of fees to accrue on or after 29 May 2009, the fee letter dated 29 May 2009 (and in respect of fees accrued prior to 29 May 2009, the previous fee letters dated 10 February 2009, 3 October 2007 and 24 September 2008), between each of the Borrowers, the Administrative Agent and the Lenders.

“First Currency” has the meaning given in Clause 14.

“Fixed Rate Loan” means a Loan that is not a Floating Rate Loan.

“Floating Rate Loan” means a Loan where the interest rate payable by the Obligor thereof is based on the prime interest rate or other comparable daily rate, the LIBOR Rate or the EURIBOR Rate, plus some specified interest percentage in addition thereto, and such Loan provides that such interest rate will reset at the end of each interest period (howsoever defined).

“Funding Date” means any Business Day on which an Advance is made or rolled-over, being the first day of each Interest Period.

“GAAP” means (i) in the case of any Person organised or incorporated in the United States, the generally accepted accounting principles in the United States, (ii) in the case of a Borrower, the generally accepted accounting principles in its country of incorporation or the United States or applicable international accounting standards and (iii) in the case of any other Person, the generally accepted accounting principles in accordance with which such Person prepares its audited accounts. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP as in effect on the date hereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court or arbitrator and any accounting board or authority (whether or not a part of the government) which is responsible for the establishment or interpretation of national or international accounting principles.

“Grant” shall mean to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of any instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation, the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect thereof, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring any suit in equity, action at law or other judicial or administrative proceeding in the name of the granting party or otherwise, and generally to do and receive anything that the granting party may be entitled to do or receive thereunder or with respect thereto.

“Group I Country” means Canada, the Channel Islands, the Isle of Man, the Netherlands, the United Kingdom and the United States.

“Group II Country” means Germany, Ireland, Sweden and Switzerland.

“Group III Country” means Austria, Belgium, Denmark, Finland, France, Italy, Liechtenstein, Luxembourg, Norway, Portugal and Spain and any other member of the European Economic and Monetary Union which has a foreign currency issuer credit rating of at least AA from S&P or Aa2 from Moody’s and which is not a Group I Country or a Group II Country.

“Guarantor” means, in respect of each Borrower, the other Borrower pursuant to the Borrower Cross-Guarantee.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Increased Costs” means any amounts required to be paid by a Borrower to an Affected Party pursuant to Clause 13.

“Indebtedness” means with respect to any Person as of any date, whether or not reflected on the balance sheet or comparable statement of financial position of such Person, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument, (including, without limitation, any note, bond, debenture or similar instrument issued in connection with a securitisation transaction), (b) all obligations of such Person under capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Security on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of Derivatives, determined as of such date on a net mark-to-market basis in accordance with customary market practice and (f) obligations under direct or indirect guaranties in respect of obligation (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, clauses (a) through (e) above.

“Indemnified Amounts” shall have the meaning given in Clause 15.1.1.

“Indemnified Parties” shall have the meaning given in Clause 15.1.1.

“Independent Director” shall have the meaning given in Clause 16.1.19(p).

“Industry” means the industry of an Obligor as determined, in the reasonable discretion of the relevant Borrower, by reference to the two-digit standard industry classification or North American Industry Classification System codes.

“Initial Advance” means the first Advance made under this Agreement.

“Insolvency Laws” means the insolvency laws of any country, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganisation, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” means

Any corporate action, legal proceedings or other procedure or step is taken by any person in relation to:
(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Borrower;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Borrower;

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Borrower or any of its assets; or

(d)	enforcement of any Security over any assets of any Borrower, or any analogous procedure or step is taken in any jurisdiction.

“Insolvent” means, in relation to any person, (i) such person is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law; (ii) such person suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties; (iii) such person commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; (iv) the value of the assets of such person is less than its liabilities (taking into account contingent and prospective liabilities); (v) a moratorium is declared in respect of any indebtedness of such person; or (vi) such person is engaged in a business or a transaction or is about to engage in a business or a transaction for which such person’s property would constitute unreasonably small capital.

“Institutional Lender” means each Lender designated as such on its signatures page hereto and each financial institution other than a commercial paper conduit which may from time to time become a Lender hereunder by executing and delivering a Transfer Certificate to the Administrative Agent and the Borrowers as contemplated by Clause 21.1, and in each case identified as such on ANNEX B hereto.

“Insurance Policy” means with respect to any Loan, an insurance policy covering physical damage to or loss to any assets or Related Property of the Obligor securing such Loan.

“Insurance Proceeds” means any amounts payable or any payments made to the relevant Borrower or to the Servicer on its behalf under any Insurance Policy.

     “Interest” means for each Accrual Period and each Advance outstanding during such Accrual Period, an amount equal to:
Where

N	=	the number of days in the Accrual Period;

IRi	=	the Interest Rate applicable on day i of the Accrual Period;

Pi	=	the principal amount of such Advance on day i of the Accrual Period; and

D	=	360 days or, where an Advance is denominated in Pounds Sterling, 365 or 366 days, as applicable;
provided that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collections” means any and all amounts received on a Loan from or on behalf of any Obligors that are deposited into the Collection Accounts, or received by a Borrower or by the Servicer on behalf of a Borrower in respect of Loans, not constituting Principal Collections including interest, amendment, waiver fees, late or prepayment fees (but excluding any other fees provided that such other fees are not structured in a manner to intentionally reduce Interest Collections).

“Interest Period” means (i) with respect to an Advance accruing Interest at the Base Rate, each day, and (ii) with respect to an Advance accruing Interest at the LIBOR Rate or the EURIBOR Rate, each calendar month; provided that the initial Interest Period with respect to such an Advance will be the period from and including the date of such Advance to and including the last day of the calendar month in which such Advance is made. Notwithstanding the foregoing, if any Interest Period pertaining to an Advance would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another month, in which event such Interest Period shall end on the immediately preceding Business Day, and any Interest Period in respect of any Advance that would otherwise extend beyond the Termination Date shall end on the Termination Date.

“Interest Rate” shall be calculated pursuant to Clause 7.1.

“Investment” means with respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

“Lender Agent” means with respect to each Conduit Lender which may from time to time become party hereto, the Person designated as the “Lender Agent” with respect to such Lender in the applicable Transfer Certificate and identified as such in ANNEX B from time to time; provided that each Lender designated as an Institutional Lender on its signature page hereto, or as such for the limited purposes of Clause 33.19, and each other Institutional Lender which may from time to time become a party hereto, shall be deemed to be its own Lender Agent.

“Lender Group” means, (i) with respect to any Conduit Lender, such Conduit Lender and each Institutional Lender identified as being part of such Conduit Lender’s Lender Group, and each assignee of any of the foregoing that is otherwise permitted under this Agreement, and (ii) with respect to any Institutional Lender that is not part of a Conduit Lender’s Lender Group, such Institutional Lender, in each case as identified as such in ANNEX B from time to time.

“LIBOR” means for any Currency, the rate at which deposits denominated in such Currency are offered to leading banks in the London interbank market.

“LIBOR Market Index Rate” means for any day during a specified Accrual Period, the one-month rate for LIBOR for Dollar deposits as reported on Reuters Page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognised source for interbank quotation).

“LIBOR Rate” means for any Interest Period for any Advance in any Alternative Currency, an interest rate per annum equal to:
(i)	the rate appearing on the Screen as LIBOR for deposits in such Alternative Currency at approximately 11:00 a.m. two Business Days before the applicable Funding Date (with respect to the initial Interest Period for such Advance) and as of the second Business Day before the first day of the applicable Interest Period (with respect to all subsequent Interest Periods for such Advance);

(ii)	if no such rate appears on the Screen at such time and day, then the LIBOR Rate for such Alternative Currency shall be equal to the arithmetic mean (calculated by the Administrative Agent) of the offered quotations of four Reference Banks in the Relevant Interbank Market for deposits in such Alternative Currency as of 11:00 a.m. Brussels time two Business Days before the applicable Funding Date (with respect to the initial Interest Period for such Advance) and two Business Days before the first day of the applicable Interest Period (with respect to all subsequent Interest Periods for such Advance); provided that if, on any such date, at least two of the Reference Banks provide such quotations, LIBOR shall equal such arithmetic mean of such quotations; or

(iii)	with respect to any Interest Period having a designated maturity of less than one month, (a) for any Advance in an Alternative Currency other than Dollars, LIBOR will be determined through the use of straight-line interpolation by reference to two rates calculated in accordance with paragraphs (i) or (ii) above, one of which will be determined as if the maturity of the deposits in such Alternative Currency referred to therein were the period of time for which rates are available next shorter than such Interest Period and the other of which will be determined as if the maturity were the period of time for which rates are available next longer than such Interest Period, and (ii) for any Advance in Dollars, the LIBOR Rate shall be the LIBOR Market Index Rate.
“LIBOR Rate Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period, the rate appearing on the Screen as LIBOR Rate for deposits in Pounds Sterling is not available and none or only one of the Reference Banks supplies a rate to the Administrative Agent to determine the LIBOR Rate for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Administrative Agent receives notifications from any Institutional Lender representing, in aggregate, more than 50% of the aggregate Commitment of the Lenders then in effect, that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.
“Liquidation Expenses” means with respect to any Defaulted Loan, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Borrower or on behalf of the Borrower by the Servicer (including amounts paid to any subservicer) in connection with the repossession, refurbishing and disposition of any related assets securing such Loan including the attempted collection of any amount owing pursuant to such Loan.

“Loan” means any commercial loan, note or bond (being a borrowing structured in the form of privately-placed bonds for tax or regulatory reasons but not publicly listed high-yield bonds or any equivalent thereof) or, as the case may be, the portion thereof comprised in the Collateral (and includes, for the avoidance of doubt, any Sub-Participation Loan and any Regulatory Sub-Participation Loan) in any Currency originated by or assigned or otherwise transferred by way of a transaction pursuant to which the Borrower has acquired full legal and beneficial title at fair market value and on arm’s length terms and available as Collateral for the Lenders arising from the extension of credit to an Obligor in the ordinary course of such Borrower’s business, in each case including monies due and owing and all Interest Collections, Principal Collections and other amounts received from time to time with respect to such loan (or portion thereof forming part of the Collateral) and all Proceeds thereof provided that the foregoing shall exclude any Retained Interest.

“Loan Documents” means with respect to any Loan, any related loan agreement, security agreement, mortgage, assignment of Loans, guarantee, intercreditor and/or subordination agreement and all amendments or modifications thereof executed by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Loan including, without limitation, any promissory note, bond subscription or other instruments which evidence a Borrower’s interest in a Loan, general or limited guaranties and, for each Loan secured by real property and evidenced by a mortgage, debenture, charge, standard security, deed of trust, or other security agreement or similar instruments or documents.

“Loan File” means with respect to any Loan, each of the Loan Documents related thereto.

“Loan List” means the Loan List provided by the Borrower to the Administrative Agent and the Security Trustee in connection with each Advance, as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof.

“Loan Rate” means for each Loan in a Collection Period, the current cash pay interest rate for such Loan in such period, as specified in the related Loan Documents.

“LTV” shall be defined as (a) the sum of the commitment amount of the applicable Loan and any other more senior or pari passu indebtedness for borrowed money of the Obligor, divided by (b) the enterprise value of the Obligor determined in good faith by the Servicer at the time of the Loan’s acquisition by the Borrower and in an amount consistent with third-party transactions of a similar nature.

“Mandatory Costs” means the costs calculated in accordance with ANNEX C.

“Market Servicing Fee” shall have the meaning given in the Servicing Agreement.

“Market Servicing Fee Differential” means, on any date of determination, an amount equal to the excess, if any, of the Market Servicing Fee over the Servicing Fee.

“Market Value” means as of any date in respect of any Loan, the lesser of (i) the price at which such Loan could readily be sold as determined in the Administrative Agent’s sole good faith discretion, which price may be determined to be zero; and (ii) 100% of the par amount of the Loan. The Administrative Agent’s determination of Market Value shall be conclusive upon the parties.

“Material Adverse Change” means with respect to any Person, any material adverse change in the business, condition, operations, performance, properties or prospects of such Person.

“Material Adverse Effect” means with respect to any event or circumstance, a material adverse effect on, as applicable, (a) the business, condition, operations, performance, properties or prospects of the Servicer, a Parent or a Borrower (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of the Loans generally or any material portion of the Loans, (c) the rights and remedies of the Administrative Agent, the Security Trustee, or any other Secured Party under this Agreement or any Transaction Document or (d) the ability of the Servicer or a Borrower to perform its obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection (where perfection may be required under the Transaction Documents), priority, or enforceability of the Administrative Agent’s, the Security Trustee’s or Secured Parties’ interest in the Collateral.

“Material Modification” means any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing a Loan executed or effected on or after the date on which the relevant Borrower originated or acquired the Loan, that:

(a)	reduces or forgives any or all of the principal amount due under such Loan;

(b)	waives one or more interest payments, or reduces the spread over the applicable LIBOR, EURIBOR Rate or Prime Rate comprising the interest rate on such Loan; provided that the spread may be reduced by not more than 1.5% applicable to the spread of such Loan on the related Funding Date, so long as the interest coverage ratio (howsoever defined in the related Underlying Instruments) is greater than 2.0:1 at the time of such reduction;

(c)	contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the Granting of Security (other than Permitted Security) on any of the Related Property securing such Loan;

(d)	substitutes, alters or releases the Related Property securing such Loan, if such substitution, alteration or release could reasonably be expected to have a material adverse effect on the collectibility of the Loan, unless in the Servicer’s determination (to be made in accordance with the Credit and Collection Policy), the value of any new or remaining Related Property obtained as security for such Loan equals or exceeds the Outstanding Loan Balance; or

(e)	provides an increased commitment to the Obligor of such Loan with the intent of keeping that Loan current;
provided that no Material Modification will be deemed to have occurred with respect to any publicly rated Loan if after the occurrence of any of the events listed in the paragraphs (a) to (e) of this definition either S&P or Moody’s (or, if such Loan is rated by both S&P and Moody’s each of S&P and Moody’s) has affirmed its public rating of such Loan or, if such Loan is not publicly rated, the amendment, waiver or modification has been approved as not material by the Administrative Agent acting in its sole discretion.

“Materially Modified Loan” means any Loan subject to a Material Modification, but shall not include any loan and/or extension of credit provided solely for refinancing purposes at such Loan’s original scheduled maturity date.

“Minimum Overcollateralization Ratio” shall mean 190%.

“Minimum Weighted Average Spread” shall be calculated as of any date of determination by taking the weighted average (based on Outstanding Loan Balance) of each Loan’s minimum spread based on the table below:

Eligible Loan Type	Floating	Fixed
Senior Secured Loans	2.85%	7.5%
Subordinated Loans	5.00%	9.5%
“Monthly Report” shall mean the monthly report in the form set out in Schedule 2 to the Amended Servicing Agreement.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its ratings business.

“National Currency” means the currency, other than the Euro, of a Participating Member State.

“Norwegian Krone” or “NOK” means the lawful currency of Norway.

“Obligations” means all loans, advances, debts, liabilities and obligations, for monetary amounts owing by the relevant Borrower(s) to the Secured Parties, the Servicer, any Successor Servicer and the Account Bank or any of their assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of this Agreement, any other Transaction Document, as amended or supplemented from time to time, whether or not evidenced by any separate note, agreement or other instrument. This term “Obligations” includes, without limitation, all Advances Outstanding, any accrued and payable Cost of Funds, Breakage Costs, fees, including, without limitation, any and all arrangement fees, loan fees, Commitment Fees, and any and all other fees, expenses, costs or other sums (including legal costs) and indemnity payments chargeable to the relevant Borrower(s) under any of the Transaction Documents and includes all obligations of the Borrowers under the Combined Facility Guarantee.

“Obligor” means with respect to any Loan, any Person or Persons obligated to make payments pursuant to or in respect of such Loan, including any guarantor thereof. For purposes of calculating compliance with (1) the Concentration Limits and (2) the definition of Eligible Obligor, Loans or loans to become Loans the Obligor of which is an Affiliate of another Obligor (excluding any financial sponsor or Obligors that are Affiliates solely because of common ownership or control by a financial sponsor) shall be aggregated with all Loans (other than because of a common financial sponsor), of such other Obligor; for example, if company A is an Affiliate of company B; and the aggregate Outstanding Loan Balance of all of company A’s Loans constitutes 10% of the Aggregate Outstanding Loan Balance and the aggregate Outstanding Loan Balance of all company B’s Loans constitute 10% of the Aggregate Outstanding Loan Balance, the combined Obligor concentration for company A and company B would be 20%.

“Officer’s Certificate” means a certificate signed by any Responsible Officer of a Borrower or the Servicer, as the case may be, and delivered to the Administrative Agent.

“Opinion of Counsel” means a written opinion of external counsel, who may be external counsel for a Borrower, the Lenders or the Servicer, as the case may be, and who shall be reasonably acceptable to the Administrative Agent.

“Other Costs” shall have the meaning given in Clause 33.9.3.

“Outstanding Loan Balance” means (i) when referring to an individual Loan purchased at no less than 95% of par or originated directly by CSEL or an Affiliate, the principal balance outstanding (excluding any PIK component or accrued interest payable) of such individual Loan, (ii) when referring to an individual Loan purchased at less than 95% of par, the purchase price (excluding any PIK component or accrued interest payable) of such individual Loan and (iii) when referring to more than one Loan, the aggregate of the amounts referenced in (i) and (ii) above as applicable for such referenced Loans, provided that, the Outstanding Loan Balance of any Loan denominated in an Alternative Currency shall be calculated by reference to the Euro Equivalent of such amount on such date of determination.

“Overcollateralization Ratio” means the fraction expressed as a percentage the numerator of which is (A) the Aggregate Outstanding Loan Balance plus Principal Collections and the denominator of which is (B) Advances Outstanding.

“Overcollateralization Ratio Certificate” means a certificate of a Responsible Officer of the Servicer in the form of Exhibit D as of the date set out in such certificate and in the manner of calculation thereof, to be delivered to the parties and at the times specified herein.

“Parent” means each of CapitalSource UK Limited (the parent company of CS UK Finance Limited) and CapitalSource Europe Limited (the parent company of CS Europe Finance Limited.

“Participating Member State” means a member state of the European Community which has adopted the single currency in accordance with the Treaty of Rome of 25 March 1957, as amended, inter alia, by the Single European Act and the Treaty of European Union of 7 February 1992, establishing the European Union.

“Paying Agent” means CapitalSource Finance LLC in its capacity as Servicer and any Successor Servicer.

“Payment Date” means the 20th day of each April, July, October and January, and if such day is not a Business Day, the next succeeding Business Day, except that the first Payment Date shall be 22 January 2008.

“Permitted Activities” has the meaning given in Clause 16.1.19(a).

“Permitted Country” means any country with outstanding marketable obligations of its government or central bank having a rating of “Aaa” from Moody’s or “AAA” from S&P.

“Permitted Indebtedness” means any intra-group loan which has been made to a Borrower by CapitalSource Europe Limited. (in the case of CSEF) or CapitalSource UK Limited (in the case of CSUF) and which has been subordinated pursuant to the Deed of Subordination and any Indebtedness pursuant to the Transaction Documents.

“Permitted Investments” means negotiable instruments or securities or other investments that, as of any date of determination, mature by their terms on or prior to the Business Day immediately preceding the next Payment Date immediately following such date of determination and which may include one or more of the following types of investments:
(a)	marketable obligations of the government or central bank of the United Kingdom, the United States or any Permitted Country the full and timely payment of which are backed by the full faith and credit of the United Kingdom, the United States or such Permitted Country as the case may be;

(b)	marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United Kingdom, the United States or any Permitted Country as the case may be;

(c)	bankers’ acceptances and certificates of deposit and other interest-bearing obligations denominated and payable in an Alternative Currency and issued by any domestic office of any commercial bank with capital, surplus and undivided profits aggregating at least €100,000,000 organised under the laws of a Group I Country or any state thereof the short-term obligations of which are rated “A-1” by S&P and “P-1” by Moody’s; provided that such bankers’ acceptances, certificates of deposit and other interest-bearing obligations are held in a securities account located in the United Kingdom and that the Security Trustee benefits from a valid, first ranking charge, pledge or security interest over such security account and/or such assets;

(d)	repurchase obligations for underlying securities of the types described in paragraphs (a), (b) and (c) above entered into with any bank of the type described in paragraph (c) above;

(e)	commercial paper rated at least “A-1” by S&P and “P-1” by Moody’s;

(f)	investments in money market funds rated in the highest investment category or otherwise approved in writing by S&P or Moody’s; and

(g)	demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days of depository institutions or trust companies incorporated under the laws of the United States or any state thereof, or domestic branches of any foreign bank) and subject to supervision and examination by banking or depository institution authorities; provided that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least “A-1” by S&P and “P-1” by Moody’s.
Each of the Permitted Investments may be purchased by or through the Account Bank or an Affiliate of the Account Bank.

“Permitted Payment” has the meaning given to such term in the Deed of Subordination.

“Permitted Security” means (a) in relation to a Loan, (i) any Security in favour of the Security Trustee, acting on behalf of the Secured Parties, created pursuant to this Agreement or any Security Document, (ii) any right of set-off or liens arising by operation of law only in the ordinary course of business for sums not due or sums that are being contested in good faith, and (b) in relation to the Related Property of an Obligor securing a Borrower’s interest in a Loan, (i) any Security granted by such Obligor in favour of the relevant Borrower as security for the relevant Loan, (ii) any Security granted to a senior creditor pursuant to the relevant Loan Documents as contemplated in the definition of Subordinated Loan, (iii) any other security interest identified as permitted security under the related Loan Documents in accordance with market practice for the relevant type of loan, (iv) any right of set-off or liens arising by operation of law only in the ordinary course of business for sums not due or sums that are being contested in good faith, (v) Security for state, municipal and other local taxes if such taxes are not at the time due and payable or if the Obligor shall currently be contesting the validity thereof in good faith by appropriate proceedings, (vi) purchase money security interests in equipment and, with respect to subordinated Loans made to an Obligor or with respect to senior Loans made to an Obligor, any turnover trust or analogous agreement under any intercreditor agreement entered into with other lenders to such Obligor, and as to which no enforcement, collection, execution, levy or foreclosure proceedings shall have been commenced.

“Permitted Security Release” shall have the meaning given in Clause 19.1.1.

“Permitted Security Release Date” means the date specified as such by the relevant Borrower in a Transfer Certificate delivered by it in relation to a Permitted Transfer, which date may be any Business Day, provided written notice is given in accordance with Clause 19.1.1(a).

“Permitted Transfer” means any transfer by a Borrower pursuant to Clause 5.

“Person” means an individual, partnership, corporation (including a business or statutory trust), limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“PIK Loan” means a Loan to an Obligor, which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan for some period of the time prior to such Loan requiring the current cash payment of interest on a monthly or quarterly basis, which cash payment shall be treated as Interest Collections at the time it is received.

“Portfolio Investment” means an Investment made by a Borrower in the ordinary course of business in a Person that is accounted for under GAAP as a portfolio investment of such Borrower.

“Pounds Sterling” or “£” means the lawful currency of the United Kingdom.

“Pounds Sterling Collection Account” means, in relation to a Borrower, the account specified in Schedule 7 of the Servicing Agreement, maintained in the name of such Borrower for the purpose of receiving Collections in Pounds Sterling at the Account Bank or any replacement account designated as the “Pounds Sterling Collection Account” which such Borrower (or the Servicer on behalf of such Borrower) may open with the Account Bank in accordance with clause 5.3 of the Servicing Agreement.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced or otherwise identified to the Borrowers from time to time by Wachovia Bank, N.A., London Branch as its prime commercial lending rate. The parties hereto acknowledge that the rate announced publicly by the Wachovia Bank, N.A., London Branch as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Collections” means, in relation to a Borrower, any and all amounts received in respect of any principal due and payable under any Loan from or on behalf of Obligors that are deposited into the Collection Accounts of such Borrower, or received by such Borrower, or by the Servicer on behalf of such Borrower, in respect of Loans and applied to reduce the Outstanding Loan Balance of a Loan in accordance with the Credit and Collection Policy.

“Principal Financial Centre” means in the case of any Currency, the principal financial centre where such Currency is cleared and settled, as determined by the Administrative Agent.

“Proceeds” means with respect to any Collateral, whatever is receivable or received when such Collateral is sold, collected, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any Insurance Policy relating to such Collateral.

“Pro Rata Share” means with respect to each Advance, the percentage obtained for each Conduit Lender and each Institutional Lender by dividing each such Lender’s Commitment (in each case as determined under (a) of the definition of “Commitment”) by the aggregate Commitments of all Conduit Lenders and Institutional Lenders.

“Protected Party” has the meaning given in Clause 12.

“Qualified Institution” shall have the meaning given in Clause 6.3 of the Servicing Agreement.

“Qualifying Lender” means:
(a)	a Lender (other than a Lender within sub-paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Transaction Document and is:
(i)	a Lender:
(1)	which is a bank (as defined for the purpose of section 879 of ITA) making an advance under a Transaction Document; or

(2)	in respect of an advance made under a Transaction Document by a person that was a bank (as defined for the purpose of section 879 of ITA) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
(ii)	a Lender which is:
(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:
(a)	a company so resident in the United Kingdom; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or
(3)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or
(iii)	a Treaty Lender; or
(b)	a Lender which is a building society (as defined for the purpose of section 880 of ITA) making an advance under a Transaction Document.
“Quotation Date” means, in relation to any period for which an interest rate is to be determined:
(i)	(if the Currency is Pounds Sterling) the first day of that period;

(ii)	(if the Currency is Euro) two TARGET Days before the first day of that period; or

(iii)	(for any other Currency) two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a Currency, in which case the Quotation Day for that Currency will be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rating Agency” means each of S&P, Moody’s and any other rating agency that has issued a rating with respect to the commercial paper issued by a Conduit Lender.

“Records” means with respect to any Loans, all documents, books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any item of Collateral and the related Obligors, other than the Loan Documents.

“Recovery Rate” means for Senior Secured Loans 50% and for Subordinated Loans 15%.

“Recoveries” means with respect to any Defaulted Loan, proceeds of the sale of any Related Property, proceeds of any related Insurance Policy, and any other recoveries with respect to such Loan and Related Property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required to be refunded to the Obligor on such Loan.

“Reference Banks” means, with respect to the determination of LIBOR or EURIBOR, any four major banks in the Relevant Interbank Market, selected by the Administrative Agent.

“Regulatory Sub-Participation Loans” means Eligible Loans which for regulatory and/or tax reasons cannot be acquired by a Borrower directly but where the relevant Borrower is entitled to acquire a sub-participation. All Regulatory Sub-Participation Loans shall be originated by CSEL and appropriate security satisfactory to the Administrative Agent shall be granted by CSEL in respect of the loan in which it has an interest, provided that any such Loan shall exclude any Retained Interest.

“Related Property” means with respect to any Loan, any property or other assets of the Obligor thereunder (together with, where relevant, the issued share capital of the Obligor) on which such Obligor (and/or its parent and/or its Affiliate) has Granted or purported to Grant a Security to a Borrower (in its capacity as lender under such Loan) to secure the repayment of such Loan.

“Relevant Interbank Market” means (i) in relation to Euro, the European interbank market and, in relation to any Alternative Currency, the London interbank market.

“Repeating Representation” has the meaning given in Clause 16.

“Replaced Loan” has the meaning given in Clause 5.2.1.

“Reporting Date” shall mean the earlier of the 16th calendar day of each month or 3 Business Days prior to the next Payment Date.

“Required Lenders” means the Lender Groups representing in aggregate more than 66.67% of the aggregate Commitments of the Lender Groups then in effect; provided that for the purposes of determining the Required Lenders, in the event that a Lender Group fails to provide funding for an Advance hereunder for which all conditions precedent have been satisfied, such Lender Group shall not constitute a Required Lender hereunder (and the Commitment of such Lender Group shall be disregarded for purposes of determining whether the consent of the Required Lenders has been obtained).

“Reserve Fund” means the account specified in ANNEX F, as amended from time to time.

“Responsible Officer” means as to any Person, any officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and with respect to any certificate required to be signed by a Responsible Officer, an authorised signatory.

“Restricted Payments” shall have the meaning given in Clause 18.1.1(r).

“Retained Interest” means (A) with respect to any Revolving Loan, Delayed Draw Term Loan (until such time as it becomes a Term Loan), or any Loan that is transferred in part to a Borrower, all of the obligations, if any, to provide additional funding with respect to such Loan, and (B) with respect to any Loan that is transferred by an originator to the Borrowers, (i) all of the obligations, if any, of the agent(s), administrative agent, arranger, security trustee or security agent under the documentation evidencing such Loan and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Loan that relate to such portion(s) of the indebtedness that is owned by another lender or is being retained by the originator pursuant to clause (A) of this definition.

“Retransfer Price” shall have the meaning given in Clause 5.1.

“Revolving Loan” means any Loan that is a line of credit or other similar extension of credit by a Borrower where such Borrower’s commitment under such Loan is not fully funded and/or the proceeds of such Loan may be repaid and reborrowed provided that any such Loan shall exclude any Retained Interest.

“Revolving Period” means the period commencing on (and including) the Closing Date and ending on the day immediately preceding the Amendment Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to its ratings business.

“Scheduled Debt Amortisation” means the principal amount of Indebtedness scheduled to be amortised in any period on Indebtedness other than revolving Indebtedness.

“Scheduled Payment” means, as of any Determination Date, with respect to any Loan, each monthly, quarterly or semi-annual payment (whether principal, interest or principal and interest) scheduled to be made by the Obligor thereof after such Determination Date under the terms of such Loan.

“Screen” means (a) for Euro, the relevant display page for EURIBOR Rate (as determined by the Administrative Agent) appearing on Reuters Page 248 and 249, as applicable (or if such page is replaced or service ceases to be available, another page as agreed between the Borrower and the Administrative Agent), (b) for Dollars and Pounds Sterling, the LIBOR offered rate appearing on Reuters Page 3750 (or if such page is replaced or service ceases to be available, another page as agreed between the Borrower and the Administrative Agent) and (c) for any other Alternative Currency, the relevant display page for LIBOR for such Currency (as determined by the Administrative Agent) on the Reuters Service; provided that, if the Administrative Agent determines that there is no such relevant display page for EURIBOR Rate or LIBOR for such Currency, “Screen” means the relevant display page for EURIBOR Rate or LIBOR for such Currency (as determined by the Administrative Agent) on the Reuters Monitor Money Rates Service.

“Second Currency” has the meaning given in Clause 14.

“Secured Obligations” means all obligations owing to the Secured Parties or to the Security Trustee (whether for its own account or as trustee for the Secured Parties) by the Borrowers under or pursuant to the Transaction Documents including any liability in respect of any Advances made under the Transaction Documents, whether present or future, actual or contingent (and whether incurred by the Borrowers alone or jointly, and whether as principal or surety or in some other capacity) except for any obligation or liability which, if it were included, would cause that obligation or liability or any of the Security in respect thereof, to be unlawful or prohibited by any applicable law (and for the avoidance of doubt the “Secured Obligations” includes the obligations of the Borrowers under the Combined Facility Guarantee).

“Secured Party” means (a) each Lender; (b) each Successor Servicer; (c) the Administrative Agent, the Account Bank, and the Security Trustee and (d) each Combined Facility Secured Party.

“Security” means, with respect to any Collateral, (a) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Collateral, or (b) the interest of a vendor or lessor under any conditional sale agreement, financing Loan or other title retention agreement relating to such Collateral.

“Security Documents” means, together, the Debentures, the Second Ranking Debentures, the Share Pledge Agreements, the Second Ranking Share Pledge Agreements, and any other documents or instruments Granting Security to the Security Trustee over the issued share capital in, and the property, accounts and assets of a Borrower that may be executed by a Borrower from time to time.

“Security Trustee” means Wachovia, or any replacement Security Trustee appointed pursuant to the terms of the Transaction Documents.

“Second Ranking Debentures” means the second ranking debentures, dated on or about the Amendment Date in a form satisfactory to the Administrative Agent granted by the Borrowers in favour of the Security Trustee.

“Second Ranking Share Pledge Agreements” means the share pledge agreements dated the date of the Amendment Date and entered into between each Parent and the Security Trustee whereby each Parent has granted a second ranking fixed charge, in favour of the Security Trustee, over the Shares of the relevant Borrower, as continuing security for the payment and discharge of the Secured Obligations.

“Selling Institution” means a financial institution with a public rating from (i) Moody’s of “A2” or better and (ii) S&P of “A” or better from which the Borrower acquires a Sub-Participation Loan.

“Senior Secured Loans” shall mean a Loan (or participation therein) that is a senior secured obligation as determined by the Servicer in its reasonable business judgment, provided that:
(a)	such Loan is secured by (i) fixed assets of the Obligor or guarantor thereof if and to the extent that a pledge of fixed assets is permissible under any applicable law (save in the case of assets so numerous that the failure to take such security is consistent with reasonable secured lending practices as determined by the Servicer in its reasonable discretion) and otherwise (ii)

100% of the equity interests in the stock of an entity owning directly or indirectly, such fixed assets.

(b)	no other obligation of any lender of the Obligor or guarantor thereof has any higher priority security interest in such fixed assets and/or stock referred to in (a) above and the Servicer has received assurances to such effect that are (so far as possible) customary in the secured loan market.

(c)	such Loan is at an LTV not greater than 60%; and

(d)	such Loan has an original term to stated maturity that does not exceed 102 months.
“Servicer” means CapitalSource Finance LLC or any replacement servicer appointed pursuant to the Servicing Agreement.

“Servicer Termination Event” shall have the meaning given in the Servicing Agreement.

“Servicer’s Certificate” shall have the meaning given in the Servicing Agreement.

“Servicing Agreement” means the Servicing Agreement dated on or about the date hereof and made between, among others, the Servicer and the Borrowers.

“Servicing Fee” means for each Payment Date, an amount equal to the sum of the products, for each day during the related Collection Period, of (a) a fraction, the numerator of which is the sum of (i) the Aggregate Outstanding Loan Balance as of the first day of such Collection Period plus (ii) the Aggregate Outstanding Loan Balance as of the last day of such Collection Period, and the denominator of which is two, (b) the Servicing Fee Rate, and (c) a fraction, the numerator of which is 1 and the denominator of which is 360.

“Servicing Fee Rate” means a rate equal to 0.75% per annum.

“Servicing Standard” has the meaning given in the Servicing Agreement.

“Share Pledge Agreements” means the share pledge agreements dated the date of the Closing Date and entered into between each Parent and the Security Trustee, whereby each Parent has granted a first fixed charge, in favour of the Security Trustee, over the shares of the relevant Borrower, as continuing security for the payment and discharge of the Secured Obligations.

“Sub-Participation Loan” means the sub-participation interest in a Loan that has been granted to a Borrower by another person (other than any Affiliate) in accordance with the Credit and Collection Policy and such transaction has been fully consummated, pursuant to commercially reasonable documentation consistent with the Credit and Collection Policy, prior to such Loan becoming an Eligible Loan. All Sub-Participation Loans must be originated by a counterparty rated ‘A2/A’ or better by Moody’s and S&P, respectively, unless appropriate security satisfactory to the Administrative Agent is granted in respect of the loan in which the person granting the sub-participation interest has itself a participation provided that any such Loan shall exclude any Retained Interest.

“Subordinated Debt” means any debt that is subordinated in right of payment to the obligations of a Borrower under this Agreement.

“Subordinated Loan” means a second (or third) ranking secured Loan or unsecured loan (or participation therein) that is a second or lower ranking Obligation (or first ranking obligation which fails to satisfy one or more of the criteria set forth in paragraphs (a) through (d) of the definition of Senior Secured Loan), provided that (a) such Loan is at an LTV not greater than 85% and (b) such Loan has an original term to stated maturity that does not exceed 130 months.

“Subservicer” means CapitalSource Europe Limited, CapitalSource Bank, or such other person as may be appointed subservicer pursuant to the Servicing Agreement.

“Subsidiary” means, in the case of a company incorporated in England and Wales, a subsidiary within the meaning of Section 736 of the Companies Act 1985 and with respect to any other Person, means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding share capital having ordinary voting power to elect a majority of the board of directors of such entity (irrespective of whether at the time share capital of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, limited liability company or joint venture or (c) the beneficial interest in such trust or estate that is at the time directly or indirectly owned or controlled by such Person, or such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Successor Servicer” shall have the meaning given in the Servicing Agreement.

“Successor Servicer Expenses” means the reasonable out-of-pocket expenses to be paid to the Successor Servicer under and in accordance with the Servicing Agreement.

“Sum” has the meaning given in Clause 14.

“Swedish Krona” or “SEK” means the lawful currency of Sweden.

“Swingline Lender” means each of the Conduit Lenders and Institutional Lenders from time to time party hereto as a swingline lender and identified as such in ANNEX B from time to time.

“Swingline Lender Agent” means each of the swingline lender agents from time to time party hereto as a swingline lender agent and identified as such in ANNEX B from time to time.

“Syndication” means any syndication of all or any part of the Commitments of the Lenders as contemplated by Clause 19.

“Tape” shall have the meaning given thereto in the Servicing Agreement.

“TARGET Day” means a day on which the TARGET System is operating.

“TARGET System” means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor thereto.

“Tax Credit” has the meaning given in Clause 12.

“Tax Deduction” has the meaning given in Clause 12.

“Tax Payment” has the meaning given in Clause 12.

“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Termination Date” means the earliest to occur of: (a) the date the entire Facility Amount is reduced to zero pursuant to Clause 6.2.1, (b) the Business Day designated by the Borrowers to the Administrative Agent as the Termination Date at any time upon at least 5 Business Days prior written notice, (c) 364 days from the Amendment Date (unless extended under Clause 4.1.1) and (d) the date declared as such upon the occurrence of an Event of Default.

“Term Loan” means a Loan that is a term loan that has been fully funded and does not contain any unfunded commitment arising from an extension of credit to an Obligor.

“Third Parties Act” has the meaning given in Clause 1.3.1.

“Transaction Documents” means this Agreement, the Amendment Deed, the Servicing Agreement, the Deed of Subordination, the Share Pledge Agreements, the Second Ranking Share Pledge Agreements, the Debentures, the Second Ranking Debentures, the Fee Letter, the Charged Account Control Deed, any Custody Agreement (all as amended and restated from time to time), the Combined Facility and any other document designated as a “Transaction Document” by the Administrative Agent and the Borrowers.

“Transfer Certificate” means the form of document attached hereto as SCHEDULE 1.

“Transition Costs” means the reasonable costs and expenses incurred by any Successor Servicer in transitioning to Servicer; provided that in no event shall such Transition Costs exceed €50,000 in the aggregate.

“Underlying Instruments” means the loan agreement, credit agreement or other agreement pursuant to which a Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or of which the holders of such Loan are the beneficiaries.

“United States” means the United States of America.

“Usage Fee” shall mean the applicable percentage rate per annum (calculated by reference to a year of 360 days except for Advances denominated in Pounds Sterling which are calculated by reference to a year of 365/366 days) over the applicable Interest Rate (together the “Cost of Funds”), payable to the Administrative Agent in arrears on each Payment Date, based upon the Advances Outstanding and payable in the applicable currency of each Advance as provided in the Fee Letter.

“Wachovia” means Wachovia Bank, N.A.

“Warranty Event” means, as to any Loan, the discovery that as of the related Borrower Cut-Off Date there existed a breach of any representation or warranty relating to such Loan (other than any representation or warranty that the Loan satisfies the criteria of the definition of Eligible Loan) and the failure of the relevant Borrower to cure such breach, or cause the same to be cured, within 30 days after the earlier occur of the relevant Borrower’s receipt of notice thereof from the Administrative Agent or such Borrower becoming aware thereof.

“Warranty Loan” means any Loan with respect to which a Warranty Event has occurred, and including any Loan deemed a Warranty Loan pursuant to Clause 5.1.2.

“Weighted Average Spread” means as of any Determination Date, the weighted average (based on Outstanding Loan Balance) of (i) the sum of (a) the cash coupon and (b) 25% of the PIK coupon (if any) of each Floating Rate Loan that is not a Defaulted Loan excluding 1-month LIBOR/EURIBOR; and (ii) the sum of (a) the cash coupon and (b) 25% of the PIK coupon (if any) of each fixed rate Loan that is not a Defaulted Loan.

“Weighted Average Spread Test” means, a test that will be satisfied if the Weighted Average Spread exceeds Minimum Weighted Average Spread.

1.2	Construction
1.2.1	In each Transaction Document, unless a contrary indication appears any reference to:
(a)	the “the Administrative Agent”, “the Security Trustee”, any “Conduit Lender”, any “Institutional Lender”, any “Lender Agent”, any “Swingline Lender”, any “Swingline Lender Agent”, any “Secured Party”, “Servicer”, “Successor Servicer”, “Account Bank”, any “the Lender” or any “Obligor” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“Collateral” includes present and future properties, revenues and rights of every description;

(c)	a “Transaction Document” or any other agreement or instrument is a reference to that Transaction Document or other agreement or instrument as amended or novated;

(d)	a provision of law is a reference to that provision as amended or re-enacted;

(e)	reference to any “gender” includes each other gender;

(f)	all accounting terms not specifically defined herein shall be construed in accordance with the appropriate GAAP;

(g)	reference to day or days without further qualification means calendar days;

(h)	in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”;

(i)	“writing” include printing, typing, lithography, electronic or other means of reproducing words in a visible form;

(j)	reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented or restated and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents;

(k)	reference to any Applicable Law or provision of law means such Applicable Law or provision of law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Clause or other provision of any Applicable Law or provision of law means that provision of such Applicable Law or provision of law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or re-enactment of such Clause or other provision;

(l)	all Clause references shall be to Clauses in this Agreement; and

(m)	unless otherwise specified, a time of day is a reference to London time.
1.2.2	Clause, Exhibits, Annexes and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Transaction Document or in any notice given under or in connection with any Transaction Document has the same meaning in that Transaction Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.2.5	Unless a contrary intention appears words importing the singular shall include the plural and vice versa.
1.3	Third party rights
1.3.1	Unless expressly provided to the contrary in a Transaction Document, a person who is not a party (save for the Account Bank) has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of any Transaction Document.

1.3.2	Notwithstanding any term of any Transaction Document, the consent of any person who is not a party is not required to rescind or vary any Transaction Document at any time.

2.	THE FACILITY
2.1	The Facility
2.1.1	Subject to the terms of this Agreement, the Lenders have made available to the Borrowers as joint and several principal obligors a multicurrency loan facility.

2.1.2	The principal amount of Advances made under this Agreement and outstanding on the Amendment Date is equal to €100,675,000.
2.2	Secured Parties’ rights and obligations
2.2.1	The obligations of each Secured Party under the Transaction Documents are several. Failure by a Secured Party to perform its obligations under the Transaction Documents shall not affect the obligations of any other party under the Transaction Documents. No Secured Party is responsible for the obligations of any other Secured Party under the Transaction Documents.

2.2.2	Subject to the terms and conditions of this Agreement, during the Revolving Period the Borrower may borrow, repay and reborrow hereunder, provided that, notwithstanding the foregoing, no Lender shall have any obligation to make an Advance to the Borrower in excess of its Commitment.

2.2.3	The rights of each Secured Party under or in connection with the Transaction Documents are separate and independent rights and any debt arising under the Transaction Documents to a Secured Party from the Borrower shall be a separate and independent debt.

2.2.4	A Secured Party may, except as otherwise stated in the Transaction Documents, separately enforce its rights under the Transaction Documents.
2.3	Borrowers obligations

The obligations of the Borrowers under the Transaction Documents are joint and several.
3.	PURPOSE
3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility:
3.1.1	towards the financing of Eligible Loans;
and/or
3.1.2	towards the payment of fees, costs and expenses under the Transaction Documents.
3.2	Monitoring

No Secured Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	PROCEDURE FOR EXTENSION OF FACILITY
4.1	Extension Option
4.1.1	The Borrowers may, within 60 days but not less than 45 days prior to the Termination Date then in effect pursuant to paragraph (c) of the definition thereof, request by written notice to (i) each Lender Agent with respect to a Conduit Lender (other than the Committed Conduit Lender) and, (ii) each Lender Agent, as applicable, for each Lender, to extend the date then in effect pursuant to paragraph (c) of the definition of Termination Date for an additional period of no more than 364 days.

4.1.2	Each Lender Agent, as applicable, will give prompt notice to the related Lender, as applicable, of its receipt of any request referred to in Clause 4.1.1 above, and each Lender shall make a determination, each in its respective sole discretion, not less than 15 days prior to the Termination Date then in effect pursuant to paragraph (c) of the definition thereof, as to whether or not it will agree to the extension(s) requested. The failure of a Lender to provide timely notice of its decision to the Borrowers shall be deemed to constitute a refusal by the applicable Lender to extend the Termination Date then in effect pursuant to paragraph (c) of the definition thereof. Each of the Borrowers confirms that each Lender, in its sole and absolute discretion, without regard to the value or performance of the Collateral or any other factor, may elect not to extend Termination Date then in effect pursuant to paragraph (c) of the definition thereof.
5.	LOAN TRANSFERS
5.1	Repurchase of Warranty Loans
5.1.1	No later than 3 Business Days after the occurrence of a Warranty Event which is continuing, the relevant Borrower shall repay Advances Outstanding in an amount equal to the aggregate Retransfer Price of the applicable Warranty Loan(s) to which such Warranty Event relates on the terms and conditions set forth below. Notwithstanding anything contained in this Clause 5.1 to the contrary, no later than 3 Business Days after the occurrence of a Warranty Event, and provided that it is continuing, the relevant Borrower shall repay Advances Outstanding in an amount equal to the sum of (I) the portion of the Advances Outstanding to be repaid that are attributable to the relevant Warranty Loan(s) and which permits the Overcollateralization Ratio to be maintained at a level which is equal to or greater than the Overcollateralization Ratio as calculated immediately prior to the removal or repurchase of the relevant Warranty Loan(s), (II) any accrued and unpaid interest thereon, and (III) any Breakage Costs incurred in connection with the retransfer of such Warranty Loan pursuant to this Clause 5.1.1 (collectively, the “Retransfer Price”), and the Security Trustee on behalf of the Secured Parties shall release to the relevant Borrower any such Warranty Loan(s) and any other Collateral related to such Warranty Loan(s) and relinquish any Security created pursuant to the Security Documents or otherwise, and the Secured Parties shall, in connection with such conveyance and without further action, be deemed to represent and warrant that they have the corporate authority and have taken all necessary corporate action to accomplish such release, but without any other representation or warranty, express or implied. In the foregoing instances, the relevant Borrower shall make such repayment and on and after the date of such repayment, each Warranty Loan so repaid shall not be included in the Collateral. In consideration of any such release by the Secured Parties, the relevant Borrower shall, on the date of such repayment, remit to the Administrative Agent, on behalf of the Secured Parties, in immediately available funds an amount equal to the Retransfer Price therefor. Upon each such repayment, the Administrative Agent, on behalf of the Secured Parties, shall automatically and without further action be deemed to release to the relevant Borrower all the right, title and interest of the Secured Parties in, to and under such Warranty Loan(s) and all monies due or to become due with respect thereto, all proceeds thereof and all rights to security for any such Warranty Loan, and all proceeds and products of the foregoing and any other Collateral related to such Warranty Loan(s). The Administrative Agent and the Security Trustee shall, at the sole expense of the relevant Borrower, execute such documents and instruments of transfer as may be prepared by such Borrower and take such other actions as shall reasonably be requested by such Borrower to effect the transfer of such Warranty Loan free of the Security under the Security Documents pursuant to this Clause 5.1.1. (including, if so requested, to confirm the non-crystallization of the floating charge created under the Security Documents).
5.1.2	Each of the Borrowers hereby agrees that (x) if any real property collateral securing any Loan becomes the subject of any claims, proceedings, Liens or encumbrances with respect to any material violation or claimed material violation of any applicable environmental laws or regulations or (y) in the event of a breach of the representation and warranty in Clause 16.1.21, such Loan shall for all purposes hereunder be, at and following the time of discovery by the Servicer of such fact, the relevant Borrower, the Administrative Agent or any other Secured Party, deemed a Warranty Loan and the relevant Borrower shall repay Advances Outstanding in an amount equal to the aggregate Retransfer Price of such Warranty Loan. Such Warranty Loan shall otherwise be treated in accordance with Clause 5.1 and shall be subject to the same remedial and recourse provisions hereunder as other Loans determined to be Warranty Loans hereunder.

5.1.3	If any Advance Outstanding required to be repaid pursuant to Clause 5.1.1 is an Advance in an Alternative Currency, such Advance Outstanding shall be repaid in the same Alternative Currency.

5.1.4	The Borrowers shall not be entitled to substitute for any Warranty Loans under this Clause 5.1 on or after the Amendment Date.

5.2	Discretionary Sales
5.2.1	Prior to the occurrence of a Default or an Event of Default or the Termination Date, on any Discretionary Sale Date, a Borrower shall have the right to prepay all or a portion of the Advances Outstanding in connection with the sale and assignment to such Borrower by the Administrative Agent, on behalf of the Secured Parties, of all or part of the Collateral (each, an “Discretionary Sale”), subject to the following terms and conditions:
(a)	At least two Business Days prior to each Discretionary Sale Date, the relevant Borrower shall have given the Administrative Agent written notice of its intent to effect a Discretionary Sale (each such notice a “Discretionary Sale Notice”), specifying the Discretionary Sale Date and including a list of all Loans to be sold and assigned pursuant to such Discretionary Sale together with an Overcollateralization Ratio Certificate;

(b)	Any Discretionary Sale shall be made by the relevant Borrower to an unaffiliated third party purchaser in a transaction (i) reflecting arms-length market terms and (ii) in which such Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale; provided that the Borrower may make a Discretionary Sale to an Affiliate for a purchase price equal to the Market Value of the Loans to be sold and assigned pursuant to such Discretionary Sale;

(c)	After giving effect to the Discretionary Sale and the assignment to the relevant Borrower of the Collateral on any Discretionary Sale Date, (i) the Repeating Representations contained in Clause 17 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (ii) neither a Default nor an Event of Default shall have occurred;

(d)	On the related Discretionary Sale Date, the Administrative Agent, on behalf of the Secured Parties, shall have received, as applicable, in immediately available funds, an amount equal to the sum of (i) the portion of the Advances Outstanding to be repaid (that are attributable to the Collateral to be sold by the Borrower(s) in connection with such Discretionary Sale), (ii) an amount equal to all unpaid Interest to the extent reasonably determined by the Administrative Agent to be attributable to that portion of the Advances Outstanding to be repaid in connection with the Discretionary Sale and (iii) an aggregate amount equal to the sum of all other Aggregate Unpaids due and owing to the Secured Parties under this Agreement and the other Transaction Documents (that are attributable to the Collateral to be sold by the Borrower(s) in connection with such Discretionary Sale), to the extent accrued to such date; provided that the Administrative Agent and each Purchaser Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the relevant Borrower on the Discretionary Sale Date is sufficient to satisfy the requirements of clauses (i) through (iii) and is sufficient to reduce the Advances Outstanding to the extent requested by the relevant Borrower in connection with the Discretionary Sale;

(e)	A Discretionary Sale of a Loan may only occur if the sale price of each Loan is equal to or greater than 90% of the percentage price for which such Loan was acquired by the Borrower, provided that the first €10,000,000 or equivalent (of Outstanding Loan Balances) of Loans which are the subject of a Discretionary Sale after the Amendment Date are not required to comply with this condition. Notwithstanding the foregoing, the Administrative Agent at its discretion may consent to a Discretionary Sale of a Loan which does not comply with the foregoing condition; and

(f)	On the related Discretionary Sale Date, the proceeds from such Discretionary Sale have been sent directly into the applicable Collection Account.
5.2.2	Subject to the provisions of Clause 5.2.1(d) above, upon the proceeds of a Discretionary Sale being credited to the Collection Account, the Administrative Agent, on behalf of the Secured Parties, shall automatically and without further action be deemed to release to the relevant Borrower all the right, title and interest of the Secured Parties in, to and under the Loan(s) subject to the Discretionary Sale and all monies due or to become due with respect thereto, all proceeds thereof and all rights to security for any such Loan(s), and all proceeds and products of the foregoing and any other Collateral related to such Loan(s). The Administrative Agent and the Security Trustee shall, at the sole expense of the relevant Borrower, execute such documents and instruments of transfer as may be prepared by such Borrower and take such other actions as shall reasonably be requested by such Borrower to effect the transfer of such Loan free of the Security under the Debenture (including, if so requested, to confirm the non-crystallization of the floating charge under the Debenture).
5.3	The Borrowers may, with the prior consent of the Administrative Agent, by themselves or by an Affiliate, enter into a securitisation or other financing transaction that is secured directly or indirectly by loans which have previously formed part of the Collateral (or any portion thereof or interest therein) including any collateralised loan or collateralised debt obligation. The Administrative Agent shall consent to such transaction if such transaction complies with the conditions applicable to Discretionary Sales set out in Clauses 5.1 and 5.2 save that in respect of Clause 5.2.1(b) the Borrower may grant representations, warranties and indemnities consistent with customary market practice in relation to any securitization transaction. The Administrative Agent may at its sole discretion consent to a securitization transaction which does not comply with these conditions.

6.	REPAYMENT, PRE-PAYMENT AND CANCELLATION
6.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
6.1.1	that Lender shall promptly notify the Administrative Agent upon becoming aware of that event and the Administrative Agent shall promptly notify the Lenders of such event;

6.1.2	upon the Administrative Agent notifying the relevant Borrower, the relevant Loan of that Lender will be immediately cancelled; and

6.1.3	the relevant Borrower shall repay that Lender’s participation in the relevant Loan made to the relevant Borrower on the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law).
6.2	Voluntary pre-payment of Advances
6.2.1	The Borrowers may, upon three Business Days’ prior written notice (such notice to be received by the Administrative Agent no later than 11:00 a.m. (London time) on such day) to the Administrative Agent, prepay the Advances Outstanding by remitting to the Administrative Agent, for payment to the respective Lenders (i) cash, in the Currency of such Advances, in an amount equal to the amount of such Advances Outstanding to be prepaid, accrued Interest on the amount of Advances Outstanding to be prepaid, any Breakage Costs and (ii) instructions to reduce such Advances Outstanding by the amount of such prepayment. Any prepayment of the Advances Outstanding shall be in a minimum amount of €1,000,000 and (a) with respect to the first €500,000 of any prepayment hereunder, integral multiples of €100,000 in excess thereof and (b) thereafter, with respect to any such prepayment, integral multiples of €1. Any such prepayment will occur only if sufficient funds have been remitted to pay all of the following amounts in full: upon receipt of such funds, the Administrative Agent shall apply such amounts (i) to the pro rata prepayment of the Advances Outstanding to the respective Lenders, (ii) to the payment of accrued Interest on the amount of the Advances Outstanding to be prepaid by paying such amounts to the respective Lenders and (iii) to the payment of any Breakage Costs. Any Advances Outstanding so prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Period. Any Borrower Notice relating to any prepayment pursuant to this Clause 6.2.1 shall be irrevocable.

6.2.2	If on any day (i) the Security Trustee, on behalf of the Secured Parties, does not own or have a valid and effective security interest in any Loan and Related Property (subject to Permitted Security) or (ii) any Loan which has been represented by a Borrower to be an Eligible Loan is later determined not to have been an Eligible Loan at the time such representation was made by such Borrower, upon the earlier of such Borrower’s receipt of notice from the Security Trustee or such Borrower becoming aware thereof and such

Borrower’s failure to cure or procure the cure of such breach within 30 days (if cure is reasonably possible and otherwise immediately upon receipt of such notice or upon such Borrower becoming aware of such breach), such Loan shall cease to be an Eligible Loan for all purposes hereunder.
6.3	Mandatory Repayment — Conversion — Rebalancing
6.3.1	The Borrowers or the Servicer on behalf of the Borrowers shall calculate the Euro Equivalent amount of all Advances Outstanding denominated in an Alternative Currency (a) at the time of each Advance and (b) on each Determination Date. The Administrative Agent may calculate the Euro Equivalent amount of all Advances Outstanding denominated in an Alternative Currency at such times as may be deemed necessary by the Administrative Agent in its sole discretion. If at any such time the Euro Equivalent Amount of all Advances Outstanding, so determined by the Administrative Agent, the Borrowers or the Servicer, in the aggregate, exceeds an amount which permits compliance with the Minimum Overcollateralization Ratio, the Administrative Agent shall notify each Lender and may request that the Borrowers (and the Borrowers shall, upon receipt of such request), immediately prepay all or a portion of such Advances Outstanding, in such amount so that, following the making of such payment, the Euro Equivalent amount of such Advances Outstanding so as to restore compliance with the Minimum Overcollateralization Ratio. All prepayments under this Clause 6.3 shall be accompanied by (i) Cost of Funds on the principal amount of the Advances Outstanding prepaid through the date of prepayment, (ii) any Commitment Fees and (iii) any and all Breakage Costs. Upon receipt of such amounts, the Administrative Agent shall apply such amounts to the pro rata reduction of the Advances Outstanding of the Lenders in the related Alternative Currencies and to the payment of accrued Interest and any other amounts owed on such Advances Outstanding by paying such amounts to the respective Lenders.

6.3.2	The Borrowers may, upon giving three Business Days written notice to the Administrative Agent in the form set out in Exhibit A-2, repay an amount of Advances Outstanding denominated in one Currency and re-draw an equivalent amount denominated in another Currency (converted at the rate of exchange determined by the Administrative Agent as at the day of such reimbursement and re-drawing) such that the aggregate of Advances Outstanding is not increased (“Rebalancing”), but such Rebalancing may only occur in the event that the Obligor of any Eligible Loan has repaid its drawing under one Currency and re-borrowed its drawing in such other Currency. Such Rebalancing may only be done if the Currency-Specific Maximum Availability is not exceeded. Notwithstanding non-compliance with the foregoing condition, the Borrowers may request the Administrative Agent to allow a Rebalancing that the Administrative Agent may permit in its sole discretion.
6.4	Principal Repayments
6.4.1	Unless sooner prepaid pursuant to Clauses 5, 6.2.1, 6.2.2 6.3, 19 or 20, the Advances Outstanding shall be repaid in full in the Currency of such Advances on the Termination Date.

6.4.2	All repayments of any Advance or any portion thereof shall be made together with payment of (i) all Cost of Funds accrued and unpaid on the amount repaid to the date of such repayment, (ii) any Commitment Fees, and (iii) any and all Breakage Costs.

6.4.3	On the Amendment Date the Borrowers shall use all amounts then credited to the Reserve Fund together with amounts credited to the Collection Accounts and other sources made available to the Borrowers to repay a corresponding principal amount of Advances Outstanding so as to reduce the principal amount of Advances Outstanding to €100,675,000.
6.5	Release of Security Interest
Upon the termination of this Agreement and the repayment by the Borrowers of all Obligations and the performance and discharge in full of all of the Borrowers’ other obligations under the Transaction Documents (including their obligations under the Combined Facility Guarantee) and related documents in accordance with the Debenture and the Security Documents the Security Trustee shall release its security interest in any remaining Collateral.
7.	INTEREST
7.1	Calculation of Interest
7.1.1	Advances denominated in Euro or Pounds Sterling shall bear interest, at the relevant Borrower’s option, at (i) the applicable Base Rate, or (ii) in the case of Advances denominated in Euro, the applicable EURIBOR Rate (except that in the case of Interest Periods of less than one month, the EURIBOR Rate shall be determined in accordance with clause (iii) of the definition thereof), or (iii) in the case of Advances denominated in Pounds Sterling, the applicable LIBOR Rate (except that in the case of Interest Periods of less than one month, the LIBOR Rate shall be determined in accordance with clause (iii) of the definition thereof), plus Mandatory Costs, if any; provided that for so long as a EURIBOR Rate Disruption Event or a LIBOR Rate Disruption Event is continuing, all such Advances shall bear interest at the Base Rate.

7.1.2	Advances denominated in Dollars shall bear interest, at the relevant Borrower’s option, at (i) the applicable Base Rate, or (ii) the applicable LIBOR Rate plus Mandatory Costs, if any; provided that for so long as a LIBOR Rate Disruption Event is continuing, all such Advances shall bear interest at the Base Rate.

7.1.3	In addition to the Interest calculated in accordance with Clauses 7.1.1 — 7.1.2, a Usage Fee shall be payable by the Borrower(s), such Usage Fee to be calculated, on any date of determination, on the basis of the aggregate principal amount of the Advances Outstanding on such date, as provided in the Fee Letter.
7.2	Interest Periods

A Borrower may in relation to each Advance select Interest Periods of one or three months by giving written notice to the Administrative Agent in the form set out in

Exhibit A-2 no later than 10:00 a.m. two Business Days prior to each Funding Date provided that:
(a)	if no such written notice is given by a Borrower the Interest Period shall be of one month;

(b)	no Interest Period may extend beyond the Termination Date; and

(c)	the number of all Advances outstanding shall not exceed five.
7.3	Payment of Interest

Interest shall accrue on each Advance, as applicable, during each Accrual Period at the applicable Interest Rate. The relevant Borrower shall pay Interest on the unpaid principal amount of each Advance, as applicable, for the period commencing on and including the Funding Date of such Advance, as applicable, through but excluding the date that such Advance, as applicable, shall be paid in full. Accrued and unpaid Interest shall be payable on each Advance on each Payment Date, unless earlier paid pursuant to (i) a prepayment in accordance with Clause 6.2 or (ii) a reimbursement or repayment in accordance with Clause 6.3 or 6.4, as applicable.
7.4	Default Interest
7.4.1	If a Borrower fails to pay any amount payable by it under a Transaction Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 7.5, is 2.0% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Administrative Agent in its reasonable discretion. Any interest accruing under this Clause 7.4 shall be immediately payable by the relevant Borrower on demand by the Administrative Agent.

7.4.2	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Accrual Period applicable to that overdue amount but will remain immediately due and payable.
7.5	Notification of rates of interest
7.5.1	Each Lender Agent shall determine the amount of any Breakage Costs due to such Lender Agent on each Payment Date and shall inform the Administrative Agent of the amount of such Breakage Costs no later than 6 Business Days before such Payment Date. Any Breakage Costs not notified by such time shall be payable on the next following Payment Date.

7.5.2	The Administrative Agent shall determine: (i) the Interest Rate on each Quotation Date and shall advise each Lender Agent and Servicer of such Interest Rate promptly thereafter and (ii) Interest (including unpaid Interest, if any, due and payable on a prior Payment Date) to be paid by the relevant Borrower with respect to each Advance and each Swingline Advance on each Payment Date and shall advise each Lender Agent and the Servicer on behalf of the relevant Borrower thereof five Business Days prior to each Payment Date.
8.	PAYMENT MECHANICS
8.1	Payments during the Revolving Period.

Provided that no Event of Default has occurred which is continuing and subject to Clause 9.3, on each Payment Date during the Revolving Period, the Administrative Agent shall pay to the following Persons, pursuant to the most recent Monthly Report, from amounts released by the Account Bank (with the consent of the Security Trustee) from each Collection Account and the Reserve Fund, to the extent of Available Funds in such Collection Account and the Reserve Fund, the following amounts, provided that the consent of the Security Trustee to the release of amounts from each Collection Account and Reserve Fund shall be deemed to be given for the purpose of this Clause provided such amounts are in accordance with the Monthly Report and the Monthly Report provides for the application of funds to be made in accordance with the following order of priority such that no funds are applied to an item in the order of priority until all sums due (in whatever currency) in respect of items with a higher ranking in the order of priority are paid in full:
8.1.1	to any party owed, administrative fees (if any) (not to exceed €5,000 in any trailing 12-month period);

8.1.2	to the Servicer, (or Successor Servicer, as the case may be) in an amount equal to its accrued and unpaid Servicing Fees to the end of the preceding Collection Period, for the payment thereof;

8.1.3	to each Lender Agent (and, with respect to any accrued and unpaid Breakage Costs, the relevant Borrower(s)), pro rata in accordance with the amount of Advances Outstanding, in an amount equal to any accrued and unpaid Cost of Funds, Commitment Fee and Breakage Costs;

8.1.4	to the Administrative Agent, for the account of the applicable Affected Party, to be paid pro rata to such Affected Parties in accordance with the amount owed to such Person under this Clause 8.1.4, in an amount equal to any unpaid Increased Costs, Taxes and any Other Costs, for the payment thereof;

8.1.5	to the Administrative Agent, each Conduit Lender and each Institutional Lender, the Affected Parties and the Indemnified Parties, pro rata in accordance with the amount owed to such Person under this Clause 8.1.5, all other amounts (other than Advances Outstanding) then due under this Agreement, for the payment thereof;

8.1.6	at the option of the Borrower(s), to the Reserve Fund, an amount, if any, which, when so deposited, causes the balance of the Reserve Fund to equal the one-month Required Interest Reserve Amount, the two-month Required Interest Reserve Amount or the three-month Required Interest Reserve Amount;

8.1.7	to the extent not paid by the Servicer, to any Successor Servicer, pro rata in accordance with the amount owed to such Person under this Clause 8.1.7, in an amount equal to any accrued and unpaid Transition Costs, Successor Servicer Expenses and Market Servicing Fee Differential, for the payment thereof;

8.1.8	€1,500 to the Borrower in respect of its retained profit referred to in Recital (C);

8.1.9	at the option of the Borrower(s): (i) to be invested in additional Eligible Loans that become part of the Collateral within two Business Days of such date or distributed to the Borrower(s); and (ii) to be invested in Permitted Investments in accordance with Clause 1.1; and (iii) to make (or reserve towards making) payments relating to the Permitted Indebtedness; provided that the following conditions are satisfied following such payment(s) as determined by the Administrative Agent: neither a Default, an Event of Default nor a Servicer Termination Event has occurred or would result from the actions set forth in clauses (i) — (iii) above; and

8.1.10	the surplus to the Borrower, provided that the conditions to be satisfied under Clause 8.1.9 above are also satisfied following payment of such surplus.
8.2	Re-Investment during the Revolving Period. On the terms and conditions hereinafter set out, provided that no Event of Default has occurred which is continuing and subject to Clause 9.3, from time to time during the Revolving Period, a Borrower or the Servicer on its behalf, may, to the extent of any Principal Collections on deposit in any Collection Account:
8.2.1	request that the Account Bank (with the consent of the Security Trustee, provided that the consent of the Security Trustee to the release of amounts from each Collection Account and Reserve Fund shall be deemed to be given for the purpose of this Clause provided such amounts are in accordance with the Monthly Report and the Monthly Report provides for the application of funds to be made in accordance with the priority of payments provided in Clause 8.1 above), release such funds to the Servicer for the purpose of reinvesting in additional Eligible Loans, provided the following conditions are satisfied:
(a)	the Servicer provides same day written notice to the Administrative Agent by facsimile (to be received no later than 11:00 a.m. (London time) on such day) of such request and the amount thereof;

(b)	the notice required in Clause 8.2.1(a) above shall be accompanied by a Borrower Notice in the form of Exhibit A-1 executed by the relevant Borrower and at least one Responsible Officer of the Servicer;

(c)	the Account Bank provides to the Administrative Agent by facsimile or email (to be received no later than 11:00 a.m. (London time) on that same date) a statement reflecting the total amount of Principal Collections on deposit on such day in such Collection Account; and

(d)	upon the satisfaction of the conditions set out in Clauses 8.2.1(a) to 8.2.1(c) above, and the Account Bank’s confirmation of available funds, the Account Bank shall, with the consent of the Security Trustee, release funds consisting of Principal Collections from such Collection Account to the Servicer in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount of Principal Collections on deposit in such Collection Account on such day; or request that such funds be applied to make payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Clause 6.2.1, in which case the Account Bank shall deposit such funds into the appropriate Administrative Agent’s Account and the Administrative Agent shall apply such funds in accordance with Clause 6.2.1.
8.3	During the Amortisation Period. Provided that no Event of Default has occurred which is continuing and subject to Clause 9.3, on each Payment Date during the Amortisation Period, the Administrative Agent shall pay to the following Persons, pursuant to the most recent Monthly Report, from amounts transferred by the Account Bank (with the consent of the Security Trustee) from each Collection Account and the Reserve Fund to the corresponding Administrative Agent’s Account, to the extent of Available Funds in such Collection Account and the Reserve Fund, the following amounts, provided that the consent of the Security Trustee to the release of amounts from each Collection Account and Reserve Fund shall be deemed to be given for the purpose of this Clause provided such amounts are in accordance with the Monthly Report and the Monthly Report provides for the application of funds to be made in accordance with the following order of priority such that no funds are applied to an item in the order of priority until all sums due (in whatever currency) in respect of items with a higher ranking in the order of priority are paid in full in the following order of priority are paid in full:
8.3.1	to any party owed, administrative fees (if any) (not to exceed €5,000 in any trailing 12 month period);

8.3.2	to the extent not paid by the Servicer, to the Successor Servicer in an amount equal to any accrued and unpaid currently due Successor Servicer Fees, for the payment thereof;

8.3.3	to the Servicer, in an amount equal to its accrued and unpaid Servicing Fees to the end of the preceding Collection Period, for the payment thereof;

8.3.4	to each Lender Agent (and, with respect to any accrued and unpaid Breakage Costs, the relevant Borrower(s)), pro rata in accordance with the amount of Advances Outstanding hereunder, in an amount equal to any accrued and unpaid Interest, Commitment Fee and Breakage Costs;

8.3.5	to each Lender Agent, pro rata in accordance with the amount of Advances Outstanding hereunder, for the account of the applicable Lender, in an amount necessary to reduce the Advances Outstanding and Obligations due to such Lender to zero, for the payment thereof;

8.3.6	to the Administrative Agent and each Lender Agent, for the account of the applicable Affected Party, to be paid pro rata to such Affected Parties in accordance with the amount owed to such Person under this Clause 8.3.6, in an amount equal to any unpaid Increased Costs, Taxes and any Other Costs, for the payment thereof;

8.3.7	to each Lender Agent, the Lenders, the Affected Parties and the Indemnified Parties, pro rata in accordance with the amount owed to such Person under this Clause, all other amounts (other than Advances Outstanding) then due under this Agreement, for the payment thereof;

8.3.8	to the extent not paid by the Servicer, to any Successor Servicer, pro rata in accordance with the amount owed to such Person under this Clause, in an amount equal to any accrued and unpaid Transition Costs, Successor Servicer Expenses and Market Servicing Fee Differential, for the payment thereof;

8.3.9	to Wachovia Capital Markets LLC in an amount equal to the Aggregate Combined Facility Unpaids which are outstanding under the Combined Facility together with any amounts due under the Combined Facility Guarantee (but without double counting);

8.3.10	pro rata, to each Borrower, an amount of not more than €6,000 per annum in respect of that Borrower’s retained profit as referred to in Recital (F)(C);

8.3.11	to each Person entitled thereto, pro rata, an amount equal to all outstanding Obligations owed to such Person; and

8.3.12	after the occurrence of the “Collection Date” as defined in the Combined Facility, any remaining amounts shall be distributed to the Borrowers.
8.4	Consolidated Orders of Priorities. For the avoidance of doubt, given the joint and several liabilities of the Borrowers under this Agreement, the orders of priority shall be applied on a consolidated basis regardless of whether the moneys in question are in an account in the name of one or the other Borrower and regardless of whether the moneys represent amounts received or collected by one Borrower rather than the other.
9.	COLLECTIONS AND ALLOCATIONS
9.1	On or before the date on which a Borrower originates or otherwise acquires a Loan, such Borrower, or the Servicer on behalf of such Borrower, shall have instructed the related Obligor to make all payments in respect of such Loan to the Collection Account corresponding to the Currency in which such Loan is denominated. The relevant Borrower, or the Servicer on behalf of the relevant Borrower, shall promptly (but in no event later than two Business Days after the receipt thereof) identify any Collections received in the Collection Accounts as being Interest Collections or Principal Collections. In the event that any Collections are received in the Reserve Fund (whether by reason of outstanding direct debits or otherwise) they shall be promptly transferred to the Collection Account within one Business Day.
9.2	Notwithstanding anything to the contrary contained herein or in any other Transaction Document, all payments required to be made by a Borrower hereunder shall be made by such Borrower through the Servicer acting as its Paying Agent. In addition, each Borrower authorises the Servicer to execute on such Borrower’s behalf, notices given pursuant to Clause 6.2 and each Borrower’s certification to be delivered.

9.3	The Servicer shall allocate and apply Collections in each Collection Account to the payment of amounts payable in the Currency deposited into such Collection Account. To the extent that aggregate amounts payable or to become payable in any Currency exceed the amount of Collections denominated in such Currency on deposit in any Collection Account for such Currency and available for such payment, and Collections denominated in any other Currency on deposit in any Collection Account are available for such payment, then the Servicer shall allocate such other Collections to the payment of such amount, and on the Payment Date the Servicer, in consultation with the Administrative Agent, shall instruct the Account Bank to cause such other Collections to be converted to the Currency of payment using the spot selling rate as of the related Determination Date and shall apply the amounts so converted to the making of such payment such that no item in the orders of priority is paid unless and until items due (in whatever currency) which have a higher ranking in the order of priority have been paid in full.
9.4	With respect to any Revolving Loans or Delayed Draw Term Loans (until such time as they become Term Loans) subject to the Retained Interest provisions of this Agreement, Principal Collections and Interest Collections received by the Servicer will be allocated between the portion owned by the Borrower(s) and to the portion not owned by the Borrower(s) (if any) on a pro rata basis according to the outstanding principal amount of such portion.
10.	PAYMENTS, COMPUTATIONS, ETC.
10.1	Unless otherwise expressly provided herein, all amounts to be paid or deposited by a Borrower or the Servicer on behalf of a Borrower or which are transferred by the Account Bank from the Collection Accounts and the Reserve Fund shall be paid or deposited in accordance with the terms hereof no later than 12:00 p.m. (or 10:00 a.m. local time in the Principal Financial Centre of the Alternative Currency), on the day when due in immediately available funds to the applicable Administrative Agent’s Account as set out in ANNEX E. All amounts to be made available by any Lender, Lender Agent to the Administrative Agent in connection with the making of any Advance, whether in Euro or in an Alternative Currency, shall be sent to the Administrative Agent on the date when due in immediately available funds to an account designated by the Administrative Agent to each such Lender or Lender Agent or Swingline Lender Agent, which amounts, if in an Alternative Currency, shall be made available to the Administrative Agent no later than 12:00 p.m. (or 10:00 a.m. local time in the Principal Financial Centre of the Alternative Currency) on the date when due. If, under any provisions of this Agreement, any Lender or Lender Agent is owed any amount in respect of Breakage Costs, each such Lender or Lender Agent, as the case may be, shall send a statement to the Administrative Agent listing each such amount in accordance with Clause 7.4.
10.2	Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder, as the case may be.
10.3	All payments hereunder shall be made without set-off or counterclaim and in such Currency and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement (after withholding for or on account of any Taxes).
10.4	Except to the extent otherwise provided herein or in any other Transaction Document, all amounts owing under this Agreement or under any such other Transaction Document are payable in Euro, except for the principal of, and Cost of Funds on, any Advance denominated in any Alternative Currency and Breakage Costs relating thereto, which are payable in such Alternative Currency. If a Borrower shall fail to pay any principal of, or any Interest on, any Advance when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Advance shall, if such Advance is not denominated in Euro, automatically be redenominated in Euro on the due date thereof (or, if such due date is a day other than the last day of the Accrual Period therefor, on the last day of such Accrual Period) in an amount equal to the Euro Equivalent thereof using the spot selling rate as of such date.
11.	FEES
11.1	The Borrowers shall pay to each Lender Agent, quarterly in arrears, in accordance with Clauses 8.1.3 and 8.3.4, to the extent of Available Funds:
11.1.1	from the Collection Accounts and the Reserve Fund on each Payment Date, the Commitment Fee; and

11.1.2	from (i) the Collection Account corresponding to the currency of each Advance Outstanding and (ii) the Reserve Fund, the Usage Fee.
11.2	The Borrower(s) shall pay to the Administrative Agent, in accordance with Clause 33.9, (i) on the Closing Date, an amount equal to the estimated reasonable legal fees and itemised out-of-pocket expenses of the Administrative Agent’s counsel as of such date, and (ii) all additional reasonable fees and out-of-pocket expenses of such counsel within 30 Business Days after receiving an invoice for such amounts.
11.3	If, in respect of the next Payment Date, the Administrative Agent determines that there would be an insufficient amount of Collections available in any Currency to pay the amounts to be paid under Clauses 11.1 and 11.2 denominated in such Currency at a particular level of the Priority of Payments on such Payment Date, then the Administrative Agent shall exchange an amount of Collections available in any other Currency (as selected by the Administrative Agent in a commercially reasonable manner) equal to such shortfall at the spot selling rate determined by the Administrative Agent for delivery two Business Days after such date of determination, which amounts shall be applied on the next Payment Date in accordance with the Priority of Payments, and (ii) if such Collections are insufficient to fully pay the shortfall, apply the Reserve Fund to such shortfall. If any item at a particular level of the Priority of Payments remains unpaid after such application then, with respect to the item (or if more than one item, those items ranking pari passu in priority of payment) which will not be paid in full, the relevant shortfall shall be borne proportionately between such items of the same priority.

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

In this Agreement:

“Protected Party” means a Lender which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Transaction Document.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Transaction Document is either:
(i)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)	a partnership each member of which is:
(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.
“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Transaction Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Lender under Clause 12.2 or a payment under Clause 12.3.

“Treaty Lender” means a Lender which:
12.1.1	is treated as a resident of a Treaty State for the purposes of the Treaty and under the terms of that Treaty is entitled to receive payment of interest (subject to the completion of any necessary procedural formalities) without any deduction or withholding on account of Tax; and

12.1.2	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from withholding tax imposed by the United Kingdom on interest.

Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the sole discretion of the person making the determination acting in good faith.

12.2	Tax gross-up
12.2.1	The Borrowers and the Additional Guarantors shall make all payments to be made by them under any Transaction Document without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2	Each Borrower and Additional Guarantor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Each Lender shall promptly notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender, it shall promptly notify the relevant Borrower or Additional Guarantor.

12.2.3	If a Tax Deduction is required by law to be made by a Borrower or Additional Guarantor the amount of the payment due from such Borrower or Additional Guarantor shall be increased to an amount necessary to ensure that (after making such Tax Deduction) it leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4	A Borrower or Additional Guarantor is not required to make an increased payment to a Lender under Clause 12.2.3 above for a Tax Deduction, in respect of tax imposed in the United Kingdom, if on the date on which the payment falls due:
(a)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the generally published interpretation, administration, or application of) any law or Treaty, or any generally published practice or concession of any relevant taxing authority; or

(b)
(A)	the relevant Lender is a Qualifying Lender solely under sub-paragraph (a)(ii) of the definition of Qualifying Lender;

(B)	an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the Income Tax Act (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that

Lender has received from that Borrower or Additional Guarantor a certified copy of that Direction; and

(C)	the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or
(c)	the relevant Lender is a Qualifying Lender solely under sub-paragraph (a)(ii) of the definition of Qualifying Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the generally published interpretation, administration or application of) any law, or any generally published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Borrower or Additional Guarantor; or

(d)	the relevant Lender is a Treaty Lender and the Borrower or Additional Guarantor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 12.2.7 below ; or

(e)	the increased payment is due as a result of any assignment or transfer of the Loans by an Existing Lender to a New Lender pursuant to Clause 21.
12.2.5	If a Borrower or Additional Guarantor is required to make a Tax Deduction as a result of a change in the Applicable Law, such Borrower or Additional Guarantor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.6	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the relevant Borrower or Additional Guarantor shall deliver to the Administrative Agent, for the Lender entitled to the payment, evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2.7	A Treaty Lender and the relevant Borrower or Additional Guarantor, to the extent a Borrower or Additional Guarantor makes a payment to which that Treaty Lender is entitled, shall co-operate in completing any procedural formalities (including the completion and submission of any relevant form) necessary for such Borrower or Additional Guarantor to obtain authorisation to make that payment without a Tax Deduction and in particular each Treaty Lender shall, as soon as reasonably practicable, submit an application for gross payment to its local tax authority and provide a copy of such application to the Administrative Agent and the relevant Borrower or Additional Guarantor.
12.3	Tax indemnity
12.3.1	The relevant Borrower shall (within three Business Days of demand by the Administrative Agent) pay (or procure payment) to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines, acting in good faith, will be or has been (directly or indirectly)

suffered for or on account of Tax by that Protected Party in respect of a Transaction Document. A copy of a certificate confirming the amount and date of the loss, liability or Tax suffered or to be suffered shall accompany the demand for payment.

12.3.2	Clause 12.3.1 above shall not apply:
(a)	with respect to any Tax assessed on a Protected Party:
(i)	under the law of the jurisdiction in which that Protected Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Protected Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Protected Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,
(b)	if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Protected Party; or
(c)	to the extent a loss, liability or cost:
(i)	is compensated for by an increased payment under Clause 12.2;

(ii)	would have been compensated for by an increased payment under Clause 12.2 but was not (or will not be) so compensated solely because one of the exclusions in sub-clause 12.2.4 of Clause 12.2 applied (or will apply); or

(iii)	arises as a result of wilful misconduct by such Protected Party.
12.3.3	A Protected Party making, or intending to make a claim pursuant to Clause 12.3.1 above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the relevant Borrower.

12.3.4	A Protected Party shall, on receiving a payment from a Borrower under this Clause 12.3, notify the Administrative Agent.

12.3.5	This Clause 12.3 shall not apply to the extent any loss, liability, cost or Tax is attributable to the wilful misconduct of the relevant Protected Party or any of its affiliates or agents.
12.4	Tax Credit

If a Borrower or Additional Guarantor makes a Tax Payment and the relevant Secured Party determines that:
12.4.1	a Tax Credit is either attributable to that Tax Payment or to the Tax Deduction to which that Tax Payment relates; and

12.4.2	that Secured Party has obtained, utilised and fully retained that Tax Credit on an affiliated group basis, the Secured Party shall pay an amount to the relevant Borrower or Additional Guarantor which that Secured Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the relevant Borrower or Additional Guarantor.

12.5	Stamp Taxes

Each Borrower shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Transaction Document.

12.6	Value Added Tax
12.6.1	All consideration expressed to be payable under a Transaction Document by any party to a Lender shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Lender to any party in connection with a Transaction Document, that party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT and such Lender shall promptly provide an appropriate VAT invoice to such Party.

12.6.2	Where a Transaction Document requires any party to reimburse a Secured Party for any costs or expenses, that party shall also at the same time pay and indemnify that Secured Party against all VAT incurred by the Secured Party in respect of the costs or expenses to the extent that the Secured Party reasonably determines that neither it, nor any other member of any group of which it is a member for VAT purposes, is entitled to credit or repayment from the relevant tax authority in respect of the VAT.
13.	INCREASED COSTS

13.1	Increased costs
13.1.1	If either (i) the introduction of or any change in or in the interpretation of any Applicable Law, guideline, rule, regulation, directive or request (including the implementation of the Basel II Framework by national authorities) or (ii) compliance by any Affected Party with any Applicable Law, guideline, rule, regulation, directive or request from any central bank or other Governmental Authority (whether or not having the force of law) (including any national regulation which implements the Basel II Framework), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of (i) reducing the rate of return on the capital of any Affected Party or any Lender’s Holding Company, (ii) imposing an additional or increased cost, or (iii) reducing any amount due and payable under any Transaction Document, in each case as a consequence of its obligations hereunder or arising in connection herewith or an additional or increased cost of any Affected Party to the extent that it is attributable to that Affected Party having entered into its Commitment or funding or performing an obligation in connection herewith to a level below or above, as applicable, that which any such Affected Party or such Lender’s Holding Company could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party or such Lender’s Holding Company with respect to capital adequacy) by an amount deemed by such Affected Party or such Lender’s Holding Company to be material, then from time to time, within 10 days after demand by such Affected Party (which demand shall be accompanied by a statement setting out the basis for such demand), the relevant Borrower(s) shall pay directly to such Affected Party or the Lender with respect to such Holding Company such additional amount or amounts as will compensate such Affected Party for such reduction.

13.1.2	If as a result of any event or circumstance similar to those described in Clause 13.1.1, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within 10 days after demand by such Affected Party, the relevant Borrower(s) shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any such amounts paid by it.

13.1.3	In determining any amount provided for in this Clause 13.1, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Clause 13.1 shall submit to the relevant Borrower(s) a certificate as to such additional or increased cost or reduction, which certificate shall calculate in reasonable detail any such charges and shall be conclusive absent demonstrable error.

13.1.4	If a Lender shall notify the Administrative Agent that a Eurocurrency Disruption Event as described in paragraph (a) of the definition of “Eurocurrency Disruption Event” has occurred, the Administrative Agent shall in turn so notify the Borrowers, whereupon all Advances in respect of which Interest accrues at the LIBOR Rate shall immediately be converted into Advances in respect of which Interest accrues at the applicable Base Rate.

13.1.5	Failure or delay on the part of any Affected Party to demand compensation pursuant to this Clause 13.1 shall not constitute a waiver of such Affected Party’s right to demand such compensation.
13.2	Exceptions
13.2.1	Clause 13.1 does not apply to the extent any Increased Cost is:
(a)	Attributable to a Tax Deduction required by law to be made by a Borrower or Additional Guarantor;

(b)	compensated for by Clause 12.2 or 12.3 (or would have been compensated for under Clause 12.2 or 12.3 but was not so compensated solely because any of the exclusions in Clause 12.2 or 12.3.2 applied); or

(c)	compensated for by the payment of the Mandatory Cost.
13.2.2	In this Clause 13.2, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1.
14.	OTHER INDEMNITIES

14.1	Currency indemnity
14.1.1	If any sum due from a Borrower or Additional Guarantor under the Transaction Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(a)	making or filing a claim or proof against such Borrower or Additional Guarantor;
(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, such Borrower or Additional Guarantor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.1.2	Each of the Borrowers and Additional Guarantors waives any right it may have in any jurisdiction to pay any amount under the Transaction Documents in a currency or currency unit other than that in which it is expressed to be payable.
15.	INDEMNIFICATION AND EXPENSES

15.1	Indemnification and Expenses
15.1.1	Without limiting any other rights that any such Person may have hereunder or under Applicable Law, each of the Borrowers hereby agrees to indemnify the Administrative Agent, the Successor Servicer (if it is not an Affiliate of the Borrower), the Security Trustee, any other Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable legal fees and disbursements to the extent expressly set forth below (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party arising out of or as a result of this Agreement, excluding, however, Indemnified Amounts to the extent resulting from (i) fraud, gross negligence or wilful misconduct on the part of such Indemnified Party or (ii) Indemnified Amounts to the extent already compensated for under Clause 12,

13, 14, 15 or 33. Without limiting the foregoing, each of the Borrowers shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:
(a)	any Loan treated as or represented by the relevant Borrower to be an Eligible Loan that is not at the applicable time an Eligible Loan;

(b)	reliance on any representation or warranty made or repeated by the Borrowers, the Servicer or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or repeated;

(c)	the failure by the relevant Borrower to comply with any term, provision or covenant contained in this Agreement or any other Transaction Document, or with any Applicable Law with respect to any Loan comprising a portion of the Collateral, or the nonconformity of any Loan or any Related Property with any such Applicable Law or any breach by the relevant Borrower thereof to perform its obligations under the Loans included as a part of the Collateral;

(d)	the failure to vest and maintain vested in the Security Trustee, on behalf of the Secured Parties a valid, effective and first ranking security interest in the Collateral in accordance with the Transaction Documents;

(e)	the failure to file, or any delay in filing, security registrations or other similar instruments or documents of any applicable jurisdiction or other Applicable Laws with respect to any Collateral, or to place any loan note or Loan Documents in the possession of the Collateral Custodian as required by the Transaction Documents;

(f)	any dispute, claim, offset or defence (other than the discharge in bankruptcy) of the relevant Obligor to the payment of any Loan included as part of the Collateral that is, or is purported to be, an Eligible Loan (including, without limitation, a defence based on the Loan not being a legal, valid and binding obligation of the relevant Obligor enforceable against it in accordance with its terms);

(g)	any failure of a Borrower or the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by the Servicer, a Borrower or any Affiliate thereof to perform its respective duties under the Loans;

(h)	any products liability claim or environmental liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Related Property, merchandise or services that are the subject of any Loan included as part of the Collateral or the Related Property included as part of the Collateral;

(i)	the failure by a Borrower to pay when due any Taxes for which such Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(j)	any repayment by the Administrative Agent or another Secured Party of any amount previously distributed in reduction of Advances Outstanding, or payment of Cost of Funds or any other amount due hereunder, in each case which amount the Administrative Agent or another Secured Party believes in good faith is required to be repaid;

(k)	any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or in respect of any Loan included as part of the Collateral or the Related Property included as part of the Collateral;

(l)	any failure by a Borrower to give reasonably equivalent value to any transferor in consideration for the transfer by such Person to such Borrower of any Loan or the Related Property or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action;

(m)	the failure of a Borrower, any of its agents or representatives to remit to the Servicer or the Administrative Agent, Collections on the Collateral remitted to such Borrower or any such agent or representative in accordance with the terms hereof or the commingling by a Borrower or any Affiliate of any collections;

(n)	the failure to maintain, as of the close of business on each Business Day prior to the Termination Date, an amount of Advances Outstanding that is less than or equal to the lesser of (x) the Facility Amount and (y) the amount which permits compliance with the Minimum Overcollateralization Ratio on such Business Day; or

(o)	fluctuations in a Currency which a Lender may sustain as a consequence of the payment of any Advance Outstanding in that Currency (including as a result of any mandatory prepayment hereunder or the occurrence of an Event of Default that is continuing or the Termination Date) other than in the Currency in which such Advance was made.
15.1.2	Any amounts subject to the indemnification provisions of this Clause 15.1 shall be paid by the relevant Borrower to the applicable Indemnified Party within five Business Days following such Person’s demand therefor.

15.1.3	If for any reason the indemnification provided above in this Clause 15.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the relevant Borrower(s) shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the relevant Borrower(s) on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

15.1.4	The obligations of the Borrowers under this Clause 15.1 shall survive the removal of the Administrative Agent, the Servicer, the Successor Servicer or the Security Trustee and the termination of this Agreement.
16.	REPRESENTATIONS AND WARRANTIES

16.1	The Borrowers jointly and severally make the representations and warranties set out in this Clause 16.1 to each Secured Party on the Closing Date and on the date of the Initial Advance and in addition, the Repeating Representations are deemed to be made by each Borrower with reference to the facts and circumstances then existing on each Funding Date. For the purpose of this Clause and this Agreement, “Repeating Representations” means each of the representations set out in this Clause 16 except for those in Clauses 16.1.9 and 16.1.25 (to the extent it applies to the date of the Initial Advance, but which shall otherwise be repeated by reference to the circumstances existing on each date on which it is repeated).
16.1.1	Organisation; Power and Authority. Each of the Borrowers is a private limited company duly organised and validly existing under the laws of the jurisdiction of its formation and has full power, authority and legal right to own its assets and conduct its business as such business is presently conducted and to enter into and perform its obligations under this Agreement and each other Transaction Document to which it is a party, including the Combined Facility.

16.1.2	Due Qualification. Each of the Borrowers is duly qualified to do business as a private limited company in its country of incorporation and in each jurisdiction where it conducts business.

16.1.3	Due Authorisation. The execution and delivery of this Agreement and each Transaction Document to which each Borrower is a party, including the Combined Facility and the consummation of the transactions provided for herein and therein have been duly authorised by the relevant Borrower by all necessary action on the part of such Borrower.

16.1.4	No Conflict. The execution and delivery of this Agreement and each Transaction Document to which each Borrower is a party, including the Combined Facility, the performance by each Borrower of the transactions contemplated hereby and thereby and the fulfilment of the terms hereof and thereof will not conflict with or result in any breach of any of the terms and provisions of, and will not constitute (with or without notice or lapse of time or both) a default under, the relevant Borrower’s articles of incorporation or any Contractual Obligation of the relevant Borrower.

16.1.5	No Violation. The execution and delivery of this Agreement and each Transaction Document to which each Borrower is a party, including the Combined Facility, the performance of the transactions contemplated hereby and thereby and the fulfilment of the terms hereof and thereof will not conflict with or violate any Applicable Law.

16.1.6	No Proceedings. Except as previously disclosed to the Administrative Agent and each Lender Agent in writing, there are no proceedings or investigations

(formal or informal) pending or, to the best knowledge of the Borrowers, threatened against either Borrower, before any Governmental Authority:
(a)	asserting the invalidity of this Agreement or any Transaction Document to which either Borrower is a party, including the Combined Facility,

(b)	seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any Transaction Document to which either Borrower is a party, including the Combined Facility, or

(c)	seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
16.1.7	All Consents Required. All approvals, authorisations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by each Borrower of this Agreement and by each Borrower of any Transaction Document to which such Borrower is a party, including the Combined Facility, have been obtained.

16.1.8	EU Insolvency Regulation. Each Borrower:
(a)	has its “centre of main interests” (within the meaning of Article 3(l) of the EU Insolvency Regulation) in England and Wales; and
(b)	has no “establishment” (as that term is used in Article 2(h) of the EU Insolvency Regulation) or branch office in any jurisdiction outside England and Wales ; and
(c)	has no Subsidiaries, no employees and, except as previously disclosed to the Administrative Agent, no premises.
16.1.9	Insolvency, Etc. The transactions contemplated under this Agreement and each Transaction Document to which each Borrower is a party, including the Combined Facility do not and will not render such Borrower Insolvent. Neither of the Borrower is Insolvent or subject to any Insolvency Proceeding.
16.1.10	Selection Procedures. No procedures believed by either Borrower to be materially adverse to the interests of the Secured Parties were utilised by such Borrower in identifying and/or selecting the Loans that are part of the Collateral.
16.1.11	Taxes.
(a)	Each Borrower has filed or caused to be filed all Tax returns required to be filed by it. Each Borrower has paid all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Borrower), and no Tax lien has been filed and, to each Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(b)	Neither Borrower has engaged nor will it engage in any course of conduct (whether by act, omission or otherwise) which has given rise to or might reasonably be expected to give rise to any liability of such Borrower under section 767A or section 767AA ICTA;
(c)	Neither Borrower has acquired any right or title to, or interest in, any asset (or any part of an asset) in circumstances in which, were it to cease to be a member of the same group of companies (for any relevant tax purposes) as the company from which it acquired that right or title to, or interest in, that asset (or part thereof), it could have a liability to pay tax under section 179 TCGA, paragraphs 3, 9 or 11 Schedule 7 FA 2003, paragraph 12A Schedule 9 FA 1996, paragraph 30A Schedule 26 FA 2002, or otherwise;
(d)	No steps have been taken by either Borrower, nor will any steps be taken by either Borrower which could cause such Borrower to be a member of a VAT group with any company that is not a Borrower.
16.1.12	Agreements Enforceable. This Agreement and each Transaction Document to which each Borrower is a party, including the Combined Facility, constitutes the legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

16.1.13	Reports Accurate. All Monthly Reports and information furnished or to be furnished by a Borrower or the Servicer to the Administrative Agent or any Lender in connection with this Agreement are true, complete and accurate.

16.1.14	Location of Offices. Since its formation, no Borrower has changed its name, identity, structure, existence or state of formation, whether by an amendment of its constitutional documents, by reorganisation or otherwise.

16.1.15	Tradenames. Other than ‘CapitalSource’, neither of the Borrowers has any trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

16.1.16	Management. Each Borrower is centrally managed and tax resident in the United Kingdom and neither Borrower is tax resident in any other jurisdiction.

16.1.17	Value Given. Each Borrower has given reasonably equivalent value to any transferor in consideration for the transfer by such Person to such Borrower of the Loans, no such transfer was made for or on account of an antecedent debt owed by such Person to such Borrower, and no such transfer is voidable or subject to avoidance under any Insolvency Law.

16.1.18	Articles of Incorporation. The articles of incorporation of each of the Borrowers are in the forms supplied to the Administrative Agent on the Amendment Date.

16.1.19	Separate Entity. Neither of the Borrowers has:
(a)	engaged in any business or activity other than (a) entering into the Transaction Documents to which it is a party, (b) making, purchasing, owning, originating, holding, selling, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Loans and Related Property in the Collateral as contemplated by the terms of the Transaction Documents, and (c) such other activities as are incidental or related thereto (together, the “Permitted Activities”);
(b)	merged into or consolidated with any Person or dissolved, terminated or liquidated in whole or in part, transferred or otherwise disposed of all or substantially all of its assets or changed its legal structure, without in each case first obtaining the consent of the Administrative Agent and each Lender Agent other than as contemplated in the Transaction Documents;
(c)	failed to preserve its existence as an entity duly organised and validly existing under the laws of the jurisdiction of its organisation or formation, or without the prior written consent of the Administrative Agent or each Lender Agent, amended, modified, terminated or failed to comply with the provisions of its articles of incorporation (except in relation to the issue of shares, which shares are subject to Security in favour of the Secured Parties), or failed to comply with any formalities applicable to its form of incorporation;
(d)	except as permitted by this Agreement and the other Transaction Documents, commingled its assets with the assets of any of its Affiliates, or of any other Person;
(e)	incurred any debt, secured or unsecured, direct or contingent, other than (A) Indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Advances owed to any of the Lenders, (B) liabilities incidental to the maintenance of its existence, or (C) Indebtedness approved by the Administrative Agent and the Lenders (in their sole discretion) that is either non-recourse to the relevant Borrower or Permitted Indebtedness;
(f)	failed to maintain its records, books of account and bank accounts separate and apart from those of any other Person;
(g)	entered into any contract or agreement with any Person, other than (i) the transactions permitted or contemplated by this Agreement, any other Transaction Document, including the Combined Facility, and (ii) other transactions (including, without limitation, transactions related to the use of office space or computer equipment or software by the Borrower to or from an Affiliate) (A) in the ordinary course of business, (B) pursuant to the reasonable requirements of the Borrower’s business and (C) upon fair and reasonable terms that are no less favourable to the Borrower than could be obtained in a comparable arm’s-length transaction with third parties;

(h)	failed to correct any known misunderstandings regarding the separate identity of either of the Borrowers and CapitalSource Europe Limited., CapitalSource Finance LLC, CapitalSource UK Limited, CapitalSource Inc. or any principal or Affiliate thereof or any other Person;

(i)	guaranteed, become obligated for, or held itself out to be responsible for the debt of another Person other than pursuant to the Transaction Documents, and the Combined Facility Guarantee;

(j)	failed either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (a) to mislead others as to the identity with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(k)	except as may be required by any Insolvency Laws, shared any common logo with or held itself out as or been considered as a department or division of (a) any of its principals or Affiliates, (b) any Affiliate of a principal or (c) any other Person;

(l)	failed to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person;

(m)	failed to pay its own liabilities and expenses only out of its own funds;

(n)	acquired the obligations or securities of its Affiliates or shareholders;

(o)	if applicable, failed to use separate invoices and checks bearing its own name;

(p)	failed at any time to have appointed at least one independent director (each, an “Independent Director”), which is not and, for the immediately preceding two year period, was not (a) a director (other than an Independent Director), officer or employee of either Borrower; (b) a director, officer or employee of CapitalSource Europe Limited. or any of its Affiliates; (c) a supplier, independent contractor or any other Person who derives more than 15% of its gross revenues from its activities with a Parent, the Servicer, CapitalSource TRS Inc., CapitalSource Inc. and/or any Affiliate of the foregoing; or (d) a member of the immediate family of any person meeting the criteria set fourth in paragraphs (a), (b) or (c) of this Clause (p); provided that any such Independent Director may be an Independent Director of another special purpose entity affiliated with the relevant Borrower;

(q)	failed to provide that the consent of a majority of the directors (including the consent of all of the Independent Directors) where a majority of the directors and all of the Independent Directors of the relevant Borrower in attendance is required for a Borrower to (a) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganisation or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the relevant Borrower, (e) make any assignment for the benefit of the relevant Borrower’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing.
16.1.20	Accuracy of Representations and Warranties. Without prejudice to the terms and effect of any other representation or warranty, each representation or warranty by the Borrowers contained herein or in any certificate or other document furnished by a Borrower pursuant hereto or in connection herewith is true and correct in all material respects.

16.1.21	Environmental. As of the Borrower Cut-Off Date with respect to any Loan where mortgaged property that is material to the operations of the related business constitutes Related Property securing such Loan, as far as the relevant Borrower is aware, the related mortgaged property was free of contamination from toxic substances or hazardous wastes requiring action under Applicable Law or is subject to ongoing environmental rehabilitation approved by the Servicer, and, as of the related Borrower Cut-Off Date of such Loan, the relevant Borrower has no knowledge of any such contamination from toxic substances or hazardous waste material on any such mortgaged property unless such items are below action levels.

16.1.22	Material Adverse Change. (i) as of the Closing Date, there has been no Material Adverse Change with respect to the Servicer, CapitalSource Europe Limited, CapitalSource UK Limited or any Borrower and (ii) as of each Funding Date, there has been no Material Adverse Change with respect to the Servicer, CapitalSource Europe Limited, CapitalSource UK Limited or any Borrower since the Closing Date.

16.1.23	No Default
(a)	No Default exists or would result from the making of any Advance.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on either Borrower or to which its assets are subject which would reasonably be expected to have a Material Adverse Effect.
16.1.24	Pari Passu Ranking

16.1.25	Each of the Borrower’s payment obligations under the Transaction Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations preferred by law applying to companies generally.

16.1.26	Representations and Warranties of the Borrowers Relating to the Agreement and the Loans

16.1.27	Each of the Borrowers hereby represents and warrants to the Administrative Agent and each other Secured Party that:
(a)	Eligibility of Loans. As of the date of the Initial Advance and on each Funding Date, (i) the Loan List and the information contained in the Borrower Notice delivered under this Agreement is an accurate and complete listing in all material respects of all the Loans that are part of the Collateral as of such date, and the information contained therein with respect to the identity of such Loans and the amounts owing thereunder is true and correct in all material respects as of such date, (ii) each such Loan satisfies the criteria of the definition of Eligible Loan on the Amendment Date, (iii) each such Loan and the Related Property is free and clear of any Security (other than Permitted Security).

(b)	No Fraud. Each Loan was originated without any fraud or material misrepresentation by the relevant Borrower or, to the best of the relevant Borrower’s knowledge, on the part of any transferor of such Loan or the Obligor.
16.1.28	Collateral; Collateral Security
(a)	Save for any Permitted Security, neither of the Borrowers (in its capacity as a lender) has assigned, pledged, or otherwise conveyed or encumbered the Eligible Loans or any of its other assets to any Person.
(b)	The provisions of the Debentures and the other Security Documents are effective to create in favour of the Security Trustee the security interests which the Debentures and such other Security Documents purport to create, and those security interests are valid and effective, in each case subject to any filing, registration or notarisation (including registration of the Debenture) necessary to perfect (where perfection may be required in accordance with the Security Documents) such Security interests and make such Security interests enforceable and effective.
16.1.29	True and Complete Disclosure

The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of each Borrower to the Administrative Agent in connection with the negotiation, preparation or delivery of this Agreement and the other Transaction Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, it being understood and agreed that, for the purposes of this Clause 16.1.29, such information shall not include projections and pro forma financial information. All written information (other than any pro forma financial information) furnished after the date hereof by or on behalf of each Borrower to the Administrative Agent in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of any projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of either Borrower, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Transaction Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Administrative Agent for use in connection with the transactions contemplated hereby or thereby.
16.1.30	Employees/Defined Benefit Scheme Neither of the Borrowers has any employees or maintains a pension scheme.

16.1.31	Subsidiaries Neither of the Borrowers has any Subsidiaries.

16.1.32	Business Affairs
(a)	The business and affairs of each Borrower have at all times been, and will at all times be, managed, controlled and conducted in its own name as an identifiable business, separate, independent and identifiable from the business of any other Person.

(b)	The records, books, accounts and minutes of each Borrower have at all times been, and will continue at all future times to be, maintained separate and distinct from those of any other Person.

(c)	The assets and liabilities and the funds of each Borrower have at all times been, and will continue at all future times to be, kept separate and distinct from any other Person; and each Borrower has received, deposited, withdrawn, paid and disbursed, and will at all future times receive, deposit, withdraw, pay and disburse, all monies, funds and receivables in the ordinary course of its business and in a manner separate and distinct from any other Person.

(d)	Neither Borrower has paid nor will it pay nor is it or will it become liable for, any debt of any other Person except as contemplated under the Transaction Documents.

(e)	All dealings and transactions of each Borrower with all other persons have at all times been and will continue at all times to be at arms-length.

(f)	Any Contractual Obligation of a Borrower (other than any Loans originated or otherwise acquired by such Borrower and the related Loan transfer documents) shall contain an agreement by each of the other parties thereto not to institute against, or join any other Person in instituting against, such Borrower any Insolvency Proceeding so long as there shall not have elapsed a period of one year and one day (or such longer preference period as shall then be in effect) since the Collection Date.

16.1.33	The representations and warranties in this Clause 16 shall survive the termination of this Agreement.
16.2	The Additional Guarantors jointly and severally make the representations and warranties set out in this Clause 16.2 to each Secured Party on the Amendment Date and in addition, shall be deemed to repeat such representations (other than those in Clause 16.2.8 below) with reference to the facts and circumstances then existing on each Funding Date.
16.2.1	Organisation; Power and Authority. Each of the Additional Guarantors is duly organised and validly existing under the laws of the jurisdiction of its formation and has full power, authority and legal right to own its assets and conduct its business as such business is presently conducted and to enter into and perform its obligations under this Agreement.

16.2.2	Due Qualification. Each of the Additional Guarantors is duly qualified to do business in its country of incorporation and in each jurisdiction where it conducts business.

16.2.3	Due Authorisation. The execution and delivery of this Agreement and each Transaction Document to which each Additional Guarantor is a party and the consummation of the transactions provided for herein and therein have been duly authorised by the relevant Additional Guarantor by all necessary action on the part of such Additional Guarantor.

16.2.4	No Conflict. The execution and delivery of this Agreement, the performance by each Additional Guarantor of the transactions contemplated hereby and the fulfilment of the terms hereof will not conflict with or result in any breach of any of the terms and provisions of, and will not constitute (with or without notice or lapse of time or both) a default under, the relevant Additional Guarantor’s articles of incorporation or any Contractual Obligation of the relevant Additional Guarantor.

16.2.5	No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfilment of the terms hereof will not conflict with or violate any Applicable Law.

16.2.6	No Proceedings. Except as previously disclosed to the Administrative Agent and each Lender Agent in writing, there are no proceedings or investigations (formal or informal) pending or, to the best knowledge of the Additional Guarantors, threatened against either Additional Guarantor, before any Governmental Authority:
(a)	asserting the invalidity of this Agreement,

(b)	seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or

(c)	seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

16.2.7	All Consents Required. All approvals, authorisations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by each Additional Guarantor of this Agreement have been obtained.

16.2.8	Insolvency, Etc. The transactions contemplated under this Agreement and each Transaction Document to which each Additional Guarantor is a party do not and will not render such Additional Guarantor Insolvent. No Additional Guarantor is Insolvent or subject to any Insolvency Proceeding.
17.	INFORMATION UNDERTAKINGS

The undertakings in this Clause remain in force from the date of this Agreement until the Collection Date.

17.1	Financial statements

Each Borrower shall supply, to the extent not supplied by the other Borrower or the Servicer hereunder or under the Servicing Agreement, to each of the Lenders:
17.1.1	as soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of (i) the Borrower and (ii) the relevant Parent, the unaudited balance sheet of (i) the Borrower and (ii) the relevant Parent, as at the end of such period, and the related unaudited statement of income and retained earnings and statement of equity for (i) the Borrower and (ii) the relevant Parent, for such period and the portion of the fiscal year through the end of such period, setting out in each case in comparative form the figures for the previous year (if any), accompanied by a certificate of a Responsible Officer of (i) the Borrower and (ii) the relevant Parent, which certificate shall state that said financial statements fairly present the financial condition and results of operations of (i) the Borrower and (ii) the relevant Parent, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments), provided that such balance sheets and statements in respect of CapitalSource UK Limited shall be required to be provided only upon it having commenced its operations;

17.1.2	as soon as available and in any event within 120 days after the end of each fiscal year of (i) the Borrower and (ii) the relevant Parent, the audited balance sheet of (i) the Borrower and (ii) the relevant Parent, as at the end of such fiscal year and the related audited statement of income and retained earnings and audited statement of equity for (i) the Borrower and (ii) the relevant Parent, for such year, setting out in each case in comparative form the figures for the previous year (if any), accompanied by an opinion thereon of independent certified public accountants of recognised national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present the financial condition and results of operations of (i) the Borrower and (ii) the relevant Parent as at the end of, and for, such fiscal year in accordance with GAAP, provided that such audited balance sheets and statements in respect of CapitalSource UK Limited shall be required to be provided only upon it having commenced its operations and provided further that if no such audited balance sheets or statements are available at the relevant time, unaudited balance sheets and statements shall be provided;

17.1.3	(i) within 45 days after the end of each of its first three fiscal quarters, a copy of the quarterly report on Form 10-Q of CapitalSource Inc. for the most recent fiscal quarter and unaudited consolidating statements, and (ii) within 90 days after the end of each fiscal year, a copy of the annual report on Form 10-K of CapitalSource Inc., in each case in the form as filed with the Securities and Exchange Commission and unaudited consolidating statements;

17.1.4	within 15 Business Days after the Administrative Agent’s request, such other information regarding the operation of or the Collateral, or the financial condition, operations, or business of the Borrower as may be reasonably requested by the Administrative Agent, including all business plans prepared by or for the Borrower;

17.1.5	upon the Administrative Agent’s request, a copy of any financial or other report the Borrower shall receive from any Obligor with respect to an item of Collateral within 15 days after the Borrower’s receipt thereof.; and
17.2	Information; Miscellaneous

The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests, and the Administrative Agent shall promptly send to each Lender):
17.2.1	promptly, and in any event within 10 days after service of process on any of the following, the notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or, to Borrower’s knowledge threatened) and copies of any and all notices, certificates or documents delivered to the Borrower in connection therewith or any other legal or arbitration proceedings affecting the Borrower or affecting any of the property of the Borrower before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby; (ii) makes a claim or claims in an aggregate amount greater than €5,000,000; or (iii) individually or in the aggregate, if adversely determined, could reasonably be expected to have a Material Adverse Effect and copies of any and all notices, certificates or documents delivered to the Borrower in connection therewith; and

17.2.2	promptly, such further information regarding the financial condition, business and operations of any shareholder of the Borrower as the Administrative Agent may reasonably request.
17.3	Notification of Default
17.3.1	Each Borrower will furnish to the Administrative Agent and each Lender Agent, as soon as possible and in any event within three Business Days after the occurrence of each Event of Default and each Default, a written statement setting out the details of such event and the action that the Borrower proposes to take with respect thereto.

17.3.2	Promptly upon a request by the Administrative Agent, each Borrower shall supply to the Administrative Agent (and the Administrative Agent shall promptly send to each Lender) a certificate signed by a Responsible Officer certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
18.	GENERAL UNDERTAKINGS

The undertakings in this Clause which relate to the Borrowers remain in force from the date of this Agreement until the Collection Date.
18.1.1	Each of the Borrowers hereby covenants that:
(a)	Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Loans in the Collateral and any Related Property.

(b)	Preservation of Corporate Existence. The Borrower will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified to do business in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c)	Security. Except as contemplated in this Agreement and except in the case of any Permitted Security, the Borrower will not sell, pledge, assign or transfer to any other Person, or Grant, create, incur, assume or suffer to exist any Security on any part of the Collateral, whether now existing or hereafter transferred hereunder, or any interest therein. The Borrower will promptly notify the Administrative Agent of the existence of any Security on any part of the Collateral and the Borrower shall defend the right, title and interest of the Administrative Agent as agent for the Secured Parties in, to and under any part of the Collateral, against all claims of third parties; provided that nothing in this Clause (c) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Security upon any part of the Collateral.

(d)	Activities of the Borrower. The Borrower shall not engage in any business or activity other than Permitted Activities.

(e)	Indebtedness. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness or other liability whatsoever, except (i) Indebtedness to the Secured Parties hereunder or in connection with a repayment of all Advances owed to any of the Lenders, (ii) obligations in respect of any Transaction Document, (iii) liabilities incidental to the maintenance of its existence, or (iv) Indebtedness approved by the Administrative Agent and the Lenders (in their sole discretion) that is either non-recourse to the Borrower or Permitted Indebtedness.

(f)	Guarantees. Save for the “Borrower Cross-Guarantee” and the Combined Facility Guarantee or in connection with any Sub-Participation Loan or Revolving Loan, the Borrower shall not become obligated for, or hold itself out as being responsible for the debt of another Person other than pursuant to the Transaction Documents.

(g)	Merger; Sales. The Borrower shall not enter into any transaction of merger or consolidation, or liquidate or dissolve itself or dispose of all or substantially all of its assets or change its legal structure, except as provided for in this Agreement or any other Transaction Document.

(h)	Distributions. The Borrower may not declare or pay or make, directly or indirectly, any distribution (whether in cash or other property) with respect to the assets of the Borrower or any Person’s interest therein (collectively, a “Distribution”); provided that if no Event of Default has occurred which is continuing or will occur as a result thereof, the Borrower may make Distributions.

(i)	Agreements. The Borrower shall not amend or modify the provisions of its articles of incorporation or other constitutional documents (except in relation to the issue of shares, which shares are subject to Security in favour of the Secured Parties), without the consent of the Administrative Agent and each Lender Agent or issue any power of attorney other than to the Administrative Agent, the Servicer, or a director, officer or senior employee of the Borrower, CapitalSource UK Limited or CapitalSource Europe Limited. or as otherwise contemplated in the Transaction Documents.

(j)	Separate Existence. The Borrower shall not take any action or permit or acquiesce in any action to be taken which would have the effect, directly or indirectly, of causing the representations and warranties made pursuant to Clause 16.1.19 to be inaccurate in any respect.

(k)	Collateral Originated or Acquired by the Borrower. With respect to each item of Collateral originated or acquired by the Borrower, the Borrower will (i) take all action necessary to protect the Borrower’s ownership of such Collateral, including, without limitation, (A) filing and maintaining, effective security registrations statements in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, and (ii) take all additional action that the Administrative Agent may reasonably request to protect the respective interests of the parties to this Agreement in the Collateral and to enable the Security Trustee to perfect and enforce such interests. In circumstances where the Security Trustee is entitled in accordance with the Transaction Documents to perfect any security interest in the Collateral, the Security Trustee shall have the right to make filings, notifications and to take any other steps in accordance with the laws of the relevant jurisdiction in order to perfect such security interest under local law (where such perfection is required in accordance with the

Transaction Documents). If any US Loans are acquired or held by a Borrower, such Borrower or the Servicer on its behalf shall procure that the loan notes or other Loan Documents relating thereto are transferred into the possession of the Collateral Custodian in accordance with the provisions of the Custody Agreement.

(l)	Transactions with Affiliates. The Borrower will not enter into, or be a party to, any transaction with any of its Affiliates, except (i) the transactions permitted or contemplated by this Agreement and any other Transaction Document, and (ii) other transactions (including, without limitation, transactions related to the use of office space or computer equipment or software by the Borrower to or from an Affiliate) (A) in the ordinary course of business, (B) pursuant to the reasonable requirements of the Borrower’s business and (C) upon fair and reasonable terms that are no less favourable to the Borrower than could be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower.

(m)	Change in the Transaction Documents. The Borrower shall provide notice of any proposed amendment, modification, waiver or termination of any terms or conditions of the Transaction Documents other than this Agreement to the Administrative Agent and each Lender Agent. The Borrower will not amend, modify, waive or terminate any terms or conditions of any of the Transaction Documents other than this Agreement to which it is a party, without the prior written consent of the Required Lenders (subject to Clauses 33.3 and 33.4). For the avoidance of doubt, the amendment, modification or waiver of this Agreement is governed by Clause 33.

(n)	Credit and Collection Policy and Servicing Standard. The Borrower will (a) timely and fully comply in all material respects with the Credit and Collection Policy and Servicing Standard in regard to each Loan, the related Loan Documents and the Related Property and (b) furnish to the Administrative Agent and each Lender Agent, prior to its effective date, prompt written notice of any material changes in the Credit and Collection Policy. The Borrower will not agree to or otherwise permit to occur any material change in the Credit and Collection Policy or Servicing Standard that would adversely affect the enforceability or impair the collectibility of any of the Collateral or otherwise adversely affect the interests or remedies of the Administrative Agent, each Lender Agent or the Secured Parties under this Agreement or any of the Transaction Documents, without prior written consent of the Administrative Agent and each Lender Agent (which consent shall not be unreasonably withheld).

(o)	Inspection of Records. The Borrower will, at any time and from time to time during regular business hours, as requested by the Administrative Agent and any Lender Agent upon giving reasonable notice, permit the Administrative Agent and any Lender Agent, or its agents or representatives at the Borrower’s expense, (i) to examine and make copies of and take abstracts from all books, records, Loan Files, investment committee memoranda, other underwriting materials and documents (including electronic storage media) relating to the Loans and the related Loan Documents and (ii) to visit the offices and properties of the Borrower, or the Servicer, as applicable, for the purpose of examining such materials described in (i) above; provided that the Administrative Agent and any Lenders’ Agent shall not be entitled to conduct such visit more than twice (in aggregate) each calendar year; provided, further, that upon the occurrence and continuation of an Event of Default the ability of the Administrative Agent and any Lenders’ Agent to conduct such visit shall be unlimited, and to discuss matters relating to the Loans or the Borrower’s or the Servicer’s performance hereunder or pursuant to the Servicing Agreement as applicable, under the Loan Documents and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Borrower or the Servicer, as applicable, having knowledge of such matters.

(p)	Keeping of Records. The Borrower will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Loans and the related Loan Documents in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Loans (including records adequate to permit the daily identification of each new Loan and all Collections of and adjustments to each existing Loan).

(q)	Compliance with Loans. The Borrower will, at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Loans and the related Loan Documents.

(r)	Restricted Payments. The Borrower shall not (i) purchase or redeem any shares of its capital stock, (ii) prepay, purchase or redeem any Indebtedness, (iii) lend or advance any funds or (iv) repay any loans or advances to, for or from any of its Affiliates (the amounts described in (i) through (iv) above being referred to as “Restricted Payments”), except that the Borrower may make Restricted Payments if, no Event of Default has occurred which is continuing or would result therefrom.

(s)	EU Insolvency Regulation. Unless the Administrative Agent and each of the Lender Agents otherwise agree (such agreement not to be unreasonably withheld), each of the Borrowers shall maintain its “centre of main interests” (within the meaning of Article 3(l) of the EU Insolvency Regulation) in England and Wales, and each Borrower will not transfer such centre of main interests to another jurisdiction. The Borrowers shall not establish any “establishment” (as that term is used in Article 2(h) of the EU Insolvency Regulation) outside England and Wales.

(t)	Consents. The Borrower shall use all reasonable efforts to obtain any consents required under the terms of Loan Documents so as to allow the

Administrative Agent or any Secured Party to exercise their rights under this Agreement and the other Transaction Documents.

(u)	Material Modifications. In the event that any Loan becomes a Materially Modified Loan as a result of a substitution, alteration or release of the Related Property securing such Loan, the Borrower shall procure that the Servicer recalculates the LTV on such Loan for purposes of determining the Eligible Loan Type of such Loan.
18.2	Hedging

With effect from the Amendment Date the Borrowers shall not be required to enter into or to maintain hedge transactions.

19.	PERMITTED TRANSFER AND SYNDICATION

19.1	Permitted Security Release
19.1.1	Notwithstanding any provision contained in this Agreement to the contrary, provided there is not then existing an Event of Default, on a Permitted Security Release Date, a Borrower may request that and, if so requested, the Administrative Agent and the Security Trustee, on behalf of the Secured Parties, shall release their Security as to a portion of the Loans or portions thereof (each, a “Permitted Security Release”), subject to the satisfaction of the following terms and conditions:
(a)	The relevant Borrower and the Servicer shall have given the Administrative Agent at least two Business Days’ prior written notice of their intent to effectuate a Permitted Security Release, unless such notice is waived by the Administrative Agent;

(b)	Any Permitted Security Release shall only be in connection with a Permitted Transfer;

(c)	After giving effect to the Permitted Security Release on the Permitted Security Release Date, (1) the Repeating Representations and warranties contained in Clause 17 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (2) the eligibility of any Loan remaining as part of the Collateral after the Permitted Security Release will be redetermined as of the Permitted Security Release Date, (3) the Overcollateralization Ratio must be maintained at a level equal to or greater than the Overcollateralization Ratio prior to the Permitted Transfer, (4) neither a Default, an Event of Default nor a Servicer Termination Event shall have resulted and (5) no claim has been asserted or proceeding commenced challenging the enforceability or validity of any of the Transaction Documents;

(d)	Such Permitted Security Release must be in compliance with Applicable Law and may not (1) be made with the intent to hinder, delay or defraud any creditor of the relevant Borrower or (2) leave the relevant Borrower, immediately after giving effect to the Permitted Security Release, (a) insolvent, (b) with insufficient funds to pay its obligations as and when they become due or (c) with inadequate capital for its present and anticipated business and transactions;

(e)	On or prior to the Permitted Security Release Date, the relevant Borrower shall have (1) delivered to each of the Administrative Agent and the Security Trustee a list specifying all Loans or portions thereof to be transferred pursuant to such Permitted Security Release and the Administrative Agent and the Security Trustee shall have signed the release in relation to such Loans and (2) obtained all authorisations, consents and approvals required to effectuate the Permitted Security Release (and the Security Trustee shall sign such release if conditions for a Permitted Transfer have been fulfilled);

(f)	A portion of a Loan may be transferred pursuant to a Permitted Security Release; provided that (1) such transfer does not have an adverse effect (and for the avoidance of doubt, the effect of the relevant Borrower no longer being a majority lender under the relevant Loan shall not constitute an ‘adverse effect’ under this Clause) on the portion of such Loan remaining as a part of the Collateral, any other Collateral, the Lenders, the Administrative Agent, the Security Trustee or the other Secured Parties, (2) the Loan Documents for such portion of the Loan remaining as a part of the Collateral have been amended, if necessary, to contain customary pro rata sharing, intercreditor and, if applicable, subordination provisions and (3) unless the Security Trustee is otherwise satisfied that alternative arrangements reasonably satisfactory to it are in place, if such Loan is evidenced by a promissory note, a new promissory note for the portion of the Loan remaining as a part of the Collateral has been executed, and the original thereof has been endorsed and delivered to the Security Trustee;

(g)	When requesting a Permitted Security Release the relevant Borrower shall deliver an Overcollateralization Ratio Certificate to the Administrative Agent which reflects the anticipated level of this ratio after giving effect to the Permitted Security Release; and

(h)	The relevant Borrower shall have paid in full an aggregate amount equal to the sum of all amounts due and owing to the Administrative Agent, the Security Trustee and the Lenders as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date (including, without limitation, Breakage Costs) with respect to the Loans to be released pursuant to such Permitted Security Release and incurred in connection with the transfer of such Loans pursuant to such Permitted Security Release, in whole or in part, in connection therewith.
19.1.2	In connection with the Permitted Security Release, the Loans or portions thereof so released (together with, in the case of the release of the Loans but not portions thereof, any related Collateral) shall be released from the Security of this Agreement (subject to the requirements above).

19.1.3	Each of the Borrowers hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent, the Security Trustee and the other

Secured Parties in connection with any Permitted Security Release (including, but not limited to, expenses incurred in connection with the release of the Security of the Security Trustee, on behalf of the Secured Parties, and any other party having an interest in the Loans in connection with such Permitted Security Release).

19.1.4	In connection with any Permitted Security Release, on the related Permitted Security Release Date, the Security Trustee, on behalf of the Secured Parties, shall, at the expense of the relevant Borrower (i) execute such instruments of release with respect to the Loans or portions thereof to be released to such Borrower (together with, in the case of the release of the Loans but not portions thereof, any related Collateral), in recordable form if necessary, in favour of the relevant Borrower as such Borrower may reasonably request, (ii) deliver any portion of the Loans or portions thereof to be released to the relevant Borrower (together with, in the case of the release of the Loans but not portions thereof, any related Collateral) in its possession to such Borrower and (iii) otherwise take such actions, and cause or permit the Security Trustee to take such actions, as are necessary and appropriate to release the Security of the Security Trustee on behalf of the Secured Parties on the Loans or portions thereof to be released to the relevant Borrower (together with, in the case of the release the Loans but not portions thereof, any related Collateral).
20.	EVENTS OF DEFAULT

20.1	Each of the events or circumstances set out in this Clause 20.1 is an Event of Default.
20.1.1	A Borrower shall default in the payment of any amount required to be made under the terms of this Agreement and such failure continues unremedied for a period of two Business Days after the due date set out herein for such payment, or if no due date is specified, such failure continues for a period of 15 days after written request for such payment has been made; or

20.1.2	The Overcollateralization Ratio falls below the Minimum Overcollateralization Ratio on any day; or

20.1.3	Any failure of (i) any Borrower to make any payment due under the Combined Facility Guarantee or (ii) any Additional Guarantor to make any payment due under the Additional Guarantee after the due date set out herein or therein; or

20.1.4	A Borrower shall fail to perform or observe in any material respect any other covenant or other agreement of such Borrower set out in this Agreement or any other Transaction Document to which it is a party, when such failure continues unremedied for more than 15 days after the earlier of (a) the date on which written notice thereof shall have been given by the Administrative Agent or any other Secured Party to such Borrower or (b) the date on which a Responsible Officer of either such Borrower or the Servicer becomes aware thereof; or

20.1.5	Any representation or warranty made or repeated hereunder shall prove to be incorrect as of the time when the same shall have been made, and such incorrect representation or warranty shall not have been eliminated or otherwise cured within a period of 15 days after written notice thereof shall have been given by the Administrative Agent to the relevant Borrower(s), and in any such case only where such event could reasonably be expected to have a material adverse effect upon the Lenders or the value or the recoverability of the Loans or the ability of a Borrower to service its debt obligations hereunder, provided that any incorrect representation as to the eligibility of an Eligible Loan shall not of itself constitute an Event of Default or a Default; or

20.1.6	A Borrower or any Additional Guarantor becomes Insolvent or becomes subject to any Insolvency Proceeding; or

20.1.7	A Servicer Termination Event occurs and is continuing; or

20.1.8	A Borrower fails to make any payment of any principal of or any interest on any debt or other obligations (other than that arising under this Agreement) when due and payable (after giving effect to any periods of grace) which is outstanding in a principal amount of more than €500,000 in the aggregate, or such debt or other obligation is accelerated; or

20.1.9	(a) The Security Trustee, on behalf of the Lenders, shall fail for any reason to have a valid and effective security interest in any of the Collateral (including, without limitation, any Collateral pledged pursuant to the Pledge Agreement or any Agreed Form Pledge Agreement that may be executed) pledged pursuant to any Security Document or other instrument purporting to create such security interest and in accordance with the terms thereof and such failure is not cured within two Business Days of the earlier to occur of: (i) the date on which written notice of such failure is given or (ii) the date a Responsible Officer of the relevant Borrower becomes aware thereof or (b) the relevant Borrower shall fail to have taken such additional timely actions as the Security Trustee shall have reasonably requested under the Transaction Documents and believes are or would be necessary or customary to enable the Security Trustee to perfect (where perfection is required in accordance with the Transaction Documents) such security interest and make such security interest enforceable and effective; or

20.1.10	(i) A final judgment or judgments for the payment of money in excess in aggregate of €2,000,000 shall have been rendered against either or both Borrowers by a court of competent jurisdiction and such judgment has not been paid, discharged or the execution thereof has not been stayed pending appeal (ii) a Borrower shall have failed to make payments of amounts, in excess of €2,000,000 in aggregate, in settlement of any litigation, claim or dispute; or

20.1.11	The occurrence or existence of any event or circumstance which has caused a Material Adverse Effect; or

20.1.12	A Borrower or the Borrowers agree(s) or consent(s) to, or otherwise permit(s) to occur, any amendment, modification, change, supplement or recession of or to the Credit and Collection Policy in whole or in part that could reasonably be expected to have a Material Adverse Effect, without the prior written consent of the Administrative Agent and the Lenders; or

20.1.13	Either: (i) the authorisation of CapitalSource Europe Limited. as a credit institution is revoked or becomes subject to further restriction as a result of regulatory enforcement action by the Financial Services Authority; or (ii) following a demand by the Financial Services Authority, CapitalSource Europe Limited. surrenders its authorisation as a credit institution; or (iii) the Financial Services Authority petitions for an insolvency proceeding in relation to CapitalSource Europe Limited; or

20.1.14	A Change in Control occurs; or

20.1.15	The Servicer or a Borrower changes the jurisdiction in which it is incorporated without the prior consent of the Administrative Agent; or

20.1.16	The Facility has not been repaid in full on or prior to the Termination Date; or

20.1.17	HM Revenue & Customs asserts a claim that either:
(a)	a Borrower is liable for tax other than under the Taxation of Securitisation Companies Regulations 2006; or

(b)	a Borrower is liable for tax as a result of the breach of the undertakings of the Borrowers provided in Clauses 16.1.11(b) to 16.1.11(d) of this Agreement or Clause 9.2 of the Servicing Agreement, and, in either case, (i) a tax opinion in form and substance satisfactory to the Administrative Agent to the effect that the Borrower is not so liable to the relevant tax; or (ii) an indemnity or guarantee in form and substance satisfactory to the Administrative Agent in respect of the tax liability that would arise in the relevant Borrower if the asserted claim was successful, is not provided to the Administrative Agent within 30 days of such claim being asserted; or

20.1.18	A “Termination Date” is declared in relation to the Combined Facility by reason of the occurrence of a “Termination Event” (as such term as defined in the Combined Facility).
Upon the occurrence of an Event of Default, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the direction of the Required Lenders, by notice to the Borrowers, declare the Termination Date to have occurred, without demand, protest or future notice of any kind, all of which are hereby expressly waived by the Borrowers, and all Obligations owing by the Borrowers under this Agreement shall be accelerated and become immediately due and payable. Upon any such declaration of the Termination Date, no Advances will be made, and the Administrative Agent and the other Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, all rights and remedies provided under each applicable jurisdiction and other Applicable Laws, including the right to sell the Collateral, which rights and remedies shall be cumulative; provided that if the Administrative Agent proposes to sell the Collateral or any part thereof in one or more parcels at a public or private sale, the Servicer and its Affiliates shall have the right of first refusal to purchase the Collateral, in whole but not in part, prior to such sale at a price not less than the Obligations as of the date of such proposed repurchase. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Administrative Agent, the Servicer, the Security Trustee and the Secured Parties otherwise available under any provision of this Agreement by operation of law, at equity or otherwise, each of which are expressly preserved.

20.2	No Duty Of The Security Trustee

The powers conferred on the Security Trustee hereunder are solely to protect the Security Trustee’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Security Trustee shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrowers for any act or failure to act hereunder, except for its or their own gross negligence or wilful misconduct.

21.	CHANGES TO THE LENDERS

21.1	Assignments and transfers by the Lenders
21.1.1	Each Lender (the “Existing Lender”) may (subject, in the case of transfer by a Lender to a person which is not an Affiliate, to the prior written consent of the Borrowers and of the Administrative Agent, which consents shall not be unreasonably withheld) at any time assign, or Grant a security interest or sell a sub-participation interest in, any Advance (or portion thereof) to any other bank or financial institution (the “New Lender”); provided that (i) no such consent of the relevant Borrower shall be required following the occurrence of an Event of Default which is continuing, (ii) in the case of an assignment of any of its rights or obligations under this Agreement with respect to such Lender, the assignee (other than any assignee described in the following provision) executes and delivers to the Servicer and the Administrative Agent a fully-executed Transfer Certificate in the form of SCHEDULE 1 attached hereto, and (iii) any Institutional Lender shall not need prior consent to at any time assign, or Grant a security interest or sell a sub-participation interest in, any Advance (or portion thereof) to an Affiliate of its related Lender Agent and (iv) any Conduit Lender shall not need prior consent (x) to at any time assign all of its right, title and interest in and to this Agreement to a Conduit Assignee or an Affiliate of its related Lender Agent or (y) to at any time assign, or Grant a security interest or sell a sub-participation interest in, any Advance (or portion thereof) to a Conduit Assignee or an Affiliate of its related Lender Agent. The parties to any such assignment, Grant or sale of a participation interest by a Lender shall execute and deliver to the Administrative Agent, for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the Administrative Agent. The Borrowers shall not assign or delegate, or Grant any interest in, or permit any Security to exist upon, any of the Borrowers’ rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent.

21.1.2	Without limiting the foregoing, each Conduit Lender may, from time to time, with prior or concurrent notice to the relevant Borrower and the Servicer, in one transaction or a series of transactions, assign all or a portion of any Advance and its rights and obligations under this Agreement and any other Transaction Documents to which it is a party to a Conduit Assignee. Upon and to the extent of such assignment by the Conduit Lender to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the assigned portion of such Advance, (ii) the related administrator for such Conduit Assignee will act as the Lender Agent for such Conduit Assignee, with all corresponding rights and powers, express or implied, granted to a Lender Agent hereunder or under the other Transaction Documents, (iii) such Conduit Assignee (and any related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) and their respective liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to the Conduit Lender herein and in the other Transaction Documents (including any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (iv) such Conduit Assignee shall assume all (or the assigned or assumed portion) of the Conduit Lender’s obligations, if any, hereunder or under any other Transaction Document, and the Conduit Lender shall be released from such obligations, in each case to the extent of such assignment, and the obligations of the Conduit Lender and such Conduit Assignee shall be several and not joint, (v) all distributions in respect of the Advances shall be made to the applicable agent or Lender Agent, as applicable, on behalf of the Conduit Lender and such Conduit Assignee on a pro rata basis according to their respective interests, (vi) the definition of the term “CP Rate” with respect to the portion of the Advances funded with commercial paper issued by the Conduit Lender (or the related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) from time to time shall be determined in the manner set out in the definition of “CP Rate” applicable to the Conduit Lender on the basis of the interest rate or discount applicable to commercial paper issued by such Conduit Assignee (rather than the Conduit Lender), (vii) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing, (viii) if such Conduit Assignee takes an assignment of all of the rights and obligations of the Conduit Lender, such Conduit Assignee shall become such “Conduit Lender” for purposes hereof and, if such Conduit Assignee takes an assignment of only a portion of the rights and obligations of the Conduit Lender, such Conduit Assignee shall, together with such Conduit Lender, each be a “Conduit Lender” and the Institutional Lender relating to each such Conduit Lender shall be the Institutional Lender paired with such Conduit Lender in ANNEX A for purposes hereof, and (ix) if requested by the Administrative Agent or Lender Agent with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the Administrative Agent or such Lender Agent may reasonably request to evidence and give effect to the foregoing.
21.2	In the event that a Conduit Lender makes an assignment to a Conduit Assignee in accordance with Clause 21.1.2 above, the Institutional Lenders for such Conduit

Lender: (i) if requested by the applicable Lender Agent, shall terminate their participation in the applicable Liquidity Purchase Agreement to the extent of such assignment, (ii) if requested by the applicable Lender Agent, shall execute (either directly or through a participation agreement, as determined by the applicable Lender Agent) the program support agreement related to such Conduit Assignee, to the extent of such assignment, the terms of which shall be substantially similar to those of the participation or other agreement entered into by such Institutional Lender with respect to the applicable program support agreement (or which shall be otherwise reasonably satisfactory to the applicable Lender Agent and the applicable Institutional Lenders), (iii) if requested by such Conduit Lender, shall enter into such agreements as requested by such Conduit Lender pursuant to which they shall be obligated to provide funding to the Conduit Assignee on substantially the same terms and conditions as provided for in this Agreement in respect of such Conduit Lender (or which agreements shall be otherwise reasonably satisfactory to such Conduit Lender and the Institutional Lenders), and (iv) shall take such actions as the Administrative Agent shall reasonably request in connection therewith.

21.3	Limitation of responsibility of Existing Lenders
21.3.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents or any other documents;

(b)	the financial condition of either Borrower;

(c)	the performance and observance by either Borrower of its obligations under the Transaction Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document, and any representations or warranties implied by law are excluded.
21.3.2	Each New Lender confirms to the Existing Lender and the other Secured Parties that it:
(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender(s) in connection with any Transaction Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Borrower and its related entities whilst any amount is or may be outstanding under the Transaction Documents or any Commitment is in force.
21.3.3	Nothing in any Transaction Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 21; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by a Borrower of its obligations under the Transaction Documents or otherwise.
21.4	Procedure for transfer
21.4.1	Subject to the conditions set out in Clause 21.1, a transfer is effected in accordance with this Clause 21.4 when the Administrative Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Administrative Agent shall, subject to this Clause 21.4, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

21.4.2	The Administrative Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

21.4.3	On the Transfer Date:
(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Transaction Documents the relevant Borrower(s) and the Existing Lender shall be released from further obligations towards one another under the Transaction Documents and their respective rights against one another under the Transaction Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	the relevant Borrower(s) and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower(s) and the New Lender have assumed and/or acquired the same in place of the Borrower(s) and the Existing Lender;

(c)	the Administrative Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Administrative Agent, and the Existing Lender shall each be released from further obligations to each other under the Transaction Documents; and

(d)	the New Lender shall become a party as a “Lender”.

21.5	Copy of Transfer Certificate to the Borrowers

The Administrative Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to each of the Borrowers a copy of that Transfer Certificate.

21.6	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other Person:
21.6.1	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

21.6.2	with (or through) whom that Lender enters into (or may potentially enter into) any participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or a Borrower; or

21.6.3	to whom, and to the extent that, information is required to be disclosed by any Applicable Law any information about the relevant Borrower(s) and the Transaction Documents as that Lender shall consider appropriate.
22.	CHANGES TO THE BORROWERS

A Borrower and each Guarantor and Additional Guarantor may not assign or otherwise transfer any of its rights or transfer any of its rights or obligations under the Transaction Documents except with the written consent of the Administrative Agent.

23.	ROLE OF THE ADMINISTRATIVE AGENT AND THE SECURITY TRUSTEE

23.1	Appointment of the Administrative Agent and the Security Trustee
23.1.1	Each other Secured Party appoints the Administrative Agent to act as its agent under and in connection with the Transaction Documents. Each other Secured Party appoints the Security Trustee to act on its behalf under and in connection with the Transaction Documents.
23.1.2	Each other Secured Party authorises the each of the Administrative Agent and the Security Trustee to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Transaction Documents together with any other incidental rights, powers, authorities and discretions.
23.2	Duties of the Administrative Agent
23.2.1	The Administrative Agent shall promptly forward to a party the original or a copy of any document which is delivered to the Administrative Agent for that party by any other party.

23.2.2	Except where a Transaction Document specifically provides otherwise, the Administrative Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another party.

23.2.3	If the Administrative Agent receives notice from a party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Secured Parties.

23.2.4	If the Administrative Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Secured Party (other than the Administrative Agent) under this Agreement it shall promptly notify the other Secured Parties.
23.3	No fiduciary duties
23.3.1	Nothing in this Agreement constitutes the Administrative Agent as a trustee or fiduciary of any other Person.
23.3.2	The Administrative Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
23.4	Rights and discretions of the Administrative Agent
23.4.1	The Administrative Agent may rely on:
(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
23.4.2	The Administrative Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(a)	no Default has occurred;

(b)	any right, power, authority or discretion vested in any party or the Required Lenders has not been exercised; and

(c)	any notice or request made by a Borrower (other than a Funding Request) is made on behalf of and with the consent and knowledge of any Obligor.
23.4.3	The Administrative Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

23.4.4	The Administrative Agent may act in relation to the Transaction Documents through its personnel and agents.

23.4.5	Subject to Clause 33.13, the Administrative Agent may disclose to any other party any information it reasonably believes it has received as agent under this Agreement.

23.4.6	Notwithstanding any other provision of any Transaction Document to the contrary, the Administrative Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
23.5	Required Lenders’ instructions
23.5.1	Unless a contrary indication appears in a Transaction Document, the Administrative Agent shall (i) exercise any right, power, authority or discretion vested in it as the Administrative Agent in accordance with any instructions given to it by the Required Lenders (or, if so instructed by the Required Lenders, refrain from exercising any right, power, authority or discretion vested in it as the Administrative Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Required Lenders.

23.5.2	Unless a contrary indication appears in a Transaction Document, any instructions given by the Required Lenders will be binding on all the Secured Parties.

23.5.3	The Administrative Agent may refrain from acting in accordance with the instructions of the Required Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

23.5.4	In the absence of instructions from the Required Lenders, (or, if appropriate, the Lenders) the Administrative Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

23.5.5	The Administrative Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Transaction Document.
23.6	Responsibility for documentation

The Administrative Agent is not:
23.6.1	responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Administrative Agent, an Obligor or any other Person given in or in connection with any Transaction Document; or
23.6.2	responsible for the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Document.
23.7	Exclusion of liability
23.7.1	The Administrative Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Transaction Documents to be paid by the Administrative Agent if the Administrative Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Administrative Agent for that purpose.

23.7.2	Nothing in this Agreement shall oblige the Administrative Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent.
23.8	Lenders’ indemnity to the Administrative Agent

Each Lender (or, in the case of a Conduit Lender which is not a Committed Conduit Lender, its Institutional Lender) shall (in proportion to its share of the Advances Outstanding) indemnify the Administrative Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Administrative Agent (otherwise than by reason of the Administrative Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 25.9 notwithstanding the Administrative Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Administrative Agent) in acting as the Administrative Agent under the Transaction Documents (unless the Administrative Agent has been reimbursed by an Obligor pursuant to a Transaction Document).

23.9	Non-Receipt of Funds by the Administrative Agent
23.9.1	Except as provided in Clause 23.9.3, unless the Administrative Agent shall have been notified in writing by a Lender prior to the date an Advance is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Advance available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the relevant Borrower(s) a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefore, the Administrative Agent will promptly notify the relevant Borrower(s), and such Borrower(s) shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or Borrower(s), as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower(s) to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower(s) at the Interest Rate applicable to the Advance requested pursuant to the related Funding Request and (ii) from a Lender at the Base Rate.

23.9.2	A certificate of the Administrative Agent submitted to a Borrower or any Lender with respect to any amount owing under this Clause 23.9.2 shall be conclusive in the absence of manifest error.

23.9.3	On the date of any borrowing of an Advance in an Alternative Currency, the Administrative Agent shall make available to the relevant Borrower(s) the proceeds of such borrowing only upon actual receipt by the Administrative Agent from each Lender of such Lender’s pro rata portion of such borrowing in such Alternative Currency.
23.10	Resignation of the Administrative Agent
23.10.1	The Administrative Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving 30 days’ prior written notice to the other Secured Parties and the Borrowers.

23.10.2	Alternatively the Administrative Agent may resign by giving 30 days’ prior written notice to the other Secured Parties and the Borrowers, in which case the Required Lenders (after consultation with the Borrowers) may appoint a successor agent.

23.10.3	If the Required Lenders have not appointed a successor agent in accordance with Clause 23.10.2 above within 30 days after notice of resignation was given, the Administrative Agent (after consultation with the Borrowers) may appoint a successor agent (acting through an office in the United Kingdom).

23.10.4	The Administrative Agent shall, at its own cost, make available to the successor agent such documents and records and provide such assistance as the successor agent may reasonably request for the purposes of performing its functions as the Administrative Agent under the Transaction Documents.

23.10.5	The Administrative Agent’s resignation notice shall only take effect upon the appointment of a successor.

23.10.6	Upon the appointment of a successor, the retiring Administrative Agent shall be discharged from any further obligation in respect of the Transaction Documents but shall remain entitled to the benefit of this Clause 23. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party.
23.11	Relationship with the Lenders
23.11.1	The Administrative Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

23.11.2	Each Lender shall supply the Administrative Agent with any information required by the Administrative Agent in order to calculate the Mandatory Cost in accordance with ANNEX C (Mandatory Cost formulae).

23.12	Credit appraisal by the Lenders

Without affecting the responsibility of a Borrower for information supplied by it or on its behalf in connection with any Transaction Document, each Lender confirms to the Administrative Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document including but not limited to:
23.12.1	the status and nature of the Collateral;

23.12.2	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

23.12.3	whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Transaction Document, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

23.12.4	the adequacy, accuracy and/or completeness of any information provided by the Administrative Agent, any party or by any other Person under or in connection with any Transaction Document, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document.
23.13	Deduction from amounts payable by the Administrative Agent

If any party owes an amount to the Administrative Agent under the Transaction Documents the Administrative Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to that party which the Administrative Agent would otherwise be obliged to make under the Transaction Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Transaction Documents that party shall be regarded as having received any amount so deducted.

23.14	The Security Trustee as trustee
23.14.1	The Security Trustee declares that it holds all rights, title and interests in, to and under those Transaction Documents to which it is a party and expressed to be a trustee (acting as trustee for the Secured Parties), and all proceeds of the enforcement of such Transaction Documents, on trust for the Secured Parties from time to time. This trust shall remain in force even if the Security Trustee (in whatever capacity) is at any time the sole Secured Party.

23.14.2	The Security Trustee, in its capacity as trustee or otherwise under any Transaction Document is not liable for any failure:

(a)	to require the deposit with it of any title deed, any Transaction Document; or any other documents in connection with any Transaction Document;

(b)	in it (or its solicitors) holding any title deed, any Transaction Document or any other documents in connection with any Transaction Document in its own possession or to take any steps to protect or preserve the same including permitting a Borrower to retain any such title deeds, any Transaction Documents or any other documents;

(c)	to obtain any licence, consent or other authority for the execution, delivery, validity, legality, adequacy, performance, enforceability or admissibility in evidence of any such Transaction Document;

(d)	to effect or ensure registration of or otherwise protect any of the security created by any such Transaction Document by registering the same under the Land Registration Act 2002 or any other applicable registration laws in any jurisdiction or otherwise by registering any notice, caution or other entry prescribed by or pursuant to the provisions of the said Act or laws;

(e)	to take or require a Borrower to take any step to render the security created or purported to be created by or pursuant to any such Transaction Document effective or to secure the creation of any ancillary security under the laws of any jurisdiction;

(f)	to require any further assurances in relation to any such Transaction Document; or

(g)	to insure any asset or require any other Person to maintain any such insurance or be responsible for any loss which may be suffered by any person as a result of the lack, or inadequacy or insufficiency, of any such insurance.
23.14.3	The Security Trustee may accept, without enquiry, any right or title that a Borrower may (or may purport to) have to any asset which is the subject of any such Transaction Document and shall not be bound or concerned to investigate or make any enquiry into the right or title of such Borrower to any such asset or to require such Borrower to remedy any defect in its right or title to the same.

23.14.4	Save as otherwise provided in the Transaction Documents, all moneys, which under the trusts contained in any Transaction Document are received by the Security Trustee in its capacity as trustee or otherwise, may be invested in the name of, or under the control of, the Security Trustee in any investment for the time being authorised by English law for the investment by a trustee of trust money or in any other investments which may be selected by the Security Trustee. Additionally, the same may be placed on deposit in the name of, or under the control of, the Security Trustee at such bank or institution (including the Security Trustee) and upon such terms as the Administrative Agent may think fit.

23.14.5	Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by any Transaction Document. Where there are any inconsistencies between that Act and the provisions of that Transaction Document, the provisions of that Transaction Document shall, to the extent allowed by law, prevail and, in the case of any inconsistency with that Act, the provisions of that Transaction Document shall constitute a restriction or exclusion for the purposes of that Act.

23.14.6	The perpetuity period for the trusts in this Agreement is 80 years.
23.15	Resignation of the Security Trustee

The Security Trustee may resign as security trustee under the Transaction Documents, and such resignation shall be subject to Clause 23.10, save that all references to “Administrative Agent” and “agent” in that Clause shall be understood to be references to “Security Trustee” and “security trustee”, respectively.

24.	CONDUCT OF BUSINESS BY THE SECURED PARTIES

No provision of this Agreement will:

24.1	interfere with the right of any Secured Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

24.2	oblige any Secured Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

24.3	oblige any Secured Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

25.	PAYMENT MECHANICS

25.1	Payments to the Administrative Agent
25.1.1	On each date on which a Borrower or a Lender is required to make a payment under a Transaction Document, such Borrower or Lender shall make the same available to the Administrative Agent (unless a contrary indication appears in a Transaction Document) for value on the due date at the time and in such funds specified by the Administrative Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

25.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in London or a Participating Member State) with such bank as the Administrative Agent specifies.
25.2	Distributions by the Administrative Agent

Each payment received by the Administrative Agent under the Transaction Documents for another party shall, subject to Clause 25.3 and Clause 25.4 be made available by the Administrative Agent as soon as practicable after receipt to the party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that party may notify to the Administrative Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of London or a Participating Member State).
25.3	Distributions to the Borrowers

The Administrative Agent may (with the consent of a Borrower or in accordance with Clause 25.9) apply any amount received by it for such Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from such Borrower under the Transaction Documents or in or towards purchase of any amount of any currency to be so applied.

25.4	Clawback
25.4.1	Where a sum is to be paid to the Administrative Agent under the Transaction Documents for another party, the Administrative Agent is not obliged to pay that sum to that other party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

25.4.2	If the Administrative Agent pays an amount to another party and it proves to be the case that the Administrative Agent had not actually received that amount, then the party to whom that amount (or the proceeds of any related exchange contract) was paid by the Administrative Agent shall on demand refund the same to the Administrative Agent together with interest on that amount from the date of payment to the date of receipt by the Administrative Agent, calculated by the Administrative Agent to reflect its cost of funds.
25.5	No set-off by the Borrowers

All payments to be made by the Borrowers under the Transaction Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.6	Business Days
25.6.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day.

25.6.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

25.7	Currency of account
25.7.1	Subject to Clauses 25.7.2 to 25.7.5, the Base Currency is the currency of account and payment for any sum due from a Borrower under any Transaction Document.

25.7.2	A repayment of an Advance or Obligation or a part of an Advance or Obligation shall be made in the currency in which that Advance or Obligation is denominated on its due date.

25.7.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

25.7.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

25.7.5	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
25.8	Change of currency
25.8.1	At any time, any reference in the definition of the term “Alternative Currency” or in any other provision of this Agreement to the Currency of any particular State means the lawful currency of such State at such time whether or not the name of such Currency is the same as it was on the date hereof. For purposes of determining:
(a)	whether the amount of any Advance, together with all other Advances then outstanding or to be borrowed at the same time as such Advance, would exceed the Facility Amount;

(b)	whether any Lender’s Pro Rata Share of any Advance, together with its Pro Rata Share of all other Advances then outstanding or to be borrowed at the same time as such Advance, would exceed the amount of such Lender’s Commitment; and

(c)	whether Advances Outstanding are required to be prepaid, the outstanding principal amount of any Advance that is denominated in any Alternative Currency shall be deemed to be the Euro Equivalent of such amount of Alternative Currency determined as of the date of such Advance.
25.8.2	Wherever in this Agreement in connection with an Advance an amount, such as a required minimum or multiple amount, is expressed in Euro, but such Advance is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Euro amount (rounded to the nearest 1,000 units of such Alternative Currency).

25.8.3	In addition, for purposes of (A) complying with any requirement of this Agreement stated in Euro and (B) calculating any ratio or other test set out in this Agreement, the amount of any Advance that is denominated in an

Alternative Currency shall be deemed to be the Euro Equivalent of such amount of Alternative Currency determined as of the date of such calculation. Without limitation, the following defined terms used in this Agreement (together with any defined terms in which such defined terms are used) may require amounts denominated in an Alternative Currency to be calculated as the Euro Equivalent of such amounts: “Aggregate Outstanding Loan Balance”, “Concentration Limits”, “Interest Collections”, “Outstanding Loan Balance”, “Permitted Investments”, “Principal Collections”, “Scheduled Payment” and “Servicing Fee”.
25.8.4	Each obligation hereunder of any party hereto that is denominated in the National Currency of a state that is not a Participating Member State on the date hereof shall, effective from the date on which such state becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euro or such National Currency, such party shall be entitled to pay or repay such amount either in Euro or in such National Currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Alternative Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Alternative Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that with respect to any Advance denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.

25.8.5	Without prejudice to the respective liabilities of the Borrowers to the Lenders and the Lenders to the Borrowers under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time, in consultation with the Borrowers, reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the date hereof; provided that the Administrative Agent shall provide the Borrowers and each Lender Agent with prior notice of the proposed change with an explanation of such change in sufficient time to permit the Borrowers and the Lenders an opportunity to respond to such proposed change.
25.9	Disruption to Payment Systems, Etc.

If either the Administrative Agent determines (in its discretion) that a Disruption Event has occurred or the Administrative Agent is notified by a Borrower that a Eurocurrency Disruption Event has occurred:
25.9.1	the Administrative Agent may, and shall (subject to Clause 25.9.2 below) if requested to do so by a Borrower, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of this Agreement as the Administrative Agent may deem necessary in the circumstances;
25.9.2	the Administrative Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in Clause 25.9.1 if, in its reasonable opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

25.9.3	the Administrative Agent may consult with the Secured Parties in relation to any changes mentioned in Clause 25.9.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

25.9.4	any such changes agreed upon by the Administrative Agent and the Borrowers shall (whether or not it is finally determined that a Eurocurrency Disruption Event has occurred) be binding upon the parties as an amendment to (or, as the case may be, waiver of) the terms of the Transaction Documents notwithstanding the provisions of Clause 30;

25.9.5	the Administrative Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Administrative Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 25.9.5; and

25.9.6	the Administrative Agent shall notify the Secured Parties of all changes agreed pursuant to Clause 25.9.4.
26.	BORROWER CROSS-GUARANTEE AND INDEMNITY

26.1	Each Guarantor irrevocably and unconditionally jointly and severally:
(a)	guarantees to the Lenders punctual performance by each Borrower of all that Borrower’s obligations under the Transaction Documents;

(b)	undertakes with the Lenders that whenever a Borrower does not pay any amount when due under or in connection with any Transaction Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies the Lenders immediately on demand against any cost, loss or liability suffered by the Lenders if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Lenders would otherwise have been entitled to recover.
26.1.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Borrower under the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

26.1.3	Reinstatement
(a)	If any payment by a Borrower or Guarantor or any discharge given by the Lenders (whether in respect of the obligations of any Borrower or Guarantor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(b)	the liability of each Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(c)	the Lender shall be entitled to recover the value or amount of that security or payment from each Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.
26.1.4	Waiver of defences

The obligations of each Guarantor under this Clause 26 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 26 (without limitation and whether or not known to it or the Lenders) including:
(a)	any time, waiver or consent granted to, or composition with, a Borrower or other person;

(b)	the release of any Borrower or any other person under the terms of any composition or arrangement with any creditor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect (where perfection is required in accordance with the Transaction Documents), take up or enforce, any rights against, or security over assets of, any Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Borrower or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Transaction Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Transaction Document or other document;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security; or

(g)	any insolvency or similar proceedings.

26.1.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lenders (or the Security Trustee on their behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 26. This waiver applies irrespective of any law or any provision of a Transaction Document [or the Combined Facility] to the contrary.

26.1.6	Appropriations

Until all amounts which may be or become payable by the Borrowers under or in connection with the Transaction Documents, [or the Combined Facility] have been irrevocably paid in full, the Lenders (or the Security Trustee on their behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor liability under this Clause 26.
26.1.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Transaction Documents:
(a)	to be indemnified by an Borrower;

(b)	to claim any contribution from any other guarantor of any Borrower’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by the Lenders.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lenders by the Borrowers under or in connection with the Transaction Documents to be repaid in full on trust for the Lenders and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with the Transaction Documents.

26.1.8	Release of Guarantor’s right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Transaction Documents for the purpose of any sale or other disposal of that Guarantor then on the date such Guarantor ceases to be a Guarantor:
(a)	that Retiring Guarantor is released by the other Guarantor and the Additional Guarantors from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor or Additional Guarantor arising by reason of the performance by such other Guarantor of its obligations under the Transaction Documents; and

(b)	each Guarantor waives any rights it may have by reason of the performance of its obligations under the Transaction Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lenders under any Transaction Document or of any other security taken pursuant to, or in connection with, any Transaction Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
26.1.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lenders.
27.	ADDITIONAL GUARANTEE

Each Additional Guarantor irrevocably and unconditionally jointly and severally:
27.1.1	guarantees to the Lenders punctual performance by each Borrower of all that Borrower’s obligations under the Transaction Documents;

27.1.2	undertakes with the Lenders that whenever a Borrower does not pay any amount when due under or in connection with any Transaction Document, that Additional Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

27.1.3	indemnifies the Lenders immediately on demand against any cost, loss or liability suffered by the Lenders if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Lenders would otherwise have been entitled to recover.
27.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Borrower under the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

27.3	Reinstatement

If any payment by a Borrower or Additional Guarantor or any discharge given by the Lenders (whether in respect of the obligations of any Borrower or Additional Guarantor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
27.3.1	the liability of each Additional Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

27.3.2	the Lender shall be entitled to recover the value or amount of that security or payment from each Additional Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.
27.4	Waiver of defences

The obligations of each Additional Guarantor under this Clause 27 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 27 (without limitation and whether or not known to it or the Lenders) including:
27.4.1	any time, waiver or consent granted to, or composition with, a Borrower or other person;

27.4.2	the release of any Borrower or any other person under the terms of any composition or arrangement with any creditor;

27.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect (where perfection is required in accordance with the Transaction Documents), take up or enforce, any rights against, or security over assets of, any Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

27.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Borrower or any other person;

27.4.5	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Transaction Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Transaction Document or other document;

27.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security; or

27.4.7	any insolvency or similar proceedings.
27.5	Immediate recourse

Each Additional Guarantor waives any right it may have of first requiring the Lenders (or the Security Trustee on their behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Additional Guarantor under this Clause 27. This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.
27.6	Appropriations

Until all amounts which may be or become payable by the Borrowers under or in connection with the Transaction Documents have been irrevocably paid in full, the Lenders (or the Security Trustee on their behalf) may:
27.6.1	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Additional Guarantor shall be entitled to the benefit of the same; and

27.6.2	hold in an interest-bearing suspense account any moneys received from any Additional Guarantor or on account of any Additional Guarantor liability under this Clause 27.
27.7	Deferral of Additional Guarantors’ rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Additional Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Transaction Documents:
27.7.1	to be indemnified by an Borrower;

27.7.2	to claim any contribution from any other guarantor of any Borrower’s obligations under the Finance Documents; and/or

27.7.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by the Lenders.
If an Additional Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lenders by the Borrowers under or in connection with the Transaction Documents to be repaid in full on trust for the Lenders and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with the Transaction Documents.

27.8	Release of Additional Guarantor’s right of contribution

If any Additional Guarantor (a “Retiring Additional Guarantor”) ceases to be an Additional Guarantor in accordance with the terms of the Transaction Documents for the purpose of any sale or other disposal of that Additional Guarantor then on the date such Additional Guarantor ceases to be an Additional Guarantor:

27.8.1	that Retiring Additional Guarantor is released by the other Additional Guarantor and Guarantors from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Additional Guarantor or Guarantor arising by reason of the performance by such other Additional Guarantor or Guarantor of its obligations under the Transaction Documents; and

27.8.2	each Additional Guarantor and each Guarantor waives any rights it may have by reason of the performance of its obligations under the Transaction Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lenders under any Transaction Document or of any other security taken pursuant to, or in connection with, any Transaction Document where such rights or security are granted by or in relation to the assets of the Retiring Additional Guarantor.
27.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lenders.

27.10	Limit on Liability

The obligations of the Additional Guarantors to make payment under this Additional Guarantee at any time shall be limited to the extent that the Additional Guarantors have amounts available to them on a Payment Date (as that term is defined in the Combined Facility) to make such payments as described in Section 2.10(viii) (Settlement Procedures) of the Combined Facility on such date. To the extent that such funds are insufficient to discharge in full each Additional Guarantor’s liability under this Clause 27, then such unpaid amount shall remain outstanding and due from the Additional Guarantors for the purpose of making any further demand under the Additional Guarantee, subject always to the terms of the Combined Facility.

28.	SET-OFF

In addition to any rights and remedies of the Lenders provided by this Agreement and by law, each Lender shall have the right, without prior notice to the Borrowers, and such notice being expressly waived by the Borrowers to the extent permitted by Applicable Law, upon any amount becoming due and payable by a Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits of the relevant Borrower (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the relevant Lender or any Affiliate thereof to or for the credit or the account of the relevant Borrower, as applicable. Each Lender agrees promptly to notify the relevant Borrower after any such set-off and application made by the Lender provided that the failure to give such notice shall not affect the validity of such set-off and application.

29.	NOTICES

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in each case, addressed as follows in the case of the Borrowers, the Servicer, the Security Trustee and the Administrative Agent, and as set out in ANNEX A in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers and Guarantors

CS Europe Finance Limited c/o CapitalSource Europe Limited 105 Victoria Street, London SW1E 6QT Attention: Adam Scarrott, Secretary Telecopier: +44 (0)845 257 6601 Telephone: +44 (0)845 257 6629

with a copy to:

CapitalSource Finance LLC 4445 Willard Avenue Chevy Chase, MD 20815 USA

Attention: Chief Legal Officer Facsimile: +(301) 841 2380 Telephone: +(301) 841 2732

and to:

CapitalSource Finance LLC 4445 Willard Avenue Chevy Chase, MD 20815 USA

Attention: Treasurer and Vice President Facsimile: +(301) 841 2307 Telephone: +(301) 841 2795

CS UK Finance Limited c/o CapitalSource Europe Limited 105 Victoria Street, London SW1E 6QT Attention: Adam Scarrott, Secretary Telecopier: +44 (0)845 257 6601 Telephone: +44 (0)845 257 6629

with a copy to:

CapitalSource Finance LLC 4445 Willard Avenue

Chevy Chase, MD 20815 USA
Attention: Chief Legal Officer Facsimile: +(301) 841 2380 Telephone: +(301) 841 2732

and to:

The Additional Guarantors

CapitalSource Finance LLC 4445 Willard Avenue Chevy Chase, MD 20815 USA

Attention: Treasurer and Vice President Facsimile: +(301) 841 2307 Telephone: +(301) 841 2795

CapitalSource Finance LLC

c/o CapitalSource Finance LLC 4445 Willard Avenue Chevy Chase, MD 20815 USA

Attention: Chief Legal Officer Facsimile: +(301) 841 2380 Telephone: +(301) 841 2732

and to:

CapitalSource Finance LLC 4445 Willard Avenue Chevy Chase, MD 20815 USA

Attention: Treasurer and Vice President Facsimile: +(301) 841 2307 Telephone: +(301) 841 2795

CapitalSource Funding III LLC 4445 Willard Avenue, 12th Floor Chevy Chase, Maryland 20815 Attention: Treasury Facsimile No.: (301) 841-2307 Confirmation No.: (301) 841-2779

CSE QRS Funding I LLC 4445 Willard Avenue, 12th Floor Chevy Chase, Maryland 20815 Attention: Treasurer Facsimile No.: (301) 841-2375 Confirmation No.:(301) 841-2731

The Swingline Lenders

Wachovia Bank, N.A., London Branch
3 Bishopsgate
London EC2N 3AB
England
Attention: Michelle Clark/Ian King
Telecopier: +44 20 7929 4645
Telephone: +44 20 7956 4310/4316
e-mail: loanadmin.london@wachovia.com

The Administrative Agent

Wachovia Bank, National Association
1525 West WT Harris Boulevard
NC0600
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Telecopier: +(704) 590-2782
Telephone: +(704) 590-2733
Email: scp.mmloans@wachovia.com

With a copy to:

Wachovia Bank, N.A. 301 South College Street NC0600 Charlotte, NC 28288-0600 Attention: Raj Shah Telecopier: +(704) 715-0067 Telephone: +(704) 374-6230

The Lead Arranger and Sole Bookrunner

Wachovia Securities International Ltd. 3 Bishopsgate London EC2N 3AB England Attention: Michelle Clark/Jonathan Lloyd Gane

Telecopier: +44 20 7929 4645 Telephone: +44 20 7956 4310/4316

With a copy to:

Wachovia Bank, N.A. 301 South College Street NC0600 Charlotte, NC 28288-0600 Attention: Raj Shah Telecopier: +(704) 715-0067 Telephone: +(704) 374-6230

provided that a notice given by a Borrower pursuant to this Clause shall be effective only upon receipt thereof by the Administrative Agent and notices given pursuant to this Clause shall only be effective upon receipt in the case of any notice sent by mail.

29.1	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with the Transaction Documents is:
29.1.1	in the case of a Borrower, that identified with its name above;

29.1.2	in the case of each Lender, that notified in writing to the Administrative Agent on or prior to the date on which it becomes a party; and

29.1.3	in the case of the Administrative Agent, that identified with its name above, or any substitute address or fax number or department or officer as the party may notify to the Administrative Agent (or the Administrative Agent may notify to the other Parties, if a change is made by the Administrative Agent) by not less than five Business Days’ notice.

29.2	Delivery
29.2.1	Any communication or document made or delivered by one person to another under or in connection with the Transaction Documents will only be effective:
(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 29, if addressed to that department or officer.

29.2.2	Any communication or document to be made or delivered to the Administrative Agent will be effective only when actually received by the Administrative Agent and then only if it is expressly marked for the attention of the department or officer identified with the Administrative Agent’s signature below (or any substitute department or officer as the Administrative Agent shall specify for this purpose).
29.2.3	All notices from or to a Borrower shall be sent through the Administrative Agent.
29.3	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 29 or changing its own address or fax number, the Administrative Agent shall notify the other Parties.

29.4	Electronic communication
29.4.1	Any communication to be made between the Administrative Agent and a Lender under or in connection with the Transaction Documents may be made by electronic mail or other electronic means, if the Administrative Agent and the relevant Lender:
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.
29.4.2	Any electronic communication made between the Administrative Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Administrative Agent only if it is addressed in such a manner as the Administrative Agent shall specify for this purpose.
29.5	English language
29.5.1	Any notice given under or in connection with any Transaction Document must be in English.

29.5.2	All other documents provided under or in connection with any Transaction Document must be:
(a)	in English; or

(b)	if not in English, and if so required by the Administrative Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Transaction Document, the entries made in the accounts maintained by a Secured Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Secured Party of a rate or amount under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Transaction Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under the Transaction Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Except as provided in this Clause 33.1, no amendment, waiver or other modification (any such amendment, waiver or other modification being hereinafter referred to in this Clause 33.1 as a “modification”) of any provision of this Agreement shall be effective without the written agreement of the relevant Borrower(s), the Servicer, the Administrative Agent, and the Required Lenders; provided that any modification of this Agreement that is solely for the purpose of adding a Lender may be effected with the written consent of (x) the Administrative Agent at any time when the Aggregate Commitments of the Conduit Lenders and Institutional Lenders shall be less than or equal to €750,000,000 (after giving effect to the proposed Commitment of the Lender to be added), and (y) each Lender Agent at any time when the Aggregate Commitments of the Conduit Lenders and Institutional Lenders shall be greater than €750,000,000 (after giving effect to the proposed Commitment of the Lender to be added); and provided further that any modification to this Agreement that would (i) reduce or impair collections or the payment of interest, principal or fees to the Lenders, (ii) modify any provisions of this Agreement relating to the timing of payments required to be made by a Borrower or the application of the proceeds of such payments, including, without limitation, any provisions of Clause 8, (iii) release any Collateral from the Security (iv) increase the Facility Amount, any Lender’s Commitment or extend the Termination Date or (v) make any modification to the definitions of “Advance”, “Advances Outstanding”, “Alternative Currency”, “Approved Country”, “Overcollateralization Ratio”, “Minimum Overcollateralization Ratio”, “Concentration Limits”, “Eligible Loan”, “Eligible Obligor”, “Required Lenders”, “Facility Amount”, “Permitted Transfers”, “Credit and Collection Policy”, “Pro Rata Share”, or “Event of Default” (each of the modifications described in (i) through (v) of this proviso, a “Material Amendment”), shall not be effective without the written agreement of the Borrowers, the Administrative Agent and each of the Lenders;

33.2	No amendment, waiver or other modification having a material adverse effect on the rights or obligations of the Security Trustee or the Successor Servicer shall be effective against such person without the written agreement of such person. The Borrowers or the Servicer on their behalf will deliver a copy of all waivers and amendments to the Security Trustee.

33.3	Replacement of Lenders
33.3.1	If at any time any Lender becomes a Non-Consenting Lender (as defined in paragraph 33.3.3 below) then any Borrower may on 5 Business Days’ prior written notice to the Administrative Agent and that Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 21.1 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the relevant Borrower, and which is acceptable to the Administrative Agent (acting reasonably), and which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Breakage Costs and other amounts payable in relation thereto under the Transaction Documents.

33.3.2	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:
(a)	the Borrowers shall have no right to replace the Administrative Agent;

(b)	neither the Administrative Agent nor the Non-Consenting Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(c)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 45 days after the date the Non-Consenting Lender notifies the Borrowers and the Administrative Agent of its failure or refusal to agree to any consent, waiver or amendment to the Finance Documents requested by a Borrower; and

(d)	in no event shall the Lender replaced under this paragraph 33.3.2 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Transaction Documents.

33.3.3	In the event that:
(a)	a Borrower or the Administrative Agent (at the request of a Borrower) has requested the Lenders to consent to a waiver or amendment of any provisions of the Transaction Documents;

(b)	the waiver or amendment in question requires the consent of all the Lenders; and

(c)	Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Commitments prior to that reduction) have consented to such waiver or amendment, then any Lender who does not and continues not to agree to such waiver or amendment shall be deemed a Non-Consenting Lender.
33.4	Decisions by Required Lenders
33.4.1	If, within 15 Business Days (or such longer period as the relevant Borrower and the Administrative Agent may agree in relation to any particular request) of a written request and acknowledged receipt in relation to a consent, waiver or amendment which requires the approval of the Required Lenders:
(a)	the Minimum Lenders have explicitly accepted or rejected that request or explicitly abstain from accepting or rejecting that request; and

(b)	a Lender does not explicitly accept or reject that request or explicitly abstain from accepting or rejecting that request, the Commitment and/or participation in the Loan of that Lender shall be treated as a rejection of the relevant request when calculating whether the approval of the Required Lenders has been obtained.

33.4.2	In this clause, Minimum Lenders means at any time Lenders who are entitled to vote as a Required Lender:
(a)	the aggregate of whose shares in the outstanding Loans and undrawn Commitments then represents 50 per cent. or more of the aggregate of the outstanding Loan;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 50 per cent. or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitment have been reduced to zero, whose Commitments aggregated 50 per cent. or more of the Total Commitments immediately before the reduction.
33.5	If a Lender has by notice to the Administrative Agent divided its Commitment into separate amounts to reflect participation or similar arrangements, and required such separate amounts to be counted separately, that division will be effective for the purposes of determining the Minimum Lenders.

33.6	Liabilities to Obligors

No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Administrative Agent or the other Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

33.7	Binding Effect

This Agreement shall be binding upon and inure to the benefit of each Borrower, the Administrative Agent, the other Secured Parties and their respective Successors and permitted assigns.

33.8	Term of this Agreement

This Agreement, including, without limitation, the obligation of each Borrower to observe its covenants set out herein shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by a Borrower herein and the indemnification and payment provisions herein shall be continuing and shall survive any termination of this Agreement.

33.9	Costs, Expenses and Taxes
33.9.1	In addition to the rights of indemnification granted to the Administrative Agent, the other Secured Parties, the Successor Servicer and the Security Trustee and its or their Affiliates and officers, directors, employees and agents thereof under this Agreement, each Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent, the Security Trustee and the other Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing and expenses for travel and lodging), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Security Trustee and the other Secured Parties with respect thereto and with respect to advising the Administrative Agent, the Security Trustee and the other Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Security Trustee or the other Secured Parties in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.

33.9.2	The Borrowers shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or, with respect to any Conduit Lender, any agreement or other document providing liquidity support, credit enhancement or other similar support in connection with this Agreement or the funding or maintenance of Advances hereunder.

33.9.3	The Borrowers shall pay within 5 Business days of demand all other costs, expenses and taxes (excluding income taxes), including, without limitation, all reasonable costs and expenses incurred by the Administrative Agent, the Security Trustee and each Lender Agent in connection with periodic audits of the Borrowers’ (subject to the limitations set out in this Agreement) or the Servicer’s books and records (subject to the limitations set out in the Servicing Agreement), the cost of rating each Conduit Lender’s commercial paper by independent financial rating agencies as agreed by the relevant Borrower(s) and such Conduit Lender, which are incurred as a result of the execution of the Transaction Documents, and the amount of any taxes and insurance due and unpaid by an Obligor with respect to any Loan or Related Property (together, the “Other Costs”).
33.10	Limited Recourse and No Proceedings
33.10.1	In the event of enforcement of the Transaction Documents, recourse by the Secured Parties in respect of the Transaction Documents shall be limited to the aggregate of (a) the value at such time of the assets of the Borrowers in respect of which they have granted security under the Transaction Documents, (b) the value of the shares of the Borrowers which are the object of the Share Pledge Agreement(s) together with (c) any other rights against the Servicer under the Transaction Documents and (d) any assets of the Additional Guarantors which are Collateral for their obligations under the Combined Facility and/or the Additional Guarantees. If, after realising and recovering the amounts referred to in (a), (b), (c) and (d), the Security Trustee certifies that in its sole opinion there is no reasonable likelihood of there being any further realisations or recoveries in respect of the Secured Obligations (whether arising from the Security and the Collateral or otherwise) which would be available to pay amounts outstanding in respect of the Transaction Documents, the Secured Parties shall have no further claim in respect of such unpaid amounts which shall be deemed to have been discharged in full.

33.10.2	Each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against, any Conduit Lender any Insolvency Proceeding so long as any commercial paper and other rated obligations issued by such Conduit Lender shall be outstanding and there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the last day on which any such rated obligations shall have been outstanding.

33.10.3	Each of the parties hereto (other than the Administrative Agent) hereby agrees that it will not institute against, or join any other Person in instituting against a Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the Collection Date.
33.11	Recourse Against Certain Parties
33.11.1	Save as provided herein and/or in the Transaction Documents, no recourse under any obligation, covenant or agreement of a Borrower contained in this Agreement shall be had against any member, shareholder, officer, director, trustee, manager or administrator of such Borrower in their capacity as such member, shareholder, officer, director, trustee, manager or administrator, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of each Borrower, and that no personal liability whatever shall attach to or be incurred by any member, shareholder, officer, director, trustee, manager or administrator of a Borrower, as such, or any of them under or by reason of any of the obligations, covenants or agreements of such Borrower contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by a Borrower of any of such obligations, covenants or agreements, either at common law or at equity, or by statute or constitution, of every such member, shareholder, officer, director, trustee, manager or administrator is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

33.11.2	The agreements of the Administrative Agent, the Security Trustee, any Lender Agent, any Lender, any other Secured Party and the Successor Servicer contained in this Agreement or any other agreement, instrument and document entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Person, and no personal liability whatsoever shall attach to or be incurred by any incorporator, shareholder, affiliate, officer, employee or director thereof under or by reason of any of the obligations, covenants or agreements of such Person contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and any and all personal liability of such Person and each incorporator, shareholder, affiliate, officer, employee or director thereof for breaches by such Person of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

33.11.3	Notwithstanding anything to the contrary contained herein, the obligations of each Conduit Lender under this Agreement are solely the obligations of such Conduit Lender and shall be payable at such time as funds are received by or are available to such Conduit Lender in excess of funds necessary to pay in full all outstanding commercial paper or other rated indebtedness of such Conduit Lender and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such Conduit Lender but shall continue to accrue. Each party hereto agrees that the payment of any claim of any such party shall be subordinated to the payment in full of all commercial paper and other rated indebtedness of such Conduit Lender.

33.11.4	The provisions of this Clause 33 shall survive the termination of this Agreement.
33.12	Protection of Security Interest; Appointment of Agent as Attorney-in-Fact
33.12.1	The Lenders shall be entitled to convert the floating charge created by the Transaction Documents into a fixed charge with respect to all or any of the Borrower’s charged assets at any time if (a) a Default or Event of Default has occurred and is continuing unwaived or (b) the Security Trustee considers in good faith those assets to be in danger of being seized or sold by a third party under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy. Prior to the occurrence of any event referred to in (a) or (b) above, a Borrower shall not be required to notify any underlying Obligor of the security interest granted by such Borrower in relation to any Loan of such Obligor pursuant to this Agreement.

33.12.2	Each Borrower shall, or shall cause the Servicer to, cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Security Trustee, as agent for the Secured Parties, and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Security Trustee, as agent for the Secured Parties, hereunder to all property comprising the Collateral. Each Borrower shall deliver or, shall cause the Servicer to deliver, to the Security Trustee file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. Each Borrower shall cooperate fully in connection with the obligations set out above and will execute any and all documents reasonably required to fulfil the intent of this Clause 33.12.

33.12.3	Each of the Borrowers agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary or desirable, or that the Security Trustee may reasonably request, to perfect (where perfection is required in accordance with the Transaction Documents), protect or more fully evidence the security interest Granted to the Security Trustee under and in accordance with the Security Documents, as agent for the Secured Parties, in the Collateral, or to enable the Security Trustee or the other Secured Parties to exercise and enforce their rights and remedies hereunder.

33.12.4	If a Borrower fails to perform any of its obligations hereunder, or a Borrower or the Servicer fails to perform any of its obligations under the Servicing Agreement, after five Business Days’ notice from the Administrative Agent or any other Secured Party, the Security Trustee and any other Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Security Trustee’s or Secured Party’s reasonable costs and expenses incurred in connection therewith shall be payable by the relevant Borrower(s) (if the Servicer that fails to so perform is a Borrower or an Affiliate thereof) as provided hereunder, as applicable. Each of the Borrowers irrevocably authorises each of the Administrative Agent and the Security Trustee and irrevocably and by way of security for the performance of its obligations under the Transaction Documents appoints each of the Administrative Agent and the Security Trustee as its attorney-in-fact to act on behalf of such Borrower to execute on behalf of such Borrower such deeds and documents, to carry out such acts and to make such filings, notifications or registrations as are necessary or desirable in the Administrative Agent’s and the Security Trustee’s sole discretion to perfect (where perfection is required in accordance with the Transaction Documents) and to maintain the perfection (as applicable) and priority of the interest of the Secured Parties in the Collateral.
33.13	Confidentiality
33.13.1	Each Party shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential proprietary information with respect to the other parties hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information under a duty of confidence to its external accountants, investigators, auditors, lawyers, investors, potential investors or other agents engaged by such party in connection with any due diligence or advice or comparable activities with respect to the transactions and Collateral contemplated herein and the agents of such Persons, (ii) disclose the existence of this Agreement, but not the financial terms thereof and (iii) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents.

33.13.2	Anything herein to the contrary notwithstanding, each of the Borrowers hereby consents to the disclosure of any non-public information with respect to it for use in connection with the transactions contemplated herein and in the Transaction Documents (i) to the Administrative Agent or the other Secured Parties by each other, (ii) by the Administrative Agent or the other Secured Parties to any prospective or actual New Lender or Conduit Assignee or participant of any of them or (iii) by the Administrative Agent or the Lenders to any Rating Agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to a Lender and to any officers, directors, employees, outside accountants and lawyers of any of the foregoing, provided that each such Person is informed of the confidential nature of such information and agrees to be bound hereby or provides a legally binding undertaking containing substantially similar restrictions as set out in this Clause 33.13. In addition, the Lenders, the Administrative Agent and each Borrower may disclose any such non-public information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings.

33.13.3	Each Party agrees that it shall not (and shall not permit any of its Affiliates to) issue any news release or make any public announcement or public disclosure pertaining to the transactions contemplated by this Agreement and the other Transaction Documents without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement or disclosure is required by law or the rules and regulations of an exchange or by the instructions of a supervisory authority with whose instructions such Party is required or is accustomed to comply. A Party may, however, disclose the general terms of the transactions contemplated by this Agreement and the other Transaction Documents to regulators, trade creditors, suppliers and other similarly situated Persons so long as such disclosure is not in the form of a news release or public announcement.
33.14	Execution in Counterparts; Severability; Integration

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered to the Administrative Agent and the Lenders.

33.15	Waiver of Setoff

Each of the parties hereto (other than each Conduit Lender) hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Conduit Lender or its assets.

33.16	Non-Confidentiality of Tax Treatment

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions under the Transaction Documents and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of U.S. Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions under the Transaction Documents as well as other information, the provisions of this Clause 33.16 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

33.17	Conduit Lender as Institutional Lender

Notwithstanding anything herein to the contrary, a Conduit Lender may execute this Agreement as both a Conduit Lender and an Institutional Lender and, in such event, such Conduit Lender shall have the rights and obligations (without duplication) of both a Conduit Lender and an Institutional Lender set out herein.

33.18	Institutional Lenders and Conduit Lenders

33.18.1	Notwithstanding anything herein to the contrary, an Institutional Lender may execute this Agreement without having a related Conduit Lender.

33.18.2	Notwithstanding anything herein to the contrary, a Conduit Lender may not execute or become party to this Agreement without a related Institutional Lender concurrently executing or becoming party to this Agreement.
33.19	Committed Conduit Lenders

Notwithstanding anything herein to the contrary, a Committed Conduit Lender shall have the rights and obligations of a Conduit Lender for all purposes hereunder, save that, for purposes of Clause 4.1, a Committed Conduit Lender shall have the rights and obligations of an Institutional Lender.

33.20	Judgment Currency

This is an international loan transaction in which the specification of Euro or any Alternative Currency, as the case may be (the “Specified Currency”), and payment in a specified city or country of the Specified Currency (the “Specified Place”) is of the essence, and the Specified Currency shall be the currency of account in all events relating to Advances denominated in the Specified Currency. The payment obligations of the Borrowers under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of a Borrower in respect of any such sum due from it to the Administrative Agent, any Lender or any other Person hereunder or under any other Transaction Document (in this Clause 33.20 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and each of the Borrowers hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

34.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Agreement.

35.	GOVERNING LAW

This Agreement is governed by English law.

36.	ENFORCEMENT

36.1	Jurisdiction
36.1.1	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

36.1.2	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

36.1.3	This Clause 36.1 is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.
37.	SERVICE OF PROCESS

Without prejudice to any other mode of service allowed under any relevant law, each party (other than a party incorporated in England and Wales) irrevocably appoints the following Person as its agent for service of process in relation to any proceedings before the English courts in connection with any Transaction Document, and agrees that failure by an agent for service of process to notify the relevant party of the process will not invalidate the proceedings concerned.

The Lead Arranger and Sole Bookrunner	Wachovia Securities International Ltd. Wachovia Bank, N.A., London Branch 3 Bishopsgate London EC2N 3AB

The Institutional Lenders	As provided in ANNEX B

The Conduit Lenders	As provided in ANNEX B

The Lender Agents	As provided in ANNEX B

The Swingline Lenders	As provided n ANNEX B

The Swingline Lender Agents	As provided in ANNEX B

The Administrative Agent and the Security Trustee	Wachovia Bank, N.A., London Branch 3 Bishopsgate London EC2N 3AB

This Agreement has been entered into and delivered on the date stated at the beginning of this Agreement.

SIGNATURES
Executed as an Agreement by:

/S/ JEFFREY A. LIPSON
Name: Jeffrey A. Lipson
Signed under power of attorney dated 28 May 2009
for and on behalf of CS EUROPE FINANCE LIMITED, borrower and guarantor

Executed as an Agreement by:

/S/ JEFFREY A. LIPSON
Name: Jeffrey A. Lipson
Signed under power of attorney dated 28 May 2009
for and on behalf of CS UK FINANCE LIMITED, borrower and guarantor

Executed as an Agreement by:

/S/ JEFFREY A. LIPSON
Name: Jeffrey A. Lipson
Authorised Signatory
for and on behalf of CAPITAL SOURCE FUNDING III LLC, additional guarantor and additional subordinated creditor

Executed as an Agreement by:

/S/ JEFFREY A. LIPSON
Name: Jeffrey A. Lipson
Authorised Signatory
for and on behalf of CSE QRS FUNDING I LLC, additional guarantor and additional subordinated creditor

Executed as an Agreement by:

/S/ RAJ SHAH
Name: Raj Shah
Managing Director
for and on behalf of WACHOVIA BANK, N.A., administrative agent and security trustee

Executed as an Agreement by:

/S/ RAJ SHAH
Name: Raj Shah
Managing Director
for and on behalf of WACHOVIA BANK, N.A., institutional lender

Executed as an Agreement by:

/S/ RAJ SHAH
Name: Raj Shah
Managing Director
for and on behalf of WACHOVIA BANK, N.A., swingline lender

Executed as an Agreement by:

/S/ RAJ SHAH
Name: Raj Shah
Managing Director
for and on behalf of WACHOVIA BANK, N.A., lender agent

Executed as an Agreement by:

/S/ RAJ SHAH
Name: Raj Shah
Managing Director
for and on behalf of WACHOVIA BANK, N.A., swingline lender agent

Executed as an Agreement by:

/S/ JOHN HARVEY
Name: John Harvey
Director/Authorised Signatory for and on behalf of
WACHOVIA SECURITIES INTERNATIONAL LTD., lead arranger and sole bookrunner

Executed as an Agreement by:

/S/ JEFFREY A. LIPSON
Name: Jeffrey A. Lipson
Authorised Signatory
for and on behalf of CAPITALSOURCE FINANCE LLC, servicer